     As filed with the Securities and Exchange Commission on April 4, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                US Unwired Inc.
            (Exact Name of Corporation as Specified in Its Charter)

        Louisiana                     4812                  72-1457316
     (State or other      (Primary Standard Industrial   (I.R.S. Employer
     jurisdiction of       Classification Code Number)  Identification No.)
     incorporation or
      organization)

                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (800) 673-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Thomas G. Henning
                         General Counsel and Secretary
                                US Unwired Inc.
                        One Lakeshore Drive, Suite 1900
                         Lake Charles, Louisiana 70629
                                 (337) 436-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                   Copies to:
       Anthony J. Correro, III                     Bryant B. Edwards
          Louis Y. Fishman                          Latham & Watkins
   Correro Fishman Haygood Phelps          633 West Fifth Street, Suite 4000
     Walmsley & Casteix, L.L.P.            Los Angeles, California 90071-2007
 201 St. Charles Avenue, 46th Floor          Telephone: (213) 485-1234
  New Orleans, Louisiana 70170-4600            Facsimile: (213) 891-8763
      Telephone: (504) 586-5252
      Facsimile: (504) 586-5250

   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                        Proposed Maximum Proposed Maximum   Amount of
 Title of Securities to   Amount to be   Offering Price     Aggregate      Registration
     be Registered         Registered     Per Share(1)    Offering Price       Fee
---------------------------------------------------------------------------------------
Common Stock, $0.01 par
 value..................                      $            $                 $
---------------------------------------------------------------------------------------
Total...................                      $            $138,000,000      $36,432
---------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION - April 4, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
     , 2000

                               [US Unwired Logo]

                           Shares of Class A Common Stock

--------------------------------------------------------------------------------

    US Unwired Inc.:      The Offering:


    . We provide          . We are offering
      wireless                          shares
      communications        of our class A
      services in the       common stock.
      Gulf States region
      through our
      affiliation with
      Sprint PCS.

                          . The underwriters
                            may purchase an
                            additional
                                       shares
                            from us and
                            selling
                            stockholders to
                            cover over-
                            allotments.

    . We are the largest
      Sprint PCS
      affiliate by both
      population covered
      and number of
      subscribers.


                          . This is our
    . One Lakeshore         initial public
      Drive, Suite 1900     offering.

     Lake Charles,
      Louisiana 70629     . We plan to use the
     (800) 673-2200         net proceeds from
     www.usunwired.com      this offering to
                            accelerate the
                            construction of
                            our PCS network
                            and for other
                            general corporate
                            purposes.

    Proposed Symbol &
    Market:

    . UNWR/Nasdaq
      National Market

                          . Closing:      ,
                            2000

    --------------------------------------------

                                         Per
                                         Share  Total
    -------------------------------------------------
     Public offering price (Estimated):  $      $
     Underwriting fees:                  $      $
     Proceeds to us:                     $      $

    --------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 5.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

                           Credit Suisse First Boston

                                                    First Union Securities, Inc.

     [map showing the registrant's Sprint PCS(R) markets and service area]

                                TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Historical Consolidated Financial Information...................  19
Management's Discussion and Analysis of Financial Condition and Results
   of Operations.........................................................  20
Business.................................................................  30
The Wireless Communications Industry.....................................  51
Sprint PCS Agreements....................................................  54
Management...............................................................  62
Certain Relationships and Related Transactions...........................  68
Securities Ownership of Certain Beneficial Owners and Management.........  71
Certain Indebtedness.....................................................  73
Description of Capital Stock.............................................  77
Shares Eligible for Future Sale..........................................  81
Important United States Federal Tax Consequences of Our Common Stock to
   Non-U.S. Holders......................................................  84
Underwriting.............................................................  87
Legal Matters............................................................  90
Available Information....................................................  90
Experts..................................................................  91
Index to Financial Statements............................................ F-1

                               PROSPECTUS SUMMARY

     You should not make an investment decision based only on summary information. We therefore urge you to read carefully all of this prospectus.

                                   US Unwired

General

     We currently provide wireless personal communications services, commonly referred to as PCS, in parts of Louisiana and Texas. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.7 million residents in the Gulf States region. Our service area has the largest population and the most subscribers of any network partner of Sprint PCS.

     We currently provide Sprint PCS service in eleven markets: Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Montgomery, Alabama. Our network currently covers approximately 2.4 million residents out of approximately 3.6 million total residents in those markets. We expect to cover a total of approximately 6.1 million residents by December 2000 and 6.4 million residents by March 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area. In addition, we were providing cellular and paging service to approximately 83,000 subscribers in southwest Louisiana at December 31, 1999. For the year ended December 31, 1999, we had revenues of approximately $58.6 million and a net loss from continuing operations of approximately $17.6 million, and our operations used approximately $7.4 million more cash than they generated.

     Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by March 2001. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Benefits of Our Affiliation with Sprint PCS

     Our exclusive relationship with Sprint PCS allows us to take advantage of the strength and reputation of Sprint PCS's national brand. We believe the benefits of this relationship include:

       Marketing. We market our products and services under the nationally recognized Sprint PCS(R) brand. We benefit from Sprint PCS's national advertising campaigns and subscriber programs and its relationships with major national retailers.

       National Network. Subscribers in our service area can immediately access Sprint PCS's growing network in over 4,000 cities and communities across the United States.

       Handset and Equipment Availability and Pricing. We have access to network and subscriber equipment under Sprint PCS's vendor contracts that provide for volume discounts.

       Exclusive Traveling Partner. We are the exclusive provider of traveling services for all non-US Unwired Sprint PCS customers in our service area and benefit from the increased traffic created by other Sprint PCS customers who travel in our service area.

       Technology. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features.

     As provided under our agreements with Sprint PCS, we receive from Sprint PCS 92% of collected revenues from subscribers based in our service area and Sprint PCS retains the remaining 8%. We also receive other revenue, including Sprint PCS traveling revenues, calculated as a per minute charge paid to us by Sprint PCS for each minute that Sprint PCS subscribers based outside our service area use our portion of the Sprint PCS network, and 100% of revenues for handset sales.

Our Competitive Strengths

     In addition to the advantages provided by our strategic affiliation with Sprint PCS, we have the following competitive strengths:

   . extensive territorial reach.

   . existing corporate infrastructure.

   . significant number of owned licenses.

   . 40 MHz of bandwidth in many of our markets.

   . high-quality customer care.

Adequate Funding to Complete Our Network

     We funded the initial phase of our PCS network buildout with a portion of the proceeds from the sale of our non-Louisiana cellular assets in 1998. As of the date of this prospectus, we have raised $264 million from the sale of $55 million of our convertible preferred stock and the issuance in a private placement of $209 million of our senior subordinated discount notes. We also have a $130 million senior credit facility under which, as of the date of this prospectus, no funds have been drawn. Management expects that these funds, together with the proceeds of this offering, will be sufficient to complete the buildout of our PCS network, fund start up losses and maintain adequate working capital.

                                 The Offering

Class A common stock offered......              shares

Class A and Class B common stock
   to be outstanding after this
   offering.......................              shares

Use of proceeds................... For accelerating the construction of our
                                   PCS network and for other general corporate
                                   purposes. See "Use of Proceeds."

Proposed Nasdaq National Market
   symbol......................... "UNWR"

     The number of shares of our common stock to be outstanding after this offering includes:

   .       shares of our class A common stock outstanding as of         ,
     2000.

   .       shares of our class B common stock outstanding as of      , 2000.

   .       shares of our class A common stock to be sold in this offering.

     The number of shares of our common stock to be outstanding after this offering excludes:

   .       shares of our class A common stock issuable upon exercise of options that have been granted under our 1999 Equity Incentive Plan at
     an average exercise price of $      per share.

   .       shares of our class A common stock reserved as of          , 2000
     for issuance under our 1999 Equity Incentive Plan.

     Generally, the information in this prospectus assumes that the underwriters do not exercise any of their over-allotment option and gives effect to the conversion of our preferred stock. We describe our capitalization on page 16.

                               ---------------

                         SUMMARY FINANCIAL INFORMATION

     The table below shows summary consolidated financial information for 1998 and 1999. You should read this information with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this prospectus.

                                                                Year Ended
                                                               December 31,
                                                           ---------------------
                                                           1998(/1/)    1999
                                                           --------- -----------
                                                           (Dollars in thousands
                                                           except for per share
                                                           data and other data)
Statement of Operations Data(/2/):
  Revenues................................................ $ 71,711   $  58,632
  Cost of services and merchandise sold...................   29,363      31,591
  Other operating expenses................................   37,873      52,299
                                                           --------   ---------
  Operating income (loss)................................. $  4,475   $ (25,258)
                                                           ========   =========
  Income (loss) from continuing operations................ $ 28,796   $ (17,634)
                                                           ========   =========
Basic and Diluted Per Share Data:
  Income (loss) from continuing operations................ $   2.56   $   (1.57)
                                                           ========   =========
Other Data:
  Number of PCS subscribers(/3/)..........................   14,611      46,838
  Number of PCS markets launched(/4/).....................        5          10
  Total residents in launched markets (millions)(/4/).....      1.8         3.1

                                                            As of December 31,
                                                                   1999
                                                           ---------------------
                                                            Actual   As Adjusted
                                                           --------- -----------
Balance Sheet Data:
  Cash and cash equivalents............................... $ 14,695   $
  Marketable securities...................................  141,453     141,453
  Property and equipment, net.............................  106,067
  Total assets(/5/).......................................  317,110     315,601
  Long term debt, including current maturities(/5/).......  216,080     214,571
  Equity..................................................   28,585

--------------------
(1) In July 1998, in anticipation of the Sprint PCS buildout, US Unwired sold all of its cellular assets related to its Mississippi, Alabama and Kansas markets, along with its majority ownership interest in Mississippi 34 Cellular Corporation, for $161.5 million. This transaction resulted in a gain of approximately $57.4 million which is included in income (loss) from continuing operations.
(2) Includes results of operations for Unwired Telecom, our cellular and paging operating subsidiary, which for the year ended December 31, 1999 generated $46.2 million of revenues and $5.7 million of operating income and for the year ended December 31, 1998 generated $67.7 million of revenues and $4.0 million of operating income. Presents LEC Unwired as a discontinued operation. LEC Unwired began operations in 1998 and is presented on the equity method for the year ended December 31, 1998.
(3) Reflects PCS subscribers controlled by LA Unwired only and does not include our proportionate share of PCS subscribers in our Meretel partnership, which were 1,538 at December 31, 1998 and 5,045 at December 31, 1999.
(4) Does not include the two launched markets in our Meretel partnership or our proportional ownership of the residents in those markets, which were approximately 163,000 residents at December 31, 1998 and at December 31, 1999.
(5) The as adjusted column reflects the sale of certain PCS licenses and the payoff of the related debt as if these events occurred as of December 31, 1999.

                                       *****
     We are located at One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629. Our phone number is (800) 673-2200, and our website is www.usunwired.com.

                                 RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in shares of our common stock.

Risks Related to US Unwired

Our substantial indebtedness could prevent us from fulfilling our obligations to our creditors which could, in turn, adversely affect our stockholders.

     We have a substantial amount of debt. On December 31, 1999, we had outstanding debt of:

   . approximately $214.0 million in principal amount of our notes.

   . approximately $3.8 million of debt guaranteed by US Unwired. This represents our share of the indebtedness of Meretel at December 31, 1999. Currently, we guarantee approximately $2.5 million of Meretel's indebtedness.

     In addition, at December 31, 1999, we had a commitment to provide $4.5 million to LEC Unwired.

     We may incur additional debt in the future. The indenture governing our notes permits us to incur additional debt, but there are limitations. Our credit facilities provide for total borrowings of up to $130.0 million. Some of our obligations under our credit facilities may limit our ability to borrow more money. If we cannot borrow more money, it could impair our ability to repay our notes and other indebtedness.

     Because of our substantial debt:

   . we will use a substantial portion of our cash flow from operations to pay interest and principal on our debt, which will reduce the cash that is available for other purposes.

   . we may not have enough cash to pay interest and principal on our debt.

   . we may not be able to borrow more money or get additional financing.

   . an increase in interest rates could increase our interest expense.

   . most of our assets are encumbered with liens.

   . we may not be able to adjust to changing market conditions or competition.

   . we may be at a competitive disadvantage to our competitors who have less debt.

Our ability to generate cash to pay interest and principal on our indebtedness depends on many factors beyond our control, and this could reduce our flexibility and impair the value of our common stock.

     Our ability to pay interest and principal on our debt depends on our future operating performance. Our performance depends on general economic and competitive conditions and on financial, business and other factors, many of which we cannot control. We will use a substantial portion of our cash flow from operations to repay our borrowings and interest under our debt instruments. This will be a significant cost to us. We cannot assure you that we will have enough cash flow from operations or future borrowings under our credit facilities to repay our indebtedness or for our other liquidity needs.

     We may try to:

   . delay or reduce our capital expenditures.

   . restructure our debt.

   . sell some of our assets or operations.

   . acquire equity capital from other investors.

We may not be able to take any of these actions on satisfactory terms or at all. These actions may not provide us with enough cash to repay our debt. If we cannot repay our debt or take any of these actions, the market value of the common stock will be impaired.

     As a holding company, we depend on dividends from our subsidiaries to meet our debt obligations. The indenture governing our notes may allow our subsidiaries to enter into future loan agreements which restrict or prohibit them from paying dividends. State law may also limit the amount of the dividends that our subsidiaries are permitted to pay.

If there is a change of control of US Unwired, we may not be able to satisfy our obligations to our creditors.

     If the persons who control US Unwired lose this control, we must offer to buy back all of our outstanding notes. We cannot assure you that we will have sufficient funds at the time of a change of control to perform this obligation or that restrictions in our credit facilities will allow us to do so. Our inability to buy back the notes could impair the value of our common stock.

If we need additional financing that we cannot obtain, we may have to change our network construction plan.

     We will make significant capital expenditures to complete our PCS network. Actual expenditures may differ significantly from our estimates. We would have to obtain additional financing if:

   . any of our sources of capital is unavailable or insufficient.

   . we significantly depart from our business plan.

   . we experience unexpected delays or cost overruns in the construction of our network, including changes to the schedule or scope of our network buildout.

   . changes in technology or governmental regulations create unanticipated costs.

   . we acquire additional licenses or Sprint PCS grants us more service areas to build out and manage.

     We cannot predict whether any additional financing will be available or on what terms. If we need additional financing that we cannot obtain, we will have to change our plans for the remainder of our network.

If we cannot construct our communications network timely or successfully, our ability to compete could be limited, and we could lose our PCS licenses or our relationship with Sprint PCS.

     We must lease or acquire rights to use locations for our PCS equipment and our PCS network. This may require us to obtain zoning variances or governmental approvals. If we are unable to obtain or use these locations, we may need to alter the design of our network. This could prevent us from completing construction of our network in a timely manner or at all.

     There is considerable demand for the communications equipment that we need to construct our network, and manufacturers of this equipment could have substantial backlogs of orders. Competitors who purchase large quantities of communications equipment may receive priority in the delivery of this equipment. If we cannot get this equipment, we may fail to construct our network timely. This could limit our ability to compete effectively or to meet the construction requirements of the FCC or our Sprint PCS agreements. If we do not meet these construction requirements, we could lose our licenses or breach our agreements with Sprint PCS.

If we lose our agreements with Sprint PCS, our PCS business may not succeed.

     Our agreements with Sprint PCS are central to our business plan.

   . These agreements give us the right to use the Sprint PCS(R) brand name and logo and related rights. If we lose these rights, our PCS operations will be impaired.

   . These agreements impose strict requirements on the construction of our network. If we do not meet these requirements, these agreements may be terminated and we could lose the right to be the sole provider of Sprint PCS products and services in our service area.

   . These agreements may be terminated also if any of Sprint PCS's FCC licenses is lost or jeopardized, or if we become insolvent.

   . These agreements give Sprint PCS a substantial amount of control over the conduct of our business. Sprint PCS may make decisions that adversely affect our business like setting the prices for its national plans at levels that may not be economically sufficient for our business.

   . If our management agreements with Sprint PCS are terminated or breached, we may be required to sell our PCS assets to Sprint PCS or Sprint PCS may be required to assign to us some of their licensed spectrum.

   . If Sprint PCS decides not to renew our management agreements at the expiration of the 20-year initial term or any 10-year renewal term, we would no longer be a part of the Sprint PCS network and would be limited in conducting our business.

Provisions of our management agreements with Sprint PCS may diminish our value and restrict the sale of our business.

     Under specific circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets for 72% or 80%, depending on the circumstances, of our "entire business value," which is more fully described in "Sprint PCS Agreements--The Management

Agreements--Non-renewal of management agreements." Sprint PCS must approve any change of control of our ownership and consent to any assignment of our management agreements to an unrelated third party or to one of its competitors. In addition, before we can accept an offer to sell the properties used in specified markets, we must first offer them to Sprint PCS on the same terms. Also, if we want to transfer an ownership interest in LA Unwired or Texas Unwired to an unrelated third party, we must first give Sprint PCS a right of first offer for the interest. These restrictions and other restrictions in our management agreements with Sprint PCS could adversely affect the value of our common stock, may limit our ability to sell the business, may reduce the value a buyer would be willing to pay for our business and may reduce our entire business value.

Problems with Sprint PCS's internal support systems could lead to customer dissatisfaction or increase our costs.

     We will rely on Sprint PCS's internal support systems, including customer care, billing and back-office support, in some of our markets. As Sprint PCS has expanded, its internal support systems have been subject to increased demand and, in some cases, suffered problems in service. We cannot assure you that Sprint PCS will be able to add system capacity successfully or that its internal support systems will be adequate. Problems with Sprint PCS's internal support systems could cause:

   . delays or problems in our own operations or service.

   . delays or difficulty in gaining access to customer and financial information.

   . a loss of Sprint PCS customers.

   . an increase in the costs of customer care, billing and back office services.

The Federal Communications Act of 1934 could affect our agreements with Sprint PCS and could require changes in them.

     The Communications Act prohibits any transfer of control of a radio station license without prior approval of the FCC. Our agreements with Sprint PCS provide for us to manage its licenses in our service area. If the FCC were to conclude that our management constituted our control over Sprint PCS's licenses, we would probably be required to modify our agreements to eliminate that control. We cannot predict what modifications could be required or whether we would be adversely affected by them.

If Sprint PCS does not succeed, or if we do not maintain a good relationship with Sprint PCS, our PCS business may not succeed.

   . If Sprint PCS has a significant disruption to its system, fails to develop its system, or suffers a weakening of its brand name, our operations and profitability would likely be impaired.

   . We will use our relationship with Sprint PCS to obtain, at favorable prices, the equipment for the construction and operation of our network. Any disruption in our relationship with Sprint PCS could make it much more difficult to obtain this equipment.

Our relationship with Sprint or its successor may be adversely affected by the proposed merger of Sprint and MCI WorldCom.

     Sprint and MCI WorldCom announced on October 5, 1999 that they have agreed to merge to form a new company called WorldCom. The merger is subject to various conditions, including the approvals of the shareholders of both companies, the FCC, the Justice Department and various state governmental bodies and foreign antitrust authorities. We do not know what effect the merger will have on Sprint's business. If the merger does not occur, Sprint's business may be adversely affected. Any negative impact on Sprint could have a negative effect on us as a Sprint PCS network partner.

Our competitors may have more resources or other advantages that may make it difficult for us to compete effectively.

     Competition in the wireless communications services industry is intense. If we are unable to compete successfully, our business and operations will be impaired. We may be at a disadvantage compared to our competitors who:

   . have substantially greater financial, technological, marketing and sales and distribution resources than we do.

   . entered the wireless communications services market before we did.

   . market other competitive services, like local dial tone, long distance and internet, together with their wireless communications services.

   . have more established networks, marketing programs and brand names.

   . offer coverage in areas not served by our PCS network or offer lower rates for placing and receiving calls outside of their own networks.

     We expect that some of the existing cellular providers will continue to upgrade their systems to provide digital wireless communication services that compete with Sprint PCS. Many of these cellular providers have more financial resources and customers than we do. Providers of traditional landline telephone services, energy companies, utility companies and cable operators may expand their services to offer competitive wired or wireless communications services. We compete also with companies that use other communications technologies and paging and dispatch companies. People who are considering using PCS systems may find their communications needs satisfied by these other current and developing technologies.

Changes in technology could adversely affect us.

     PCS providers in the United States use one of three technological standards. Even though the three standards share basic characteristics, they are not compatible or interchangeable with each other. We and Sprint PCS use the standard known as CDMA. If another standard becomes preferred in the industry, we may be at a competitive disadvantage. If Sprint PCS changes its standard, we will need to change ours as well, which will be costly and time consuming. If we cannot change our standard, we may not be able to compete with other systems.

     The wireless telecommunications industry is experiencing significant technological change. This is evident from:

   . an increase in the number of upgrades from analog systems to digital.

   . improvements in digital technology.

   . shorter development periods for new products and enhancements.

   . changes in customer needs and preferences.

     To be competitive, we must have access to new technology. Future technology and advancements could be better than PCS service and even make our service obsolete. The development of new or better technologies could impair our business and operating results.

     Our agreement with Sprint PCS prohibits us from upgrading our cellular network in Lake Charles, Louisiana from an analog network to a digital network like the Sprint PCS network without Sprint PCS's approval. If cellular equipment manufacturers stop making analog cellular equipment and we cannot buy used analog cellular equipment on the open market, it could impair our ability to service our existing cellular subscribers and attract new ones.

If the Sprint PCS network does not complete its nationwide expansion, we may not be able to provide our customers with the services they demand.

     Sprint PCS intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands with its PCS system, but it has not yet completed the buildout of its planned network. If one of our customers travels in an area where a Sprint PCS system or another CDMA-based system is not yet operational, the customer will need a telephone handset that can make calls on both CDMA-systems and non-CDMA-systems. Generally, these handsets are more costly. Moreover, the Sprint PCS network does not allow for calls to be transferred without interruption between the Sprint PCS network and another wireless network. This means that a customer must end a call in progress and initiate a new call when entering an area not served by the Sprint PCS network. The quality of the service provided by another network may not be equal to that of the Sprint PCS network, and our customers may not be able to use some of the advanced features of our network. This could result in customer dissatisfaction and loss of customers.

If there are any effects of the Year 2000 that are not yet known, there could be an interruption or failure of our computer systems.

     We use a significant number of computer systems and software programs in our operations, including in support of our PCS network equipment and for various administrative functions. Before the Year 2000, we discussed the nature and progress of our plans to prepare for that year. In late 1999, we finished testing and preparing our systems for the Year 2000 date change. As of the date of this prospectus, we have experienced no significant disruptions in our critical information technology and non-information technology systems that resulted from the Year 2000 date change. We believe that our systems successfully responded to the Year 2000 date change. We expensed less than $550,000 during 1999 to prepare our systems for the Year 2000. We are not aware of any material problems that resulted from the Year 2000 date change with our products, our internal systems or the products and services of third parties. We will continue to monitor our critical computer applications and those of our suppliers and vendors throughout 2000 so we can promptly address any Year 2000 matters that may arise.

Our service area is threatened by bad weather, including hurricanes, which could cause interruptions in service.

     Much of our service area is on or near the Gulf of Mexico and could be damaged by bad weather like hurricanes and excessive rain. Even though we believe our insurance coverage is adequate, we may face service interruptions for indefinite periods if a major hurricane strikes one or more of our Gulf Coast service areas.

Risks Related to the Wireless Telecommunications Industry

We are subject to broad and evolving government regulation that could cause us to change our business plans or lose our licenses if we do not comply.

   . Our business must comply with the rules and regulations of the FCC, the FAA and state and local regulatory agencies.

   . New regulations may require us to modify our business plan or operations. This could increase our operating costs.

   . The loss of any of our FCC licenses, or any of Sprint PCS's FCC licenses for our service area, would impair our business and operating results.

   . The FCC may revoke any of our PCS licenses at any time for cause. Cause could be our failure to comply with terms of the licenses or the FCC rules that apply to us. We cannot ensure that our PCS licenses will be renewed when they expire.

   . The FCC regulates our relationship with Sprint PCS under our Sprint PCS agreements.

   . We may need to acquire additional licenses, which may require approval of regulatory authorities. These regulatory authorities may not grant approval in a timely manner, if at all.

   . All PCS licenses, including our own licenses and Sprint PCS's licenses, are subject to the FCC's buildout regulations. These regulations require license holders to offer specified levels of service to the population in their service areas within set time periods. Even though we have developed a buildout plan that meets these requirements, we may be unable to meet our buildout schedule. If Sprint PCS or we do not meet these requirements, the FCC could take back the portions of our service area that are not being served, impose fines, or even revoke the related licenses.

   . The FCC imposes limitations on the foreign ownership of license holders. If foreign ownership is too great, the FCC may revoke our PCS licenses or require an ownership restructuring.

   . The FCC imposes additional requirements on holders of PCS licenses reserved for small businesses. These licenses are called C-block and F-block licenses. We hold F-block licenses and must meet special requirements to hold them. If we do not meet these requirements, the FCC could fine us, revoke our licenses or require us to restructure our ownership.

Our future prospects are uncertain because the future prospects of the PCS industry are uncertain.

     PCS systems have not operated in the United States for very long, and we cannot assure you that the operation of these systems in our markets will become profitable. In addition, we cannot estimate how much demand there will be for PCS in our markets or how much competitive pricing pressure there will be. As a result, the future prospects of the PCS industry, including our prospects, remain uncertain. The future demand for wireless communications services in general is uncertain.

Our PCS business may suffer because more subscribers generally disconnect their service in the PCS industry than in the cellular industry.

     The PCS industry has experienced a higher rate of subscribers who disconnect their service than the cellular industry. This rate, or churn, of PCS subscribers may be the result of limited network coverage, unreliable performance of calls, costs, customer care or other competitive factors.

     We plan to keep our PCS subscriber churn down by expanding network coverage, improving network reliability, marketing affordable plans and enhancing customer care. We cannot assure you that these strategies will be successful. A high rate of PCS subscriber churn could harm our competitive position and the results of operations of our PCS services.

Radio frequency emissions may pose health concerns which may cause people to sue us or discourage them from using our services.

     Media reports have suggested that some radio frequency emissions from wireless telephone handsets may be linked to various health concerns, including cancer, and may interfere with some electronic medical devices, including hearing aids and pacemakers. These concerns may discourage the use of these handsets or expose us to potential litigation.

Worse than expected fourth quarter results may cause our stock price to drop and significantly reduce our overall results of operations.

     The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The price of our common stock may drop and our overall results of operations could be significantly reduced if we have a worse than expected fourth quarter for any reason, including the following:

   .our inability to match or beat pricing plans offered by competitors.

   .our failure to promote Sprint PCS's products, services and pricing plans adequately.

   .our inability to obtain an adequate supply or selection of handsets.

   .a downturn in the economy of some or all markets in our service area.

   .a poor holiday shopping season.

Risks Related to This Offering

The tangible book value attributable to shares of our common stock that you buy in this offering will be substantially lower than the price that you pay for those shares.

     The initial public offering price of our common stock is substantially higher than the tangible book value per share of our outstanding common stock. Tangible book value per share is the amount of our total tangible assets less total liabilities divided by the number of outstanding shares of our common stock. If you purchase shares of our common stock in this offering, the value of your purchased shares will be immediately and substantially reduced, or diluted, because the tangible book value attributable to your shares will be less than what you paid for the shares. This means that if we distributed our tangible assets to our stockholders immediately following this offering, you would receive less than the amount that you paid for your shares.

     The dilution to purchasers in this offering will be approximately $
per share. This offering will materially increase the tangible book value per share of shares of common stock owned by our existing stockholders because your purchases will increase the tangible book value attributable to their existing shares of our common stock. In
addition, as of      , 2000, we had granted options to purchase
shares of common stock, having an average weighted exercise price of $     per
share. Further, we plan to grant additional options to purchase         shares
of common stock at the initial public offering price. When the holders of these options exercise them, new stockholders will experience further dilution of their shares of common stock.

Provisions in our charter documents and in Louisiana law could prevent or delay a change in the persons who control us. This could impair the market price of our common stock.

     Some of the provisions in our articles of incorporation, bylaws and Louisiana law could:

   .discourage potential acquisition proposals.

   .delay or prevent a change in the persons who control us.

   . limit the price that investors may be willing to pay in the future for shares of our common stock.

     In particular, our articles of incorporation and bylaws provide the following:

   . our board of directors is divided into three classes, as nearly equal in size as possible, with each class beginning its three year term in a different year.

   .our board of directors may issue preferred stock without stockholder approval.

   . a stockholder may nominate directors only if the stockholder delivers written notice to us not less than 45 days or more than 90 days before the meeting of shareholders to elect directors.

   . the Louisiana Business Corporation Law and our charter documents require supermajority voting power to amend our articles of incorporation or to approve a merger, consolidation, share exchange, disposition of all or substantially all of US Unwired's assets or dissolution.

Our existing stockholders will be able to control the outcome of significant matters presented to stockholders after the completion of this offering.

     We have two classes of common stock, class A and class B. Holders of our class A common stock have one vote per share, and holders of our class B common stock have 10 votes per share. Our class B common stock will not trade in the public market, and there are restrictions on its transfer. Immediately after this offering, the outstanding shares of our class A common stock will represent approximately 1.5% of the combined voting power of our outstanding class A and class B common stock, and 1.7% if the underwriters exercise their over-allotment option in full. Our existing stockholders, most of whom will hold class B shares, will continue to be able to control the election of our directors and generally will be able to direct our affairs. These holders will have the power to determine whether we should be sold, including a sale in which a class A holder would receive a premium for the holder's shares over the then-prevailing market price. This control may impair the market price of our class A common stock.

Our stock has not been publicly traded before, and there may be volatility in our stock price.

     Prior to this offering, there has been no public market for our common stock. We cannot predict how much interest investors will have in our common stock or whether an active and liquid trading market will develop for our common stock. We and the representatives of the underwriters together will set the initial public offering price for shares of our common stock. This price may not necessarily represent the market price of the common stock that will prevail in the trading market. The market price of our common stock may fall below the initial public offering price. In recent years, the securities markets have been extremely volatile in prevailing price levels. This volatility has been unrelated or disproportionate to the operating performance of individual companies. In some cases, stockholders of companies that have had volatile stock prices have filed securities class action lawsuits against those companies. If a suit were filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources.

Management will have broad discretion for the use of proceeds from this offering, including the ability to apply the proceeds to uses that do not increase our operating results or market value.

     Most of the net proceeds of this offering are not allocated for specific uses other than for accelerating the construction of our PCS network and for general corporate purposes. Our management will have considerable discretion in applying these net proceeds. You will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We may decide to use the net proceeds for corporate purposes that do not increase our operating results or market value. Until we actually use the net proceeds, we may place them in investments that do not produce income or that lose value.

If a large number of shares of our common stock are available for sale after this offering, the market price of our common stock could be impaired.

     The market price of our common stock could decline if there are sales of a large number of shares in the market after this offering or if the market believes that these sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

     We will have            shares of our common stock outstanding immediately
after this offering. If the underwriters exercise their entire over-allotment
option, we will have    shares of our common stock outstanding immediately
after this offering. You may freely trade any shares that you purchase in this offering unless you are our affiliate. Our affiliates may only resell their shares pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another available exemption from registration. Any remaining shares will be "restricted securities." Holders of restricted securities may sell them in the public market at various times after 180 days after the date of this prospectus, if they comply with Rule 144 under the Securities Act.

Risks Related to Forward-Looking Statements

You should be aware that actual results or outcomes may be different from those stated in any forward-looking statements included in this prospectus.

     This prospectus includes forward-looking statements. Forward-looking statements are statements about our current and future business strategy, operations, capabilities and construction plan and schedule, as well as financial projections, plans and objectives of management, expected actions of third parties and other matters. They often include the words "believes," "belief," "expects," "plans," "anticipates," "intends," "projects" or similar words. Forward-looking statements speak only as of the date made. They involve known and unknown risks and other factors that could cause our actual results to be materially different from our historical results or from any future results expressed or implied by any forward-looking statements. Some of the factors that could cause this difference are:

   . the availability at acceptable terms of sufficient funds to pay for our business plan.

   . competition.

   . changes in labor, equipment and capital costs.

   . any inability to obtain required regulatory approvals.

   . changes in technology.

   . any inability to comply with the indenture that governs the notes or with our credit agreements.

   . changes in management.

   . any inability to attract and retain qualified employees.

   . future acquisitions.

   . general economic and business conditions.

     You should not rely too heavily on any forward-looking statement. We cannot assure you that our forward-looking statements will prove to be correct. We have no obligation to update or revise publicly any forward-looking statement based on new information, future events or otherwise. When the registration statement containing this prospectus becomes effective, we will be required to report to the SEC on a periodic basis specified information about us and our business. The information in these reports must be accurate and complete as of the date of the report.

                                USE OF PROCEEDS

     We expect to receive approximately $   of net proceeds from the sale of
the     shares of common stock at an assumed initial public offering price of
$   per share (approximately $   if the underwriters exercise their entire
over-allotment option), after we deduct the estimated underwriting discounts and offering expenses payable by us.

     We intend to use the net proceeds of the offering:

   . to accelerate the construction of our PCS network.

   . for other general corporate purposes.

     Until we actually use these net proceeds, we will invest them in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid cash dividends on our common stock, and we do not plan to pay any cash dividends on our common stock in the near future. We intend to retain all of our future earnings, if any, and use them to expand and operate our business and for general corporate purposes. In addition, our debt instruments limit our ability to declare or pay cash dividends on our common stock. We may incur future indebtedness or enter into loan arrangements that also restrict our ability to pay dividends or make distributions to our stockholders.

                                 CAPITALIZATION

     The table below shows:

   . the actual cash and capitalization of US Unwired as of December 31, 1999.

   . the cash and capitalization of US Unwired as adjusted to reflect the
     sale in this offering of       shares of common stock and the
     application of $        million in net proceeds from the sale and the
     conversion of preferred stock into common stock.

You should read this table with our consolidated financial statements and related notes, which are included in this prospectus.

                                                            As of December 31,
                                                                   1999
                                                          ----------------------
                                                                        As
                                                           Actual  Adjusted(/1/)
                                                          -------- -------------
                                                              (In thousands)
Cash and cash equivalents................................ $ 14,695   $
Marketable securities....................................  141,453    141,453
                                                          --------   --------
  Total cash and marketable securities................... $156,148   $
                                                          ========   ========
Debt, including current maturities:
  US Unwired senior credit facilities.................... $     --   $     --
  Senior subordinated discount notes.....................  214,045    214,045
  Other debt(/2/)........................................    2,035        526
                                                          --------   --------
    Total debt...........................................  216,080    214,571
                                                          --------   --------
Mandatory redeemable convertible preferred stock.........   50,000         --
Stockholders' equity:
  Common stock...........................................      113
  Additional paid-in capital.............................    2,634
  Accumulated other comprehensive income.................      474        474
  Retained earnings......................................   25,364     26,735
                                                          --------   --------
    Total stockholders' equity...........................   28,585
                                                          --------   --------
    Total capitalization................................. $294,665
                                                          ========   ========

---------------------
(1) Upon completion of this offering our $50 million of series A preferred stock, which was issued on October 29, 1999, and $5 million of series B preferred stock, which was issued on February 15, 2000, will be converted into 2,071,563 shares of our common stock. The as adjusted amount reflects this conversion.
(2) The as adjusted column reflects the payoff of certain debt related to the sale of certain PCS licenses as if these events occurred as of December 31, 1999.

                                    DILUTION

     Our net tangible book value as of December 31, 1999 was $28.6 million or approximately $2.54 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of total liabilities and divided by the number of shares of common stock
outstanding. After giving effect to our sale of              shares of common
stock in the offering, and deducting underwriting discounts and commissions and estimated offering expenses, our as-adjusted net tangible book value as of
December 31, 1999 would have been approximately $      million, or
approximately $      per share. This represents an immediate dilution of $
per share to new investors purchasing shares of common stock in the offering and an immediate increase in net tangible book value to existing stockholders
of $       per share.

     Dilution per share represents the difference between the amount that purchasers pay in this offering for each share of our common stock and the net tangible book value per share immediately after the sale of common stock in this offering.

Assumed initial public offering price per share......................       $
  Net tangible book value per share as of December 31, 1999.......... $2.54
  Increase per share attributable to new investors in this offering..
                                                                      -----
As-adjusted net tangible book value per share after the offering.....
                                                                            ---
Dilution per share to new investors..................................       $
                                                                            ---

     This table excludes all options that will remain outstanding after we complete this offering. As of December 31, 1999, we had granted options to purchase a total 664,600 shares of common stock, with a weighted average exercise price of $11.15 per share. If the holders of outstanding options exercise them at a price that is less than the offering price, our new investors will have further dilution.

     The following table shows on an as-adjusted basis as of December 31, 1999 the number of shares of common stock purchased, the total price paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated
offering expenses of $   million payable by us, at an initial public offering
price of $     per share.

                                         Shares         Total
                                       Purchased    Consideration
                                     -------------- -------------- Average Price
                                     Number Percent Amount Percent   Per Share
                                     ------ ------- ------ ------- -------------
Existing stockholders...............             %   $          %      $
New investors.......................
                                      ---     ---    ----    ---
  Total.............................             %   $          %
                                      ===     ===    ====    ===

     We calculated the existing stockholder amounts in the table above on an as-adjusted basis, which
   . includes shares outstanding as of December 31, 1999.

   . excludes 664,600 shares of our class A common stock that we have reserved for issuance under our 1999 Equity Incentive Plan. As of December 31, 1999, we had granted options for of these shares with a weighted average exercise price of $11.15 per share.

     If the underwriters exercise their entire over-allotment option, our new
investors will hold          shares, or approximately    % of the total number
of shares of our common stock outstanding after this offering.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The table below shows some of our historical financial information based on our audited consolidated financial statements for each of the five years in the period ended December 31, 1999. You should read this information with our consolidated financial statements and the related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," all of which are included in this prospectus.

     You should keep in mind the following points as you read this information:

   . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets, including our majority interest in Mississippi 34 Cellular Corporation.

   . in August 1998, we ended our practice of reselling the PCS service of Meretel when we sold our wholesale PCS subscribers to Meretel.

   . the results for LA Unwired are consolidated with those of US Unwired for 1999 due to US Unwired's increased equity ownership in 1999, but results are presented on the equity method for 1998.

                                           Year Ended December 31,
                         ------------------------------------------------------------
                          1995    1996     1997    1998(/1/)(/2/)(/4/) 1999(/3/)(/4/)
                         ------- ------- --------  ------------------- --------------
Statement of Operations
Data:                                          (In thousands)
Revenues................ $39,252 $61,893 $ 74,668        $71,711          $ 58,632
Cost of services and
   merchandise sold.....  14,803  21,949   29,054         29,363            31,591
Other operating
   expenses.............  17,256  27,781   36,053         37,873            52,299
                         ------- ------- --------        -------          --------
Operating income
   (loss)...............   7,193  12,163    9,561          4,475           (25,258)
Net income (loss) from
   continuing
   operations...........   2,603   3,854   (1,509)        28,796           (17,634)
                         ======= ======= ========        =======          ========
                                               At December 31,
                         ------------------------------------------------------------
                          1995    1996     1997         1998(/2/)        1999(/3/)
                         ------- ------- --------  ------------------- --------------
Balance Sheet Data:                            (In thousands)
Cash and cash
   equivalents.......... $ 5,102 $ 5,464 $  4,955        $32,475          $ 14,695
Marketable securities...      --      --       --             --           141,453
Property and equipment,
   net..................  20,911  28,692   38,891         22,565           106,067
Total assets............  78,754 132,328  142,133         87,629           317,110
Long-term debt,
   including current
   maturities...........  52,051  95,901  100,066         29,067           216,080
Equity..................  21,403  25,437   23,929         51,479            28,585

---------------------
(1) In July 1998, in anticipation of the Sprint PCS buildout, US Unwired sold all of its cellular assets related to its Mississippi, Alabama and Kansas markets, along with its majority ownership interest in Mississippi 34 Cellular Corporation, for $161.5 million. This transaction resulted in a gain of approximately $57.4 million which is included in income (loss) from continuing operations.
(2) In June 1998, Meretel returned its PCS licenses to the FCC in exchange for cancellation of Meretel's debt and interest owed to the FCC. Meretel returned its PCS licenses so it could manage Sprint PCS's licenses in Meretel's service areas. This transaction resulted in a loss of $3.5 million, and our partnership share of that loss, which is approximately $850,000, is included in income (loss) from continuing operations.
(3) In 1999, US Unwired made a series of capital contributions to LA Unwired which increased its ownership percentage in LA Unwired to 93.7% as of December 31, 1999. As a result, the operating results for 1999 include the operations of LA Unwired on a consolidated basis.
(4) Includes results of operations for Unwired Telecom, our cellular and paging operating subsidiary, which for the year ended December 31, 1999 generated $46.2 million of revenues and $5.7 million of operating income and for the year ended December 31, 1998 generated $67.7 million of revenues and $4.0 million of operating income. Presents LEC Unwired as a discontinued operation. LEC Unwired began operations in 1998 and is presented on the equity method for the year ended December 31, 1998.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read this section with our consolidated financial statements and the related notes in this prospectus. This section contains forward-looking statements. You should read the risk factor about forward-looking statements.

Overview

     We currently offer PCS service in eleven markets: Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Montgomery, Alabama. Our network currently covers approximately 2.4 million residents out of approximately 3.6 million total residents in those markets. We expect to cover a total of approximately 6.1 million residents by December 2000 and 6.4 million residents by March 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we had approximately 47,000 subscribers within those eleven markets. This phase of our buildout represents 368 constructed and co-located towers. We have begun radio frequency design, network design and cell site engineering in the remaining markets to be built out.

     Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by March 2001.

     Beginning in 1987, we acquired 14 cellular rural markets and one cellular metropolitan market in Louisiana, Mississippi, Alabama and Kansas. In July 1998, we sold our cellular markets in Mississippi, Alabama and Kansas for gross proceeds of $161.5 million. We kept the Lake Charles, Louisiana cellular market, which had approximately 59,000 cellular subscribers and 24,000 paging subscribers as of December 31, 1999. As a result of these transactions, there is no comparability of the results for 1999, 1998 and 1997.

     In 1995, US Unwired formed Meretel Communications Limited Partnership to bid for, develop and operate PCS licenses in specified markets. In the original partnership agreement, Meretel's general partner, Wireless Management Corporation, owned 2%; US Unwired, Fort Bend Telephone Company, and EATELCORP, Inc. each owned 24 1/3%; XIT Leasing, Inc. owned 5%; and Meretel Wireless, Inc. owned 20%. The FCC awarded Meretel the PCS licenses for the Baton Rouge, Lafayette and Hammond, Louisiana and Beaumont and Lufkin, Texas markets. US Unwired and EATEL jointly managed Meretel through the completion of the buildout of the Beaumont, Lafayette and Baton Rouge markets in November 1997. After completing buildout of the first three markets, Meretel sold wholesale wireless minutes to US Unwired and EATEL, both of which resold the minutes to the general public.

     On June 8, 1998, Meretel returned its five PCS licenses to the FCC and agreed to manage Sprint PCS's spectrum in those five markets. On August 1, 1998, we sold our wholesale PCS subscriber base in the Beaumont, Lafayette and Baton Rouge markets to Meretel, so Meretel could operate as a retailer of PCS services. At the same time, US Unwired agreed to manage Meretel's retail operations, including sales, customer care and back end services. EATEL continued to buy wholesale wireless minutes from Meretel.

     The owners of Meretel recently restructured the partnership. Under the new agreement:

   . Meretel transferred ownership of the Beaumont-Port Arthur and Lufkin-
     Nacogdoches markets to Texas Unwired, a general partnership of which LA Unwired owns 80% and is the managing partner.

   . we transferred to Meretel the Biloxi, Mississippi market.

   . EATEL sold its wholesale PCS subscriber base to Meretel.

   . Meretel will continue to manage the Lafayette, Hammond, Baton Rouge and Biloxi markets for Sprint PCS.

We now own approximately 13.3% of Meretel. We have terminated our management agreement with Meretel. We plan to transfer our partnership interest in Meretel to LA Unwired. As of December 31, 1999, Meretel had approximately 51,000 subscribers. Approximately 13,000 of these subscribers are in the markets owned by Texas Unwired.

     As of December 31, 1999, we owned 93.7% of LA Unwired. At December 31, 1999, LA Unwired had $18.1 million in revenues and a subscriber base of approximately 34,000 compared to $1.5 million in revenues and a subscriber base of approximately 6,000 at December 31, 1998. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired.

Results of Operations

 1999 compared to 1998.

     You should keep in mind the following points when reading these results:

   . in July 1998, we sold all of our cellular assets related to our Mississippi, Alabama and Kansas markets and our majority interest in Mississippi 34 Cellular Corporation. Accordingly, the results for 1998 include the operating results of the sold assets, but the results for 1999 do not include those operating results.

   . in August 1998, we ended our practice of reselling Meretel's PCS service when we sold our wholesale PCS subscribers to Meretel. Thus, the results for 1998 include PCS reseller activity, but the results for 1999 do not include that reseller activity.

   . results for LA Unwired are consolidated with those of US Unwired for 1999 due to US Unwired's increased equity ownership in 1999, but results are presented on the equity method for 1998.

   . results for LEC Unwired are presented as discontinued operations for 1999 and 1998.

 Revenues

                                                                   Years Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In thousands)
   Subscriber revenues.......................................... $48,723 $39,734
   Roaming revenues.............................................  11,914  10,867
   Merchandise sales............................................   3,915   5,371
   Other revenue................................................   7,159   2,660
                                                                 ------- -------
     Total revenues............................................. $71,711 $58,632
                                                                 ======= =======

     Subscriber revenues were $39.7 million for 1999 compared to $48.7 million for 1998. The decrease of $9.0 million was attributable to the sale of selected cellular markets in 1998, which generated $13.5 million of revenues through the point of sale in July 1998 and the loss of $2.1 million of subscriber revenue related to the conclusion of our PCS reseller activity. Additionally, cellular and paging revenues for our Louisiana cellular markets decreased $3.7 million from $33.1 million in 1998 to $29.4 million in 1999. These decreases were offset by the consolidation of LA Unwired in 1999, which generated subscriber revenue of $10.3 million.

     Roaming revenues were $10.9 million for 1999 compared to $11.9 million for 1998. The decrease of $1.0 million is attributable to the sale of selected cellular markets in 1998, which generated roaming revenues of $5.3 million through the point of sale in July 1998. This decrease was offset by the 1999 consolidation of LA Unwired which generated roaming revenue of $3.6 million in 1999. In addition, 1999 roaming revenue for our Louisiana cellular markets increased $600,000 from $6.6 million in 1998 to $7.2 million in 1999.

     Merchandise sales were $5.4 million for 1999 compared to $3.9 million for 1998. This increase of $1.5 million was substantially due to the inclusion of LA Unwired as a consolidated entity in 1999, resulting in an additional $4.0 million in merchandise sales. Offsetting the increase was the inclusion of PCS reseller activity in 1998 amounting to $1.6 million, which was discontinued in August 1998 when we sold our Meretel market PCS subscribers to Meretel, and the inclusion of $500,000 in 1998 merchandise sales attributable to the sale of selected cellular markets sold in July 1998. Louisiana market cellular and paging merchandise sales decreased $400,000 from $1.8 million in 1998 to $1.4 million in 1999.

     Other revenues were $2.7 million in 1999 compared to $7.2 million in 1998. PCS reseller activity, which concluded in August 1998, accounted for $2.2 million. LA Unwired management fees accounted for $1.2 million in 1998, and were eliminated in consolidation in 1999. LEC Unwired management fees were approximately $500,000 in 1998. We collected $1.7 million in management fees in 1998 for management services following the sale of selected markets. This was offset by an increase in 1999 of management fees related to Meretel of $1.3 million.

 Operating Expenses

     Cost of service was $19.6 million for 1999 as compared to $18.6 million for 1998. The increase of $1.0 million was primarily due to the inclusion of LA Unwired presented in 1999 on a consolidated basis versus an equity basis in 1998. Cost of service in 1999 for LA Unwired was $10.3 million. This increase was offset by the 1998 sale of selected cellular markets and the conclusion of PCS reseller activity that accounted for 1998 cost of service of $6.2 million and $1.5 million, respectively. Cost of service in our Louisiana cellular and paging markets decreased $1.3 million from $10.9 million in 1998 to $9.6 million in 1999.

     Merchandise cost of sales was $12.0 million for 1999 and $10.8 million for 1998. This increase of $1.2 million was primarily the result of the inclusion in 1998 of merchandise cost of sales of $1.5 million associated with selected cellular markets sold in 1998, and the inclusion of $4.2 million of merchandise sales in 1998 related to PCS reseller activity that was concluded in 1998. The inclusion of LA Unwired on a consolidated basis in 1999 added $9.2 million to cost of sales. Merchandise cost of sales for our Louisiana cellular and paging properties decreased $2.3 million from $5.1 million in 1998 to $2.8 million in 1999.

     General and administrative expenses were $20.1 million for 1999 and $17.2 million for 1998, an increase of $2.9 million. The sale of selected cellular markets in 1998 resulted in a $2.4 million decrease and the conclusion of PCS reseller activity in 1998 accounted for a $1.6 million decrease. This was offset by the inclusion of LA Unwired in 1999 on a consolidated basis which added $6.5 million to 1999. General and administrative expenses for our Louisiana cellular and paging markets remained unchanged in 1999 and included an adjustment to salaries of $799,000 for the compensation associated with the issuance of stock options below market value.

     Sales and marketing expenses were $12.8 million for 1999 and $10.9 million for 1998. This increase of $1.9 million was primarily the result of the 1999 consolidation of LA Unwired, which accounted for $8.3 million. This was offset by $3.2 million associated with the sale of selected markets in 1998 and $3.6 million associated with PCS reseller activity which concluded in 1998. Sales and marketing expenses for our Louisiana cellular and paging markets increased by $400,000 from $4.1 million in 1998 to $4.5 million in 1999.

     Depreciation and amortization expense was $19.4 million for 1999 and $9.8 million for 1998, an increase of $9.6 million. The inclusion of LA Unwired in 1999 added $13.5 million. Depreciation and amortization expense for our Louisiana cellular and paging markets increased $1.3 million from $4.6 million in 1998 to $5.9 million in 1999. These increases were partially offset by the elimination of $5.2 million related to the sale of selected cellular markets in 1998.

 Operating Income/(Loss)

     The total operating loss for 1999 was $25.3 million as compared to operating income of $4.5 million for 1998. This decrease of $29.8 million was primarily the result of the reduction of income associated with the sale of selected cellular markets of $800,000; losses of $29.6 million associated with the start-up of LA Unwired; and a decrease in operating income of $3.9 million related to our Louisiana cellular markets, which included $799,000 related to option compensation. These decreases were offset by the conclusion of our PCS reseller activity that resulted in operating losses of $5.0 million in 1998.

 Other Income/(Expense)

                                                               Years Ended
                                                               December 31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
   Interest expense......................................... $(6,157) $(11,225)
   Interest income..........................................   1,778     2,949
   Other income/(expense)...................................      --       587
   Losses on sale of assets.................................    (114)       --
   Gain on sale of selected markets.........................  57,364       819
                                                             -------  --------
     Total other income/(expense)........................... $52,871  $ (6,870)
                                                             =======  ========

     Interest expense was $11.2 million for 1999 and $6.2 million for 1998. Our outstanding debt was $216.1 million at December 31, 1999 as compared to $29.1 million at December 31, 1998. The increase in debt was the result of our offering of our senior subordinated discount notes in October 1999. Interest income was $2.9 million for 1999 and $1.8 million for 1998. Interest income in 1999 was associated with the proceeds from the note offering. Interest income in 1998 was associated with the sale of selected cellular markets. Other income for the year ended December 31, 1999 represents income earned on the settlement of LA Unwired's interest rate swap agreement.

     Gain on sale of markets was $57.4 million in 1998. In 1998, we received gross proceeds of $161.5 million from the sale of selected cellular markets. The $819,000 recognized in 1999 is also associated with the 1998 sale, as we concluded our settlement of the working capital and related items relative to the original sale.

 Minority Interest in Subsidiaries

     Minority interest in losses of subsidiaries was $10.4 million for 1999 and $0 in 1998. The increase in minority interest in losses of subsidiaries resulted from the consolidation of LA Unwired in 1999 and represents the portion of the losses from LA Unwired allocable to minority shareholders of these subsidiaries.

 Equity in Losses of Affiliates

     Equity in losses of affiliates was $4.9 million for 1999 and $11.7 million in 1998. The decrease of $6.8 million was primarily due to the consolidation of LA Unwired in 1999 versus reporting for the losses under the equity method in 1998.

 Result of Discontinued Operations

     On March 22, 2000 US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired. For financial reporting purposes, we are presenting this as a discontinued operation and recognizing a charge of approximately $3.5 million, net of $1.5 million in income taxes.

1998 compared to 1997.

     You should keep in mind the following points when reading these results:

   . the 1997 financial information includes 12 months of operating results from the assets related to our selected cellular markets that we sold in July 1998, and the 1998 financial information reflects only six months of operations for those assets along with the gain from the sale of those assets.

   . the 1998 financial information includes the results of seven months of PCS reseller activity, and the 1997 financial information includes the results of only three months of PCS reseller activity.

 Revenues

                                                                  Twelve Months
                                                                      Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1997    1998
                                                                 ------- -------
                                                                 (In thousands)
      Subscriber revenues....................................... $53,255 $48,723
      Roaming revenues..........................................  16,079  11,914
      Merchandise sales.........................................   2,685   3,915
      Other revenues............................................   2,649   7,159
                                                                 ------- -------
        Total revenues.......................................... $74,668 $71,711
                                                                 ======= =======

     Subscriber revenues were $48.7 million for 1998 as compared to $53.3 million for 1997. The primary reason for this decrease of $4.6 million was our 1998 sale of selected cellular markets. Subscriber revenues for the selected cellular markets in 1997 was $24.2 million as compared to $13.7 million in 1998, resulting in a decrease of $10.5 million. Offsetting the reduction in revenues from the sale of selected cellular markets was the increase in subscriber revenues from our Louisiana cellular markets of $4.0 million and $1.9 million from our PCS reseller activity.

     Roaming revenues were $11.9 million for 1998 as compared to $16.1 million for 1997. This decrease of $4.2 million was primarily a result of our 1998 sale of selected cellular markets. Roaming revenues for the selected cellular markets sold were $10.2 in 1997 million as compared to $5.6 million for 1998, resulting in a decrease of $4.6 million. Our Louisiana cellular markets had roaming revenues of $6.3 million for 1998 as compared to $5.8 million for 1997, representing an increase of $500,000.

     Merchandise sales were $3.9 million for 1998 as compared to $2.7 million for 1997. This increase of $1.2 million was primarily the result of an increase of 11,000 in gross additional subscribers from PCS reseller activity resulting in an increase of $1.2 million in merchandise sales.

     Other revenues were $7.2 million for 1998 as compared to $2.6 million for 1997. This increase of $4.6 million was primarily the result of an increase in management fee revenue of $3.1 million and incentive revenue of $1.0 million from Meretel for our gross additions of 2,900 PCS reseller subscribers.

 Operating Expenses

     Cost of service was $18.6 million for 1998 as compared to $20.1 million for 1997. This decrease of $1.5 million was mainly attributable to our 1998 sale of selected cellular markets, which generated cost of service of $6.7 million for 1998 as compared to $9.7 million for 1997, resulting in a decrease of $3.0 million. An increase of $1.3 million in PCS reseller cost of service and an increase of $200,000 in our Louisiana cellular markets' cost of service offset this decrease.

     Merchandise cost of sales was $10.8 million for 1998 as compared to $8.9 million for 1997. This increase of $1.9 million was primarily the result of our gross additional subscribers of 11,000 from our PCS reseller activity, resulting in an increase of $3.3 million in merchandise cost of sales. We incurred an additional increase of $400,000 in merchandise cost of sales relating to our Louisiana cellular markets. This increase was offset by a decrease of $1.8 million related to our 1998 sale of selected cellular markets.

     General and administrative expenses were $17.2 million for 1998 as compared to $12.7 million for 1997. This increase of $4.5 was attributable to additional employee costs, despite our having sold the selected cellular markets, as the majority of our employees were redeployed to manage the expansion of our PCS activity through LA Unwired and Meretel and to establish our data and CLEC activities through LEC Unwired. US Unwired manages these subsidiaries, employs the majority of personnel for these operations and charges a management fee to these subsidiaries for these management services.

     Sales and marketing expenses were $10.9 million for 1998 and 1997.

     Depreciation and amortization was $9.8 million for 1998 as compared to $12.5 million for 1997. This decrease of $2.7 million was primarily the result of our 1998 sale of depreciable assets related to the selected cellular markets. Depreciation and amortization for the selected cellular markets was $9.8 million in 1997 as compared to $5.6 million in 1998, resulting in a decrease of $4.2 million. An increase of $1.5 million in depreciation and amortization of our Louisiana cellular markets offset this decrease.

 Operating Income

     Operating income was $4.5 million for 1998 as compared to $9.6 million for 1997. The decrease of $5.1 million was primarily the result of an increase in losses resulting from our PCS reseller activity of $4.4 million and $4.0 million related to our 1998 sale of selected cellular markets. These decreases were offset by an increase of $3.3 million in operating income related to our Louisiana cellular markets.

 Other Income/Expense

                                                               Twelve Months
                                                                   Ended
                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
                                                              (In thousands)
   Interest expense.......................................... $(8,580) $(6,157)
   Interest income...........................................   1,690    1,778
   Other costs...............................................  (1,082)      --
   Losses on sale of assets..................................      --     (114)
   Gain on sale of markets...................................      --   57,364
                                                              -------  -------
     Total other income/(expense)............................ $(7,972) $52,871
                                                              =======  =======

     Interest expense was $6.2 million for 1998 as compared to $8.6 million for 1997. This decrease of $2.4 million was the result of our application of a portion of the proceeds from our 1998 sale of selected cellular markets to our outstanding debt obligations. Total long-term debt decreased from $100.1 million at December 31, 1997 to $29.1 million at December 31, 1998.

     Interest income was $1.8 million for 1998 as compared to $1.7 million for 1997. Interest income for 1998 was primarily generated from our investment of proceeds from our 1998 sale of selected cellular markets in interest bearing accounts.

     Other costs totaled $1.1 million in 1997 for US Unwired's preparation for an initial public offering that was canceled due to unfavorable market conditions.

     Gain on sale of markets totaled $57.4 million for 1998. This was attributable to our 1998 sale of selected cellular markets. Gross proceeds allocated to us from the sale totaled $161.5 million.

 Minority interest in losses of subsidiaries

     Minority interest in losses of subsidiaries was $0 for 1998 as compared to $134,000 for 1997. The 1997 amount relates to the portion of the losses from Mississippi 34 Cellular Corporation allocable to the minority shareholders of that corporation. No minority interest in subsidiary is reflected in 1998 due to the sale of Mississippi 34 Cellular Corporation in July 1998.

 Equity in losses of affiliates

     Equity in losses of affiliates was $11.7 million for 1998 as compared to $3.1 million for 1997 resulting in an increase of $8.6 million. US Unwired's proportionate share of Meretel's losses increased from $3.5 million for 1997 to $7.2 million for 1998. In their first year of operations in 1998, LA Unwired contributed losses of $4.7 million. LA Unwired did not report any losses in 1997 due to commencement of operations in 1998.

Liquidity and Capital Resources

     We need approximately $303.8 million to build out our PCS network and to market and distribute our products and services from January 2000 through December 2001. We believe that the proceeds from our financings and internally generated cash will be enough to build out our network as planned, cover anticipated operating losses and meet our debt service requirements through December 2001. We expect to cover approximately 66% of the population in a majority of markets in our service area by March 2001. We plan to use this $303.8 million for capital requirements, including capital expenditures, working capital, debt service requirements and anticipated operating losses for the period from January 2000 through December 2001. We will use this capital also for switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction and microwave relocation. The actual amounts required to build out our PCS network may vary materially from these estimates. We may need more capital if we have unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

     In the past, we have paid our working capital requirements, acquisitions, capital expenditures and debt service through bank financing and retained earnings from operations and the one-time gain from our 1998 sale of selected cellular markets.

     On October 29, 1999, we issued approximately $400 million in principal amount of 13 3/8% senior subordinated discount notes of US Unwired and received net proceeds of approximately $209 million. These notes are unsecured obligations. They bear interest at a rate of 13 3/8% per year, payable twice per year on May 1 and November 1, beginning May 1, 2005. LA Unwired and Unwired Telecom fully and unconditionally and jointly and severally guarantee our obligations under the notes.

     On October 1, 1999, US Unwired entered into a credit facility with CoBank, ACB, The Bank of New York, BNY Capital Markets, Inc., First Union Securities, Inc., First Union National Bank and other lenders for $130 million. At December 31, 1999, we had full availability of $130 million under our new credit facility for the buildout of our PCS network and anticipated operating losses.

   In addition, we issued $50 million of preferred stock on October 29, 1999 and $5 million of preferred stock on February 15, 2000, all of which will be converted into our common stock at the completion of this offering.

     On December 31, 1999, LEC Unwired had $11.8 million outstanding under two senior credit facilities dated July 22, 1998. The first credit facility is a $15.0 million senior facility with a three year drawdown period and five year amortization. The second facility is a $3.0 million subordinated facility with a three year drawdown period and five year amortization. Both facilities mature on July 1, 2006. On March 22, 2000, we adopted a formal plan to sell our 56.7% ownership interest in LEC Unwired.

     Cash used in operating activities was $7.4 million in 1999. This use primarily consisted of our net loss of $24.2 million offset by $19.4 million in depreciation and amortization, $4.9 million in equity losses in affiliates, $3.9 million in debt extinguishment charges, $4.8 million in debt discount accretion, $177,000 in discontinued operations and $799,000 in non-cash compensation. Other reductions included a $10.4 million loss in our minority share in affiliates, a $5.9 million decrease in working capital and a deferred tax benefit of $516,000. Net cash used by operations for 1998 was $14.7 million, and net cash provided by operations was $12.0 million in 1997.

     Cash used in investing activities was $198.4 million in 1999. These uses primarily consisted of $49.9 million to purchase property and equipment, $8.2 million for discontinued operations and $140.7 million to purchase marketable securities. Net cash provided by investing activities was $113.2 million in 1998, and net cash used in investing activities was $17.6 million in 1997.

     Cash flow provided by financing activities was $188.0 million in 1999. We received $240.2 million in net proceeds from long-term debt, $11.8 million from discontinued operations and $50 million from the issuance of preferred stock. Cash used in financing activities consisted of $98.4 million in principal payments on long-term debt and $15.7 million of debt issuance costs. Net cash used in financing activities was $71.0 million in 1998, and net cash provided by financing activities was $3.9 million in 1997.

Seasonality

     Like the wireless communications industry in general, our subscribers increase in the fourth quarter due to the holiday season. A greater number of phones sold at holiday promotional prices increases our losses on merchandise sales. Our sales and marketing expenses increase also with holiday promotional activities. We generally have the most use and revenue per subscriber in the summer because of an increase in revenues from fees charged to non-US Unwired, non-Sprint PCS customers who use our network while traveling in our service area. We believe that the increased traffic in our service area comes from people traveling during summer vacation. We expect these trends to continue based on historical operating results.

Impact of Year 2000 Issue on Our Operations and Financial Condition

     We use a significant number of computer systems and software programs in our operations, including in support of our PCS network equipment and for various administrative functions. Before the Year 2000, we discussed the nature and progress of our plans to prepare for that year. In late 1999, we finished testing and preparing our systems for the Year 2000 date change. As of the date of this prospectus, we had experienced no significant disruptions in our critical information technology and non-information technology systems that resulted from the Year 2000 date change. We believe that our systems successfully responded to the Year 2000 date change. We expensed less than $550,000 during 1999 to prepare our systems for the Year 2000. We are not aware of any material problems that resulted from the Year 2000 date change with our products, our internal systems or the products and services of third parties. We will continue to monitor our critical computer applications and those of our suppliers and vendors throughout 2000 so we can promptly address any Year 2000 matters that may arise.

Quantitative and Qualitative Disclosure about Market Risk

     We are not exposed to fluctuations in currency exchange rates, as all of our services are invoiced in U.S. dollars. We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of 90 days or less. These short-term investments carry a degree of interest rate risk. We believe that the impact of a 1% increase or decline in current average investment rates would not have a material impact on our investment income.

Inflation

     We believe that inflation has not impaired, and will not impair, our results of operations.

Accounting

     We do not believe that any recently issued accounting pronouncements will have any material impact on our financial position, results of operations or cash flows.

                                    BUSINESS

General

     We currently provide wireless personal communications services, commonly referred to as PCS, in parts of Louisiana and Texas. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.7 million residents in the Gulf States region. Our service area has the largest population and the most subscribers of any network partner of Sprint PCS.

     We currently provide Sprint PCS service in eleven markets: Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Montgomery, Alabama. Our network currently covers approximately 2.4 million residents out of approximately 3.6 million total residents in those markets. We expect to cover a total of approximately 6.1 million residents by December 2000 and 6.4 million residents by March 2001, at which point we expect to have covered approximately 66% of the resident population in our service area. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS service to approximately 47,000 subscribers in our service area. In addition, we were providing cellular and paging service to approximately 83,000 subscribers in southwest Louisiana at December 31, 1999. For the year ended December 31, 1999, we had revenues of approximately $58.6 million and a net loss from continuing operations of approximately $17.6 million, and our operations used approximately $7.4 million more cash than they generated.

     Our service area covers 41 markets in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. We are constructing a 100% digital, 100% wireless PCS network that we expect to complete by March 2001. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to clear the licensed markets for microwave radio frequency service.

Our Background

     We have a long heritage in the telecommunications business. The Henning family, which controls US Unwired, has been involved in telecommunications continuously since 1928. The Henning family has a history of being first-to-market in southwestern Louisiana with many major telephony developments, including first wireline operator in Cameron Parish, Louisiana in 1928, first cellular provider in southwestern Louisiana in 1987 and first PCS service provider in southwestern Louisiana in 1997.

     We formed our parent corporation, US Unwired, in Louisiana in September 1999. At that time it acquired the stock of its subsidiaries from their shareholders. In return, it issued its own stock to those shareholders. We formed the predecessor to our parent company in March 1967.

Our Affiliation with Sprint PCS

     Under our agreements with Sprint PCS, we market Sprint PCS products and services in our service area using licenses that Sprint PCS acquired from the FCC in 1994 and 1996. We will be the only provider of Sprint PCS products and services in our service area. Some key points about these agreements are:

   . each agreement lasts 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods.

   . each agreement requires revenue sharing of 8% to Sprint PCS and 92% to US Unwired, except that US Unwired retains 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, extraordinary income and equipment sales.

   . if we terminate or breach the agreements, we may be required to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

   . if Sprint PCS terminates or breaches the agreements, we may be able to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

     We believe that our service area is important to Sprint PCS's plan to expand its PCS network. To date, Sprint PCS has made considerable investments in the licenses covering our service area. We estimate that Sprint PCS paid over $100 million to acquire the PCS licenses in our service area and to prepare the licensed markets for service.

Benefits of Our Affiliation with Sprint PCS

     Our relationship with Sprint PCS provides us with many operational and business advantages, including:

     Exclusive access to Sprint PCS products and services. We are the only provider of Sprint PCS products and services in our service area. We have the right to provide these products and services under the Sprint(R) and Sprint PCS(R) brand names.

     Strong brand recognition and national advertising support. We expect to benefit from the strength and reputation of the Sprint(R) and Sprint PCS(R) brands. In our local markets, we use the Sprint(R) and Sprint PCS(R) brands and logos without having to pay for this right. We benefit from Sprint PCS's national advertising campaigns and developed marketing programs at no additional cost.

     Sprint PCS "Free and Clear" one-rate pricing plans. We offer our customers the same free long distance, free traveling on the Sprint PCS network and other promotional campaigns, like telephone handsets and accessories, that Sprint PCS offers to all of its customers throughout the United States.

     Established distribution channels. We have access to all national distribution channels that Sprint PCS uses. These channels include:

   . major national third party retailers like Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy.

   .Sprint PCS's national inbound telemarketing sales program.

   .Sprint PCS's Business-to-Business and national accounts sales programs.

   .Sprint PCS's electronic commerce sales platform.

     National network. We operate our PCS network as part of the Sprint PCS network. We believe that our ability to offer access to the Sprint PCS network, with current service in more than 280 major metropolitan markets across the country, represents a competitive advantage over regional offerings. Our customers can place calls in any area of the United States where Sprint PCS service is available without charges for traveling on Sprint PCS's network or, under specified pricing plans, for long distance. In areas where Sprint PCS service is not available, our customers must pay a fee to use another wireless provider's service.

     Exclusive traveling partner to Sprint PCS. We are the only provider of PCS services to non-US Unwired Sprint PCS customers in our service area. We benefit from the increased traffic from other Sprint PCS customers who travel in our service area.

     Sprint PCS engineering and network design. In markets where we use spectrum owned by Sprint PCS, Sprint PCS provides the engineering services for microwave clearance and handles all of the design, planning and relocation of any radio cell sites.

     Better equipment availability and pricing. We can buy network and subscriber equipment under Sprint PCS's contracts that provide for volume discounts. These discounts will reduce the overall capital required to build our PCS network and will lower our cost of subscriber equipment.

     Reduced startup costs. We estimate that Sprint PCS spent over $100 million to purchase a substantial portion of the licenses covering our service area and for microwave clearing. As a Sprint PCS network partner, we did not have to acquire most of the licenses in our service area. This reduced our start-up costs.

     Availability of technology and service advances developed by Sprint
PCS. Sprint PCS's extensive research and development effort produces ongoing benefits through both new technological products as well as enhanced service features. We have immediate access to any developments produced by Sprint PCS for its nationwide PCS network.

Our Competitive Strengths

     Our competitive strengths include the following:

     Extensive territorial reach. There are approximately 9.7 million residents in our service area. This is a significant percentage of the population in the Gulf States region. The number of residents in our service area does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area. Our service area has characteristics that are favorable to wireless communications, including:

   .extensive highway miles and commuter zones.

   .high commuter activity.

   .concentration of major industries.

   .major regional tourist destinations.

   .a large number of higher education institutions.

     Existing corporate infrastructure. We have employees to handle billing, customer care, accounting, treasury and legal services in our markets where we currently offer PCS service and in most of our new markets. We believe that providing these functions ourselves is more cost-effective than having third parties provide them. In a limited number of markets, however, Sprint PCS will provide us on a contract basis with selected back office functions like billing and customer care. We anticipate that we may over time transfer control of these functions to Sprint PCS if Sprint PCS can provide them more cost-effectively and efficiently than we can.

     Significant number of owned licenses. In addition to the Sprint PCS licenses that we manage, we own thirteen 10 MHz PCS licenses and three 25 MHz cellular licenses within our service area. The combination of the Sprint PCS licenses and our licenses gives us access to 40 MHz of bandwidth in many of our markets. We believe that this positions us well for the possible future introduction of wireless internet and data transmission service.

     High-quality customer care. We are committed to building strong customer relationships by providing high-quality customer care. We serve our customers from our state-of-the-art call center facility in Lake Charles, Louisiana. Our customers can contact our customer care representatives from any of our handsets without charge. Additionally, we are staffing each of our retail outlets with full-time customer care representatives to deal directly with the customers concerning billing and service issues. Our web-based services allow customers to check billing and manage their accounts on line.

Our Business Strategy

     We plan to offer high-capacity, high-quality, advanced communications on our PCS wireless network. We believe the following elements of our business strategy will distinguish our wireless service from those of our competitors and will enable us to compete successfully in the wireless communications marketplace:

     Leverage relationship with Sprint PCS. We intend to capitalize on the benefits of our relationship with Sprint PCS. These benefits include:

   .strong brand recognition and national marketing campaigns.

   .exclusive Sprint PCS traveling partner.

   .access to Sprint PCS products and services.

   .availability of Sprint PCS "Free and Clear" one-rate pricing plans.

   . access to Sprint PCS's network, which includes more than 4,000 cities and communities across the United States.

   . established direct and indirect distribution channels.

   . volume-driven vendor discounts.

   . access to Sprint PCS engineering and network design.

   . reduced startup costs.

   . long-term management agreement.

   . availability of technology and service advances developed by Sprint
     PCS.

     Execute integrated marketing plan. Our marketing approach leverages Sprint PCS's highly recognizable brand name and reputation and its relationship with major national retailers. We emphasize the improved quality, enhanced features and favorable pricing of Sprint PCS service. In addition, we benefit from the Sprint PCS:

   . organized national accounts sales force.

   . e-commerce website.

   . pre-negotiated contracts with national retail chain outlets.

     On the local level, we provide:

   . multi-media marketing efforts, including point-of-sale, print, television and radio campaigns for our own co-branded US Unwired(R) and Sprint PCS(R) retail outlets.

   . approximately 131 independent agent representatives.

   . direct mail efforts and a website, www.usunwired.com.

     Execute high-quality buildout plan. We are constructing a state-of-the-art, high quality 100% PCS network using 100% digital technology.

   . our network design allows our system to handle higher traffic demand than cellular operators. This allows us to offer lower per-minute rates.

   . our network design enables us to service expensive, difficult to reach locations and coverage gaps within our wireless network.

   . we will maintain low construction costs for our network by planning to co-locate on existing towers as our primary strategy and developing our radio frequency design around this strategy.

Our Service Area

     Our Sprint PCS service area covers 41 markets spanning over 164,500 square miles with a population of approximately 9.7 million. Our service area is the largest in the United States by measure of population for all of the territories assigned to Sprint PCS network partners. Even though our service area comprises approximately 9.7 million residents, the number of residents in our service area does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area.

     Our service area is contiguous with Sprint PCS's recently launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. Our network buildout will link these existing Sprint PCS markets. We will be the only provider of Sprint PCS products and services in the markets connecting these major cities.

     We believe that our service area has many regional characteristics that are favorable for wireless communication, including the following:

     Extensive highway miles and commuter zones. Our service area includes high traffic corridors traversed by major interstate highways. Overall, our service area covers 4,509 total highway miles; 2,073 are interstate.

     High commuter activity. We have high commuter activity. Over 24% of the average commute time is greater than 30 minutes.

     Concentration of major industries. The Gulf States region is home to many large businesses in the oil and gas, gaming and agriculture industries. These businesses are very important to the region and provide the majority of business travelers who visit our service area.

     Major regional tourist destinations. According to major tourist publication guides, the Gulf Coast region is a major tourist and vacation destination. The Gulf Coast beaches in Mississippi, Alabama and Florida draw millions of visitors annually. Our service area has many historical sites, and the numerous casino gaming establishments in our service area are major travel destinations. The Mississippi casino market alone is the largest casino market in the United States between Las Vegas and Atlantic City.

   Large number of higher education institutions. There are 86 colleges and universities in and around our service area, including the University of Alabama, the University of Southern Mississippi, Mississippi State University and Louisiana State University. Over 415,000 students attend these institutions.

   The following table shows some key information about our PCS markets (population in thousands):

                                        Basic                          Total    Expected    Sprint     Spectrum  Total
                                       Trading   Market          %   Population  Online    Spectrum     (Owned  Spectrum
             Market(/1/)               Area #  Population(/1/) Owned   Owned      Date   (Managed MHz)   MHz)     (MHz)
Anniston, AL.........................     17       167.2        100%    167.2    Jun-00       30          --       30
Chilton Area Counties, AL(/2/)(/3/)..     44       246.4        100     246.4    Sep-00       30          --       30
Decatur, AL..........................    108       145.6        100     145.6    Sep-00       30          --       30
Florence, AL.........................    146       185.8        100     185.8    Sep-00       30          --       30
Gadsen, AL...........................    158       188.2        100     188.2    Sep-00       30          --       30
Huntsville, AL.......................    198       512.9        100     512.9    Sep-00       30          --       30
Mobile, AL...........................    302       667.8        100     667.8    Jun-00       30          --       30
Montgomery, AL.......................    305       477.4        100     477.4    Online       30          --       30
Selma, AL............................    415        72.1        100      72.1    Sep-00       30          --       30
Tuscaloosa, AL.......................    450       254.5        100     254.5    Sep-00       30          10       40
El Dorado, AR........................    125       102.2        100     102.2    Mar-01       30          10       40
Hot Springs, AR......................    193       135.7        100     135.7    Jun-00       30          --       30
Nevada Area Counties, AR(/2/)(/4/)...    257        57.3        100      57.3    Jun-00       30          --       30
Pine Bluff, AR.......................    348       147.4        100     147.4    Mar-01       30          10       40
Fort Walton Beach, FL................    154       225.6        100     225.6    Sep-00       30          --       30
Jackson Area County, FL(/2/).........    439        50.9        100      50.9    Jun-00       10          --       10
Panama City, FL......................    340       210.6        100     210.6    Sep-00       10          --       10
Pensacola, FL........................    343       428.9        100     428.9    Jun-00       30          --       30
Alexandria, LA.......................      9       273.6        100     273.6    Online       30          10       40
Houma, LA............................    195       277.1        100     277.1    Online       30          --       30
Lake Charles, LA.....................    238       282.6        100     282.6    Online       10          10       20
Monroe, LA...........................    304       330.4        100     330.4    Online       30          10       40
Shreveport, LA.......................    419       586.7        100     586.7    Online       30          10       40
Columbus, MS.........................     94       171.5        100     171.5    Dec-00       10          10       20
Greenville, MS.......................    175       205.8        100     205.8    Dec-00       10          --       10
Grenada Area Counties, MS(/2/)(/5/).     290        62.4        100      62.4    Dec-00       10          --       10
Hattiesburg, MS......................    186       186.5        100     186.5    Dec-00       30          --       30
Jackson, MS..........................    210       667.0        100     667.0    Jun-00       10          --       10
Laurel, MS...........................    246        82.3        100      82.3    Mar-01       30          --       30
McComb, MS...........................    269       111.7        100     111.7    Mar-01       30          --       30
Meridian, MS.........................    292       206.7        100     206.7    Jun-00       10          --       10
Natchez, MS..........................    315        72.1        100      72.1    Jun-00       10          10       20
Tupelo, MS...........................    449       318.4        100     318.4    Dec-00       10          10       20
Vicksburg, MS........................    455        62.4        100      62.4    Mar-01       10          --       10
Marshall Area Counties,
 TN(/2/)(/6/)........................    314        56.9        100      56.9    Sep-00       30          --       30
Longview, TX.........................    260       320.8        100     320.8    Online       30          10       40
Paris, TX............................    341        93.0        100      93.0    Mar-01       30          10       40
Texarkana, TX........................    443       262.0        100     262.0    Online       30          10       40
Tyler, TX............................    452       310.0        100     310.0    Online       30          --       30
Beaumont, TX.........................     34       464.3         80     371.4    Online       10          --       10
Lufkin, TX...........................    265       165.2         80     132.2    Online       10          --       10
                                                --------              -------
  Subtotal...........................            9,845.9              9,720.0
Minority Interests:
 Baton Rouge, LA.....................     32       685.2         13      91.0    Online       30          --       30
 Hammond, LA.........................    180       107.7         13      14.3    Online       30          --       30
 Lafayette, LA.......................    236       543.1         13      72.1    Online       30          --       30
 Biloxi, MS..........................     42       389.1         13      51.7    Sep-00       30          --       30
                                                --------              -------
  Subtotal...........................            1,725.1                229.1

    Total............................           11,571.0              9,949.1
                                                ========              =======

--------
(1)Source: Paul Kagan Associates, Inc., 2000 PCS Atlas and Databook.
(2)County based information.
(3)Includes Chilton, Cullman, Talladega, Coosa and Tallapoosa Counties.
(4)Includes Nevada, Clark, Dallas, and Grant Counties.
(5)Includes Grenada, Yalobusha, Tallahatchie and Montgomery Counties.
(6)Includes Marshall and Giles Counties.

     The following table shows some information about our cellular markets (population in thousands):

                          Metropolitan                         Total           Spectrum
                            or Rural        Market       %   Population Online  (Owned
         Market          Service Area # Population (1) Owned   Owned     Date    MHz)
Beauregard, LA..........   RSA 5 B-1        147.0       100%   147.0    Online    25
De Soto, LA.............   RSA 3 B-1         54.0       100%    54.0    Online    25
Lake Charles, LA........     MSA 197        179.9       100%   179.9    Online    25
Chambers, TX............      RSA 21         23.3        25%     5.8    Online    25
                                            -----              -----
Total...................                    404.2              386.7
                                            =====              =====

---------------------
(/1/)  Source: Paul Kagan Associates, Inc., Cellular Telephone Atlas 1998.

Network Buildout Plan

     As of December 31, 1999, we were providing PCS service in the following eleven markets covering a total population of approximately 3.6 million:
Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Montgomery, Alabama. Our network currently covers approximately 2.4 million of the approximately 3.6 million total residents in those markets. When we complete our network buildout, we expect to cover approximately 66% of the population in a majority of markets in our service area.

     We expect that the combined proceeds of our financings will be sufficient to provide the $303.8 million required for our network buildout plan and for anticipated operating losses from January 2000 through December 2001. We plan to complete construction of our network and be providing PCS service in all of our markets by March 2001. We expect our network to cover approximately 6.1 million residents by December 2000 and approximately 6.4 million residents by March 2001, at which point we expect to have covered approximately 66% of the
9.7 million resident population in our service area. The number of people in the service area covered by our network does not represent the number of PCS subscribers that we expect to have in our service area. At December 31, 1999, we were providing PCS services to approximately 47,000 subscribers in our service area.

     We are focusing our network construction first on the concentrated population and business centers of the major metropolitan areas in our service area and the adjoining interstate highways. We will then build out the smaller markets surrounding the existing built out areas and will continue to build out interstate and state highways. We intend to launch PCS service only after we complete a significant portion of the planned buildout for a given major city. Before we launch service, we will perform extensive field testing to ensure comprehensive and reliable coverage within a particular market. We are providing the overall project and construction management of the design, site acquisition, installation and testing of our PCS system.

     Initial radio frequency design. Lucent Technologies, Inc. and the engineering firm of 3Ngineering, L.L.C. are performing the initial radio frequency design for our network. Lucent or 3Ngineering determines the required number of cell sites to operate our network and identifies the general geographic areas for proposed cell site locations. We have completed the initial radio frequency design for all of our markets that are expected to be completed by December 2000 and for 30% of our markets that are expected to be completed by March 2001.

     Site identification, acquisition and construction. Either we or a commercial real estate firm that advises us identifies and acquires the sites where we will locate the towers, antennae and other equipment to operate our PCS system. After a general geographic area is identified, the commercial real estate firm, or we, identify two potential tower sites within that area location and evaluate them based on various engineering criteria and economic desirability.

     We obtain cell sites in three ways: (1) co-location, (2) construction of a tower by an independent build-to-suit company, or (3) construction of a tower by us. We prefer to co-locate with another wireless company by leasing space on an existing tower or building. When we co-locate, we generally have lower construction costs and it is likely that any zoning difficulties have been resolved. We believe that we need approximately 833 cell sites to achieve approximately 66% coverage of the population in our service area. We expect to co-locate approximately 40% of our cell sites, hire tower construction companies to build 10% and manage construction of 50% ourselves.

     Microwave relocation. Fixed microwave operators previously used the frequencies that are now allocated for PCS licenses. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. We have relocated all microwave paths for the PCS licenses that we own. Sprint PCS is helping us relocate the microwave paths for the PCS licenses that it owns. Sprint PCS is analyzing these relocations as we continue the buildout of our network. We expect to spend less than $20.0 million for relocation. We plan to complete the microwave relocation for the Sprint PCS licenses before our targeted buildout completion date.

     Switching centers. Our service area will have five switching centers located in our four markets of Shreveport and Lake Charles, Louisiana, Jackson, Mississippi and Montgomery, Alabama. We have leased and constructed the Shreveport location. We expect to lease and construct the other locations in time to launch the markets that we expect to complete by March 2001. Each switching center will serve several purposes, including routing calls, managing call handoff, managing access to landlines and providing access to voice mail.

     Interconnection. We will connect our digital PCS network to the landline telephone system through interconnection agreements with local exchange carriers. Before entering the Sprint PCS agreements, we entered into interconnection agreements with BellSouth. Through our agreements with Sprint PCS, we will benefit from the interconnection agreements that Sprint PCS negotiates.

     Long distance and back haul. We have a long distance agreement with our affiliate, Cameron Communications Corporation, for preferred rates for long distance services. We can also buy long distance services from Sprint PCS at favorable rates.

     Network communications equipment. Lucent Technologies, Inc. and Nortel Networks will supply the radio base stations, switches and other related PCS transmission equipment, software and services necessary for our markets that we expect will be built out by December 2000 and some of our markets that we expect will be completed by March 2001. Lucent and Nortel are helping us install and test this transmission equipment. We are still deciding who will provide these products and services for our remaining markets that we expect will be completed by March 2001.

     Network monitoring systems. Our network operations center in Lake Charles, Louisiana will provide around-the-clock monitoring and maintenance of our entire network, including:

   . the constant monitoring for blocked or dropped calls, call clarity and signs of tampering, cloning or fraud.

   .  the recording of network traffic.

   . the overseeing of customer usage, data collected at switch facilities and billing.

Services and Features

     We offer Sprint PCS products and services in our service area. Our products and services are designed to mirror those of Sprint PCS and to become part of the Sprint PCS nationwide network. Our PCS network has significant advantages over competing digital networks.

     Improved quality and technology. We expect an increase in PCS customers as the quality of digital wireless networks continues to approach that of wireline systems. We believe that PCS providers will be first to be able to offer mass market wireless applications in competition with traditional wireline telephone service.

  . Cellular carriers must reserve portions of their cellular spectrum for analog subscribers who cannot use a digital network with their analog equipment or take advantage of the numerous features offered by digital service. Spectrum reserved for this use limits a cellular carrier's ability to offer a mass market product that competes with traditional wireline telephone service.

  . In many smaller metropolitan and rural areas, digital cellular service has not been deployed. Analog service in these areas precludes deployment of a mass market replacement of the traditional wireline phone service in these areas.

  . The shorter travel distance of the signal on PCS spectrum permits PCS carriers to reuse frequencies and increase capacity to a greater extent than cellular carriers.

  . PCS providers have access to 30 MHz of spectrum in major markets and 15
    MHz in others. These amounts are more than enough to offer a replacement for traditional wireline telephone service.

  . One PCS provider, Leap Wireless, exclusively markets its digital PCS service as a replacement for traditional wireline telephone service. In its first year of services, Leap Wireless attracted over 2% penetration in its markets. Through Sprint PCS, we will market pricing plans that are competitive with offerings like Leap Wireless's.

     100% digital wireless mobility. Our PCS network is part of the largest 100% digital, 100% PCS network in the nation. We offer customers in our service area enhanced voice clarity, advanced features and simple, affordable Sprint PCS "Free and Clear" pricing plans. These plans include long distance and wireless airtime minutes that can be used on the Sprint PCS network at no additional charge. Our basic wireless service includes voice mail, caller identification, enhanced call waiting, three-way conferencing, call forwarding, distinctive ringing and call blocking.

     National network. Sprint PCS customers can use Sprint PCS services in our service area and throughout the Sprint PCS network. Sprint PCS, directly and through its affiliates, currently provides wireless service in more than 4,000 cities and communities throughout the United States, Puerto Rico and the U.S. Virgin Islands. Dual-band/dual-mode telephone handsets allow customers to make calls on analog networks where CDMA coverage is not available.

     Caller identification, voicemail, message waiting indicator, short messaging, paging. Caller identification lets users choose which calls to accept and which to send to voicemail. This feature increases the customer's willingness to leave the phone on for incoming calls. Digital voicemail is available at a very cost effective rate and allows for fewer missed calls. Digital handset displays with message waiting indicators eliminate the need to "dial-in" to check voicemail and deliver short messages similar to e-mail or alpha-numeric paging.

     Advanced handsets. Our dual-band/dual-mode telephone handsets allow customers to make and receive calls on both PCS and cellular systems using both digital and analog technology. These advanced handsets allow calls to continue without interruption on cellular networks where PCS service is not offered. They can be equipped for a variety of enhanced features and applications.

     Extended battery life. Our digital handsets can operate in sleep mode while powered on but not in use. This improves efficiency and extends battery life by an estimated five to six times of that of analog handsets. We expect that this feature will increase usage, especially for incoming calls, as the phone can be left on for longer periods.

     Improved voice quality. Our technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection. All of these things result in fewer dropped calls.

     Voice privacy. We use technology that provides for greater privacy and fraud protection. We believe that new features and services will be developed on the Sprint PCS network to take advantage of CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that give it a competitive advantage. We offer a portfolio of products and services developed by Sprint PCS to accommodate the growth in, and the unique requirements of, high speed data traffic. We plan to provide, when available, a number of applications for wireless data services including facsimile, internet access and point-of-sale terminal connections.

Marketing Strategy

     We use a two-tiered marketing approach that:

   . leverages Sprint PCS's nationwide presence, brand name and proven strategies.

   . capitalizes on our regional focus, our history of providing communications services and our ability to respond quickly and creatively to changing customer needs.

     Use of Sprint PCS's brand name and marketing. We benefit from the recognizable Sprint PCS brand names and logos and from Sprint PCS's technological developments.

     Pricing. We use the Sprint PCS pricing strategy. This offers customers in our service area simplified, customer-friendly service plans with preferred options and features. Under our agreements with Sprint PCS, we offer Sprint PCS's consumer pricing plans, including the "Free and Clear" price plans. These plans typically offer service features such as voicemail, enhanced caller identification, call waiting, three-way calling and low per-minute rates. The greater capacity of our and Sprint PCS's technology allows us to offer lower per-minute rates.

     Sprint PCS's "Free and Clear" price plans offer simple and affordable rate plans for the consumer and business customer. These plans include large numbers of base minutes which can be used anywhere on the Sprint PCS network and free long distance calling from anywhere on Sprint PCS's nationwide network. All of Sprint PCS's current national plans:

   . include minutes in any Sprint PCS market (with no traveling charges).

   . have many features and generally require no annual contracts and contain no hidden charges.

   . offer a wide selection of phones.

   . provide the first incoming minute free.

     We offer long-term traveling arrangements with set pricing. We are the only provider of PCS service for non-US Unwired Sprint PCS customers traveling in our service area.

     Advertising. We use the Sprint PCS name and reputation to attract customers more efficiently than competitors with low brand awareness. Sprint PCS has launched a national advertising campaign to promote its products, and we benefit from this national advertising in our service area at no additional cost to us. Sprint PCS also runs numerous promotional campaigns which provide customers with benefits such as additional features at the same rate or free ancillary services. We purchase promotional materials related to these programs from Sprint PCS at their cost.

     In addition, Sprint PCS sponsors many national, regional and local events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional activities and enhance our promotional efforts in our service area.

     Prepaid Subscribers. US Unwired is a leading proponent of prepaid products in the wireless industry. Industry experts believe that 70% of all new wireless activations will be prepay by 2002. We have a system that permits us to track minutes of use, replenish minutes and extinguish minutes not used within 30 days.

     Our prepaid services include a pre-packaged wireless handset, marketed under the brand name Chatpak,(TM) that is pre-activated and includes a pre-set number of minutes. We acquired most of the market for prepaid services by simplifying the phone activation process and allowing the subscriber to control pre-set spending limits. A key component of any prepaid product is the carrier's ability to encourage the subscriber to purchase minutes. We have implemented three key strategies designed to promote high levels of prepaid usage: handset pricing, airtime replenishment and dedicated customer care.

     We believe that the handsets should be priced at a level that encourages the subscriber to think of the handset as a reusable asset and not an impulse purchase. We do not subsidize the phone sales to prepay subscribers to the same extent as we do for sales to post-pay subscribers. We price prepaid minutes at a modest premium to the rates of our post-pay plans.

     The subscriber may purchase additional minutes at hundreds of US Unwired's convenient locations, including our stores, indirect retailers and vending machines located in high traffic areas. Other options include inbound telesales with credit card purchases of airtime through our customer care department or our computerized interactive voice response unit. The dedicated customer care team contacts each prepaid subscriber within 30 days following the purchase of the handset to welcome the subscriber and to validate the subscriber's knowledge of the handset and how to replenish airtime.

     Finally, we have focused our efforts on retaining subscribers. We receive weekly and monthly reports of prepay usage. These reports allow us to focus on subscribers who show less than normal usage patterns.

     Regional focus and customer care. Our regional focus enables us to supplement Sprint PCS's marketing strategies with our own strategies tailored to each of our specific markets. This includes attracting local businesses to enhance our distribution and drawing on our management team's local experience. Our large local sales force executes our marketing strategy through our retail stores and kiosks. Our outside sales force targets business sales. Additionally, we are staffing our retail outlets with full-time customer care representatives to communicate directly with the customers concerning billing and service issues.

     We direct our media and promotional efforts at the community level by advertising Sprint PCS's products and services through television, radio, print advertisements, outdoor advertising, billing inserts and promotional displays in our retail stores. We market our products and services under the name US Unwired along with the Sprint(R) and Sprint PCS(R) logos. Also, we sponsor local and regional events. In addition, Sprint PCS's existing agreements with national retailers provide us with access to over 250 national retail locations in our service area.

     We offer the business user cost-saving features like:

   .home regional roaming rates.

   .free long distance throughout the contiguous United States.

   .voicemail.

   .reduced rates for incoming calls.

In addition, we offer shared minute pools to businesses and families who have multiple users who share the base plan of minutes.

     We are committed to building strong customer relationships by providing customer care that exceeds expectations. Our customers can contact our customer care representatives from any of our handsets at no charge. Our web-based services allow customers to check billing or otherwise manage their accounts on line.

Sales and Distribution

     We target a broad range of consumer and business markets through a sales and distribution plan. We use traditional cellular channels, like our retail stores, mass merchandisers and other national retail outlets, independent agents and an outside sales force. We also use lower-cost methods like direct marketing and a corporate website.

     Retail stores. We have 16 retail stores and six kiosks and plan to open between 30 and 40 additional retail stores by March 2001. Our retail stores are located in the principal retail districts in each market. Kiosks, which are located in Wal-Mart stores, maximize our retail presence in some of our markets and take advantage of high traffic areas. We use our stores and kiosks for much of the distribution and sale of our handsets and services. Sales representatives in these stores and kiosks receive in-depth training which allows them to explain PCS service in an informed manner. We believe that these representatives will foster effective and enduring customer relationships.

     Independent agents. We have a network of over 131 independent agents which creates additional opportunities for local distribution. Most of these businesses are family-owned consumer electronics dealers and wireless telecommunication retailers.

     Mass merchandisers and outlets. We target customers through our mass market retail outlets. We are negotiating distribution agreements based on Sprint PCS's arrangements with national and regional mass merchandisers and consumer electronic retailers, including Radio Shack, Office Depot, Circuit City, Dillard's, Sam's Wholesale Club, Office Max and Best Buy. There are over 250 national retail outlet locations where our customers can purchase our services. We choose these distributors for their ability to target customers in our service area. We support their dedication of valuable floor space to wireless communications products through a local team of retail merchandisers, attention-grabbing materials and consumer appeal.

     Outside sales force. We participate in Sprint PCS's national accounts program, which targets Fortune 1000 companies. Under this program, when a Sprint PCS representative reaches an agreement with the corporate headquarters of a Fortune 1000 company, we service the offices of that corporation that are located within our service area. We generate additional subscribers through Sprint PCS's Business to Business Accounts Teams, which call on businesses of all sizes below the Fortune 1000 tier. In addition, our own outside corporate sales force targets businesses that are not covered by Sprint PCS's national accounts program or its Business to Business Account Teams.

     Inbound telemarketing. Sprint PCS provides inbound telemarketing sales when customers call from our service area. We expect to use the national Sprint PCS (800) 480-4PCS number campaigns that generate call-in leads. These leads are then handled by a US Unwired retail outlet.

     Electronic commerce. Sprint PCS launched an internet site in December 1998 which contains information on Sprint PCS products and services. A visitor to Sprint PCS's internet site who is interested in purchasing a handset for postal zip codes in our service area is referred to our toll free customer care telephone number for assistance. Customers in our service area who purchase products and services over the Sprint PCS internet site become customers of our PCS network.

     Direct marketing and website. In addition to Sprint PCS's efforts, we use direct marketing efforts through direct mail and our own website. We are developing these less expensive and more innovative sales channels to complement the retail presence within our service area as the buildout continues. Our website, www.usunwired.com, provides current information about us, our markets and our product offerings and includes an online store. Our web-based services allow customers to check billing or otherwise manage their accounts on line.

Sprint PCS

     Sprint Corporation is a diversified telecommunications service provider of long distance service, local service, wireless telephone products and services, product distribution and directory publishing activities and other telecommunication activities, investments and alliances. Sprint PCS, a group of subsidiaries of Sprint, operates the only 100% digital, 100% PCS wireless network in the United States. Sprint PCS, directly and through its network partners like US Unwired, holds PCS licenses to provide this service in more than 4,000 cities and communities throughout the United States, Puerto Rico and the U.S. Virgin Islands. The Sprint PCS network uses CDMA technology.

     Through an affiliate, Sprint launched the first commercial PCS service in the United States in November 1995. Since then, the number of Sprint PCS subscribers has grown to approximately 5.7 million as of December 31, 1999:


   . in 1999, Sprint PCS added approximately 3.1 million new subscribers, including 20,000 in Hawaii acquired from PrimeCo Personal
     Communications.

   . as of December 31, 1999, Sprint PCS, together with its network partners, operated PCS systems within the United States and its territories covering approximately 270 million people in more than 4,000 cities and communities.

     The chart below illustrates Sprint PCS's subscriber growth from the beginning of 1997 to the end of the fourth quarter of 1999.



 1st Qtr  2nd Qtr  3rd Qtr  4th Qtr  1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
  1997     1997     1997      1997    1998     1998     1998      1998
 -------  -------  -------  -------  -------  -------  -------  -------
   .2       .3       .6        .9      1.1      1.4      1.8      2.6



1st Qtr  2nd Qtr  3rd Qtr  4th Qtr
  1999     1999     1999      1999
-------  -------  -------  -------
  3.4       4.0     4.7      5.7



     Sprint PCS currently provides service through:

   . operation of its own digital network.

   . strategic affiliations with other companies, primarily in and around smaller metropolitan areas.

   . placing and receiving calls on analog cellular networks of other providers using dual-band/dual-mode handsets.

   . placing and receiving calls on digital PCS networks of other CDMA-based providers.

     Sprint PCS has a strategy to expand its PCS network through agreements with independent wireless companies, like US Unwired, to construct and manage the Sprint PCS markets and to market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities next to current and future Sprint PCS markets. For example, our service area connects to Sprint PCS's markets in Houston, Dallas, Little Rock, New Orleans, Memphis, Tallahassee and Birmingham.

Cellular and Paging Services

     We provide cellular and paging service in Lake Charles, Leesville, Jennings, Sulphur and Cameron, Louisiana through our subsidiary, Unwired Telecom Corp. At December 31, 1999, we had approximately 59,000 cellular subscribers and approximately 24,000 paging subscribers. Our Louisiana cellular and paging business had $46.2 million in revenues for the year ended
December 31, 1999.

     We are currently reviewing our strategic options with respect to our cellular operations. These options include:

   . sale of the system.

   . conversion of our cellular subscribers to Sprint PCS subscribers.

     We have not made a decision to take either of these actions or any action at all.

Competitive Local Exchange Carrier Services

     As of December 31, 1999, we owned a 56.7% interest in LEC Unwired, LLC, a competitive local exchange carrier company. A competitive local exchange carrier provides local telephone and data services in competition with the current local service provider. On March 22, 2000, we adopted a formal plan to sell our interest in LEC Unwired. See "Certain Relationships and Related Transactions."

Competition

     We will compete in our service area with the current cellular providers and new PCS providers. The cellular providers in our service area serve different geographic segments of our service area, but no one cellular carrier provides complete coverage throughout our service area. Some of these cellular providers offer a digital product also, but it typically covers only a small segment of our service area.

     Of our PCS competitors, only PrimeCo, TeleCorp PCS, Inc., Tritel PCS, Inc. and Alltel Corp. will provide service comparable to ours in our service area. PrimeCo uses CDMA technology and is licensed to offer PCS services in all of our Louisiana and Texas markets but has not indicated any intention to buildout a network in these markets. Telecorp and Tritel recently announced that they intend to merge and will operate in parts of the south-central and southeastern United States under a common regional brand name, SunCom, as members of the AT&T wireless network. We expect the merged company to compete with us in our Monroe, Louisiana market and in our Alabama, Arkansas and Mississippi markets. Alltel is a current PCS provider in several of our markets.

     Our ability to compete effectively with other PCS providers will depend on:

   . the continued success of CDMA technology in providing better call quality and clarity than analog cellular systems.

   . our competitive pricing with various options suiting individual subscriber's calling needs.

   . the continued expansion and improvement of the Sprint PCS network, customer care system and telephone handset options.

     We will compete also with paging, enhanced specialized mobile radio and dispatch companies in our markets. Potential users of PCS systems may satisfy their communications needs with other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

     Sprint PCS has chosen CDMA technology, which we believe offers significant advantages in the marketplace. CDMA is one of three languages that wireless telephones use to communicate with the phone network. The other two predominant standards are TDMA and GSM.

     CDMA offers superior call quality and clarity. CDMA also offers the highest capacity of the three standards. This means that more simultaneous calls can be handled on a CDMA network than on equivalent TDMA or GSM networks. CDMA also offers a high level of security, giving customers confidence that their calls remain private. CDMA offers many advanced features such as short text messaging, internet access, call waiting, call forwarding and three way calling. Several providers in the United States, including Sprint PCS, Bell Atlantic and PCS PrimeCo, have adopted CDMA.

     TDMA is generally less expensive to deploy if a carrier seeks to overlay an analog network, like a cellular carrier would be required to do. TDMA also offers increased call security and advanced features like those available on a CDMA network. Several providers in the United States, including AT&T Wireless Services, Tritel, Triton and Telecorp, have adopted TDMA.

     GSM is the most widely adopted standard around the world. It originated in Europe, where it continues to be the dominant standard. It has been widely deployed for over ten years, which means that economies of scale for network and handset equipment have been achieved. This has lowered the cost of purchasing the equipment for a GSM system. GSM also offers increased call security and advanced features like those available on a CDMA network. Several providers in the United States, including BellSouth, VoiceStream Wireless, and Powertel, have adopted GSM.

     We do not currently face competition from resellers on our facilities. A reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public but does not hold FCC licenses or own facilities. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. We expect to continue to be subject to the FCC rule that requires cellular and PCS licensees to permit resale of carrier service.

     Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain subscribers principally on the basis of services and features, the size and location of our service areas, network coverage and reliability, customer care and pricing. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

Government Regulation

     The FCC and other state and local regulatory agencies regulate our PCS and cellular systems and our competitive local exchange carrier operations.

     Licensing of PCS systems. A broadband PCS system operates under a service area license granted by the FCC for a particular market. These licenses operate on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC awards all PCS licenses by auction.

     We hold some F-block PCS licenses. We had to qualify as a "designated entity" to get them from the FCC. Our "designated entity" status may limit our ability to accept additional equity investments in the future.

     All PCS licenses have a 10-year term and must be renewed at the end of this term. The FCC generally will renew a PCS license if the licensee provided substantial service during the past license term and substantially complied with applicable law. The FCC may revoke a license for serious violations of FCC rules. All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may lose the service area that is not covered, or the license.

     For up to five years after a PCS license is granted, a PCS licensee must share spectrum with existing licensees that operate fixed microwave systems within its license area. To operate our PCS systems efficiently and with adequate population coverage, we must relocate many of these existing licensees. The FCC has adopted a transition plan to relocate microwave operators and a cost sharing plan for relocation that benefits more than one PCS licensee. These plans expire on April 4, 2005.

     The FCC regulates PCS resale practices also.

     Licensing of cellular telephone systems. The FCC awards licenses for cellular telephone systems by auction. Cellular licenses generally last for 10 years and may be renewed for periods of up to 10 years. The FCC may revoke a license for serious violations of FCC rules. The FCC may deny renewal if it determines that the grant of an application would not serve the public interest. In addition, at the renewal time, other parties may file competing applications for the license. A license in good standing is entitled to a renewal expectancy. This gives the current license holder an advantage over competing applicants.

     The FCC regulates cellular service resale practices and the terms under which ancillary services may be provided through cellular facilities.

     We use landline facilities to connect cell sites and to link them to the main switching office. The FCC separately licenses and regulates these landlines.

     Other regulatory requirements. The FCC imposes additional regulatory requirements on all commercial mobile radio service, or CMRS, operators, which include PCS and cellular systems as well as some specialized mobile radio systems. These requirements may change. Some of the current requirements include:

   . Resale. Most CMRS operators, including us, largely may not restrict the resale of their services so that resellers may use the facilities of the CMRS operator to introduce a competitive service.

   . Roaming. CMRS carriers must provide service to all subscribers of a compatible CMRS service in another geographic region.

   . Number portability. CMRS carriers will soon be required to allow their customers to take their phone numbers with them if they change to a competitive service and must now be able to deliver calls to carried numbers.

   . Enhanced 911. CMRS carriers must transmit 911 calls from any qualified handset without credit check or validation, must provide 911 service to individuals with speech or hearing disabilities, and must provide the approximate location of the 911 caller.

   . Wiretaps. CMRS carriers must provide law enforcement personnel with sufficient capacity to enable wiretaps on the CMRS network.

   . Calling party pays. The FCC is considering rules to permit CMRS operators to charge the party making the call. The new rules, if adopted, would place consumer protection and uniform notification requirements on the service.

   . Customer information. The FCC has rules that protect the customer against the use of customer proprietary information for marketing purposes. A federal court recently struck down these rules, but the FCC has stayed the effect of this decision by petitioning for rehearing.

   . Interconnection. All telecommunications carriers, including CMRS carriers, must interconnect directly or indirectly with other telecommunications carriers.

   . Universal service and other fees. The FCC imposes large universal service support fees on telecommunications carriers, including CMRS carriers. The FCC imposes smaller fees for telecommunications relay service, number portability and the cost of FCC regulation.

   . Spectrum cap. There are limitations on a person's ownership in licenses for more than 45 MHz of PCS, cellular and some specialized mobile radio services in metropolitan statistical areas and 55 MHz in rural service areas where there is significant overlap in any geographic area. Significant overlap means that at least ten percent of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). We believe that we are in compliance with these limits.

     Transfers and assignments of PCS and cellular licenses. The FCC must approve the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC requires licensees who transfer control of a PCS license within the first three years of their license term to disclose the total consideration received for the transfer. FCC approval is not required for the sale of an interest that does not transfer control of a license. Any acquisition or sale of PCS or cellular interests may also require the prior approval of the Federal Trade Commission, the Department of Justice and state or local regulatory authorities.

     Foreign ownership. The Communications Act of 1934 limits the non-U.S. ownership of licensees. If foreign ownership exceeds the permitted level, the FCC may revoke the PCS licenses or require an ownership restructuring. We believe that we comply with these limitations.

     Additional spectrum. In 2000, the FCC is expected to auction spectrum which could be used to compete with our PCS system. We have no way of knowing whether the persons who acquire the licenses for the new spectrum in our service area will offer a competitive service.

Intellectual Property

     The Sprint(R) and Sprint PCS(R) brand names and logos are registered service marks owned by Sprint. We have license agreements with Sprint that allow us to use, without payment and only in our service area, the Sprint design logo and "diamond" symbol and other Sprint service marks, like the phrases "The Clear Alternative to Cellular" and "Clear Across the Nation." We can use some of Sprint's licensed marks on some wireless telephone handsets. The license agreements have many restrictions on our use of their licensed marks. We are the only person entitled to market Sprint PCS products and services in our service area, except for the Sprint PCS national marketing programs.

Employees

     As of December 31, 1999, we had approximately 650 employees, of which approximately 70 were associated with our discontinued operations. Our employees are not represented by a union. A recent employee survey conducted by an independent third party reported a high level of job satisfaction for over 90% of the employees surveyed.

Properties

     We lease space for our switches in Lake Charles and Shreveport, Louisiana, and for our corporate operations, network operators and customer care and data center in Lake Charles, Louisiana. We own two store sites, and we lease nine store sites in Louisiana and five in Texas. At December 31, 1999, we owned 216 and leased 93 cellular, PCS, paging and microwave towers.

     We recently purchased for $2.7 million an 11-story, 115,300 square foot office building in downtown Lake Charles for our corporate headquarters. Even though we are in the initial stages of evaluating the project, we expect to spend approximately $5.0 million over several years to upgrade and renovate the facility.

Legal Proceedings

     We are from time to time involved in litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our pending or threatened litigation will materially impair our business.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

     Wireless communications systems use radio frequencies to transmit voice and data. These systems are:

    . one-way radio applications, like paging or beeper services.

    . two-way radio applications, like cellular, PCS, enhanced specialized mobile radio networks and two-way paging.

     The FCC has licensed each application and allocated to each application a distinct radio frequency block.

     Cellular and PCS are the major two-way applications licensed by the FCC. Most subscribers today use cellular service as their wireless voice communications service. Cellular systems are mostly analog-based systems, but digital technology has been introduced in most metropolitan markets. Analog-based systems send signals that resemble the input signal. In digital systems, the input signal is coded into a binary form before the signal is transmitted.

     In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for a new wireless personal communications service known as PCS. PCS differs from traditional analog cellular telephone service because it operates at a higher frequency and uses only advanced digital technology. Many cellular systems now use digital technology, but all continue to offer analog service as well. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems also have greater frequency reuse than analog systems resulting in greater capacity than analog systems. This enhanced capacity, along with enhancements in digital protocols, allows digital-based wireless technologies (whether using PCS or cellular frequencies) to offer new and enhanced services and more robust data transmission like greater clarity, better security, facsimile, electronic mail and connection to notebook computers with computer/data networks.

     Cellular service was first introduced in the United States in 1983. Paul Kagan Associates, Inc., an independent media and telecommunications association, estimates that there were approximately 87 million wireless subscribers in the United States as of December 31, 1999. This amount represents an overall wireless penetration rate of 31.1%. This means that 31.1% of the United States population at that time were wireless subscribers.

     The following table shows some statistics for the domestic wireless telephone industry as a whole:

                                              Year Ended December 31,
                                     -----------------------------------------
                                      1993   1994   1995   1996   1997   1998
Total service revenues (in
   billions)........................ $10.9  $14.2  $19.1  $23.6  $27.5  $33.1
Ending wireless subscribers (in
   millions)........................  16.0   24.1   33.8   44.0   55.3   69.2
Subscriber growth...................  45.1%  50.8%  40.0%  30.4%  25.6%  25.1%
Average monthly revenue per
   subscriber(/1/).................. $72.47 $63.48 $58.80 $54.85 $49.07 $46.83
Ending penetration..................   6.2%   9.2%  12.8%  16.5%  20.6%  25.3%

---------------------
Source: Cellular Telecommunications Industry Association; U.S. Census Bureau.

(1) Including roaming revenues.

     Paul Kagan estimates that the number of wireless users will increase to approximately 151 million by 2002 and 198 million by 2005. Paul Kagan expects that 34% of total users in 2002 and 43% in 2005 will be PCS users. Paul Kagan estimates that total wireless industry penetration will grow to 53% in 2002 and 69% in 2005.

     We believe that the predicted growth in the consumer market for wireless telecommunications will come from:

   .declines in costs of service.

   .increased functional versatility.

   .increased awareness of the benefits associated of PCS service.

   .rapid growth of notebook computers and personal digital assistants.

   .software programs for electronic mail, faxes and database searching.

     We believe that our markets are well positioned to benefit from the growth predicted for the wireless industry as forecast by the Cellular
Telecommunications Industry Association, or CTIA. We believe that our markets and other markets similar to ours will experience the fastest growth in subscribers because we currently have relatively low wireless penetration.

     The following chart illustrates the annual growth in wireless subscribers and total industry revenues during the periods indicated:




         1985   1986    1987   1988   1989   1990   1991   1992    1993
         ----   ----   -----  -----  -----  -----  -----  ------  ------
          340    682   1,231  2,069  3,509  5,283  7,557  11,033  16,009




                 1994    1995    1996    1997    1998
                ------  ------  ------  ------  ------
                24,134  33,786  44,043  55,312  69,209


     Wireless communications systems, whether PCS or cellular, are divided into multiple geographic areas, known as cells. Each cell contains a transmitter, a receiver and signaling equipment, together referred to as the cell site. The cell site is connected by microwave or landline telephone lines to a switch that uses computers to control the operation of the cellular or PCS communications system for the entire service area. The system controls the transfer of calls from cell to cell as a subscriber's wireless telephone handset travels, coordinates calls to and from wireless telephone handsets, allocates calls among the cells within the system and connects calls to the local landline telephone system or to a long distance carrier. Wireless communications providers establish interconnection agreements with local exchange carriers and interexchange carriers to integrate their systems with the existing landline communications system. Because the signal strength of a transmission between a wireless telephone handset and a cell site declines as the handset moves away from the cell site, the switching office and the cell site monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another cell site where the signal strength is stronger.

     Wireless systems in the United States can be either analog or digital. Traditional cellular providers have analog systems. Most of these systems have been in operation for over ten years. Many cellular providers are converting their analog systems to digital systems. These digital systems are new and less established. PCS systems are totally digital, and PCS equipment vendors have never made analog equipment for a PCS system.

     Digital wireless systems in the United States, whether PCS or cellular, are not necessarily compatible. U.S. digital systems use one of three designs, known as CDMA, TDMA and GSM. Each design uses a different digital language to send calls. The FCC has never required all U.S. digital systems to work together. This means that, for example, a subscriber who carries a CDMA phone into an area with a system that uses GSM language will not be able to make a call with that phone on the GSM system. The subscriber could make a call on the existing analog cellular system if the subscriber has a special phone that works on both CDMA and analog cellular systems. Despite the limitations of wireless system compatibility described above, once a wireless subscriber accesses the telephone network, the subscriber can complete a call to any other telephone, including wireline telephones and telephones that use incompatible wireless technologies.

     Vendors of wireless equipment have somewhat solved the problem of the incompatibility of the three languages. These vendors have created phones that work on more than one frequency, like PCS and cellular, and more than one mode, like CDMA and analog. This means that a subscriber using one of these phones can make calls on more than one type of system. For example, if we distribute one of these phones for use on our PCS network, which uses CDMA language, but the subscriber is in an area without a CDMA system, the subscriber can use the phone on other networks in that area.

     All digital wireless providers, whether they use CDMA, TDMA or GSM language, face the same problems of incompatible systems that we do with our CDMA system. Analog cellular subscribers have the greatest coverage area, but digital cellular subscribers enjoy other benefits like longer battery life and better quality of calls.

                             SPRINT PCS AGREEMENTS

Overview of Sprint PCS Agreements

     We have three management agreements with Sprint PCS. Under the first agreement dated June 8, 1998, LA Unwired has the right to manage the Sprint PCS services in the service areas listed below.

     El Dorado-Magnolia-Camden, Arkansas     Shreveport, Louisiana
     Pine Bluff, Arkansas                    Longview-Marshall, Texas
     Alexandria, Louisiana                   Paris, Texas
     Houma-Thibodaux, Louisiana              Texarkana, Texas
     Lake Charles, Louisiana                 Tyler, Texas
     Monroe, Louisiana

     We own the PCS licenses for the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service areas. We currently offer PCS service in Alexandria, Houma-Thibodaux, Lake Charles, Monroe and Shreveport, Louisiana, and Beaumont-Port Arthur, Longview-Marshall, Lufkin-Nacogdoches, Texarkana and Tyler, Texas and Montgomery, Alabama.

     The second agreement dated February 8, 1999 gives LA Unwired the right to manage Sprint PCS services in the following service areas:

     Anniston, Alabama                   Pensacola, Florida
   Birmingham, Alabama (Chilton, Cullman, Talladega, Coosa and Tallapoosa
       counties only)
                                         Tallahassee, Florida (Jackson county
                                      only)
     Decatur, Alabama                    Columbus, Mississippi
     Florence, Alabama                   Greenville, Mississippi
     Gadsen, Alabama                     Hattiesburg, Mississippi
     Huntsville, Alabama                 Jackson, Mississippi
     Mobile, Alabama                     Laurel, Mississippi
     Montgomery, Alabama                 McComb, Mississippi
     Selma, Alabama                      Meridian, Mississippi
     Tuscaloosa, Alabama                 Natchez, Mississippi
     Hot Springs, Arkansas               Tupelo, Mississippi
     Little Rock, Arkansas (Clark,       Vicksburg, Mississippi
     Dallas, Grant and Nevada counties   Memphis, Tennessee (Grenada,
      only)                                Montgomery, Tallahatchie and
     Fort Walton Beach, Florida            Yalobusha counties in Mississippi
     Panama City, Florida               only)
                                         Nashville, Tennessee (Marshall and
                                         Giles

     As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," we entered into a third agreement dated January 7, 2000. Under this agreement, Texas Unwired, a Louisiana general partnership, has the right to manage Sprint PCS services in Beaumont-Port Arthur and Lufkin-Nacogdoches, Texas.
                                          counties only)

     Sprint PCS owns the PCS licenses for all of the service areas covered by the Sprint management agreements (other than the Alexandria, Lake Charles, Monroe and Shreveport, Louisiana and Longview-Marshall, Paris and Texarkana, Texas service area licenses, which we own). Sprint PCS gives us the right to use their licenses in the management agreements.

     The Sprint management agreements require us to:

   . construct and manage the service areas in the manner described in the Sprint management agreements.

   . distribute Sprint PCS products and services and establish distribution areas in the service areas.

   . conduct advertising and promotion activities in the service areas.

   . manage the customer base of Sprint PCS that has an area code and prefix assigned to the service areas covered by the agreements.

     Sprint PCS can access the network that we build for Sprint PCS. Sprint PCS pays us a management fee to use our service area for sales and marketing and to manage the service areas covered by Sprint PCS's licenses. In areas where we use our own licenses, we pay Sprint a fee to be a Sprint PCS network partner.

     Each Sprint management agreement requires us to follow program requirements that are used throughout the nationwide Sprint PCS network. We must continue to follow these program requirements if Sprint PCS changes them. The program requirements involve:

   . management of the service area.

   . our participation in Sprint PCS distribution programs on a national and regional basis.

   . cost sharing and auditing in connection with distribution programs.

   . handset logistics and distribution.

   . retail store guidelines.

   . participation in Sprint PCS national account programs.

   . establishment of integrated networks with Sprint PCS in each area serviced by us.

   . roaming and inter-service area programs.

   . adherence to Sprint technical program requirements.

   . customer service matters.

   . invoice presentation.

   . billing cycles.

   . management of fraud and receivables.

   . disaster contingencies.

     We also have trademark and service mark license agreements with Sprint Communications Company, L.P. and trademark and service mark license agreements with Sprint Spectrum L.P. We plan to enter into a services agreement for Sprint to provide us on a contract basis with selected back office functions such as billing and customer care for a limited number of our markets.

The Management Agreements

     Under our management agreements with Sprint PCS, we have agreed to:

   . construct and manage a network in our service area in compliance with our and Sprint PCS's PCS licenses and the management agreement.

   . distribute Sprint PCS products and services.

   . use Sprint PCS's and our own distribution channels in our service area.

   . conduct advertising and promotion activities in our service area.

   . manage that portion of Sprint PCS's customer base assigned to our service area.

     Sprint PCS will supervise our PCS network operations and has unconditional access to our PCS network.

     Exclusivity. We are the only person who is entitled to manage or operate a PCS network for Sprint PCS in our service area. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our service area while our management agreements are in place. Sprint PCS may make national sales to companies in our service area and, as permitted by the FCC, may resell Sprint PCS products and services in our service area.

     Expansion. If Sprint PCS decides to expand our service area, it must give us written notice. We then have 90 days to decide whether to buildout the proposed area. If we do not, Sprint PCS may buildout the proposed area or permit another third party to do so.

     Network buildout. The management agreements describe our Sprint PCS affiliation and the required network buildout plan. We have agreed to cover a specified percentage of the population at coverage levels ranging from 65% to 75% within each of the 41 markets in our service area by specified dates ending in June 2001.

     Products and services. The management agreements identify the products and services that we may offer in our service area. These services include Sprint PCS consumer and business products and services. We are allowed to sell non-Sprint PCS wireless products and services if they do not cause distribution channel conflicts or consumer confusion with Sprint PCS's products and services. We may cross-sell services like internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier unless we either name Sprint's local exchange carrier as the only distributor or get approval from Sprint PCS.

     We participate in the Sprint PCS sales programs for national sales to customers and handle national accounts located in our service area. We have a long distance agreement with our affiliate,

Cameron Communications Corporation, for preferred long distance rates. We can also buy long distance services from Sprint PCS at favorable rates.

     Service pricing, traveling and fees. We must offer national and regional Sprint PCS pricing plans, including Sprint PCS's "Free and Clear" plans. We can set our own local price plans for Sprint PCS products and services offered only in our service area, but we must get Sprint PCS's approval.

     Our management agreements require revenue sharing of 8% to Sprint PCS and 92% to US Unwired, except for amounts collected with respect to taxes. We keep 100% of revenues, however, from:

     .non-US Unwired Sprint PCS customers traveling in our service area.

     .sales of handsets and accessories.

     .proceeds from sales not in the ordinary course of business.

     Although many Sprint PCS subscribers will purchase a pricing plan that allows traveling anywhere on the Sprint PCS network without additional charges, we earn revenues from every minute that we carry a non-Sprint PCS subscriber's call on our PCS network. This is called roaming. We earn revenues from Sprint PCS for Sprint PCS's or its network partners' subscribers traveling in our service area. Similarly, we pay for every minute that our own subscribers use the Sprint PCS nationwide network outside our service area. Sprint PCS's third party roaming agreements set the rate for roaming onto a non-Sprint PCS provider's network.

     Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of Sprint PCS products and services. We are responsible for advertising and promotion in our service area. Sprint PCS's service area includes the urban markets around our service area. Sprint PCS will pay for advertising in these markets. Given the proximity of those markets to ours, we expect considerable overlap from Sprint PCS's advertising in surrounding urban markets.

     Program requirements. We will comply with Sprint PCS's program requirements for technical standards, customer service standards, national and regional distribution, national accounts programs and traveling and inter-service area services. Sprint PCS can adjust the program requirements from time to time. We can appeal Sprint PCS's adjustments, but this could cause an unreasonable increase in cost to us if the adjustment:

     .costs more than 5% of the sum of our equity plus our outstanding long term debt.

     .increases our operating expenses by more than 10% on a net present value basis.

If Sprint PCS denies our appeal and we do not follow the program adjustment, Sprint PCS has the termination rights described below.

     Non-competition. We may not offer Sprint PCS products and services outside our service area without the prior written approval of Sprint PCS. Within our service area, we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand or brands of our related parties. We may offer other products and services approved under the management agreements, but we may not use a brand of a significant competitor of Sprint PCS or its related parties for those products and services.

     Inability to use non-Sprint PCS brand. We may not sell Sprint PCS products and services on a non-branded, "private label" basis or under any name other than the Sprint PCS brand. There are exceptions for sales to resellers and in the trademark and service mark license agreements.

     Termination of management agreements. Each management agreement lasts for 50 years with an initial period of 20 years and three automatic, successive 10-year renewal periods. The management agreements can be terminated for:

   . the termination of Sprint PCS's PCS licenses.

   . a breach of the management agreement that is not corrected.

   . the bankruptcy of a party to the management agreement.

   . the management agreement not complying with any applicable law in any material respect.

   . the termination of either of the trademark and service mark license agreements.

   . our failure to obtain the financing necessary for the buildout of our PCS network and for our working capital needs.

     Sprint PCS agreed that the issuance of our senior subordinated discount notes and the preferred stock investment by The 1818 Fund would meet the financing requirements of the management agreements.

     If a management agreement is terminated or not renewed, we and Sprint PCS have specified rights. If we can terminate the management agreement because of something that Sprint PCS did or did not do, generally we may:

   . require Sprint PCS to purchase all of our operating assets used in our PCS network for at least 80% of our entire business value, which is described below;

   . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of:

     . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

     . 9% of our entire business value; or

   . sue Sprint PCS for damages instead of terminating the management agreement.

     If Sprint PCS can terminate the management agreement because of something that we did or did not do, generally Sprint PCS may:

   . require us to sell our PCS operating assets to Sprint PCS for an amount equal to 72% of our entire business value;

   . require us to purchase, subject to governmental approval, the licensed spectrum for the greater of:

     . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or

     . 10% of our entire business value;

   . take any action to correct our breach of the management agreement. This may include taking responsibility for, and operating, our PCS network; or

   . sue us for damages instead of terminating the management agreement.

     Non-renewal of management agreements. If Sprint PCS gives us timely notice that it does not intend to renew the management agreement, we may:

   . require Sprint PCS to purchase all of our operating assets used in our PCS network for 80% of our entire business value; or

   . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date we terminate the management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for the greater of:

     . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

     . 10% of our entire business value.

     If we give Sprint PCS timely notice that we do not intend to renew the management agreement, or if we both give notice of non-renewal, or if the management agreement can be terminated because it does not comply with legal or regulatory requirements, Sprint PCS may:

   . purchase all of our operating assets for 80% of our entire business value; or

   . require us to purchase, subject to governmental approval, the licensed spectrum for the greater of:

     . the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS, or

     . 10% of our entire business value.

     If the entire business value must be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following assumptions:

   . the entire business value is based on the price a willing buyer would pay a willing seller for the entire on-going business.

   . the then-current customary means of valuing a wireless telecommunications business will be used.

   . the business is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements.

   . we own the spectrum and frequencies presently owned by Sprint PCS and subject to the Sprint PCS agreements.

   . the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

     If the management agreement is terminated or not renewed, we may be obligated to allow Sprint PCS customers to travel at favorable prices in the service areas where we own the licenses and to allow Sprint PCS to sell some of our products there.

     If the management agreement ends for any reason other than a loss of the licenses or regulatory considerations, and if Sprint PCS does not transfer the disaggregated licenses to us, then Sprint PCS must buy our PCS operating assets except those for the Shreveport, Alexandria and Monroe service areas.

     Right of first refusal/offer. Before we can accept an offer to sell the properties used in specified markets, we must first offer them to Sprint PCS on the same terms. Also, if we want to transfer an ownership interest in LA Unwired or Texas Unwired to an unrelated third party, we must first give Sprint PCS a right of first offer for the interest.

The Trademark and Service Mark License Agreements

     We are permitted to use the Sprint and Sprint PCS brand names, "diamond" symbol and other trademarks and service marks like "The Clear Alternative to Cellular" and "Clear Across the Nation" on Sprint PCS products and services. We do not pay to use these names and marks, but we cannot transfer the right to use them. We believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness and provide us an immediate benefit in the market place. To use the licensed marks, we must follow quality standards determined by Sprint and Sprint PCS. We cannot use the licensed marks in a manner that would reflect adversely on the image of quality symbolized by the licensed marks. We will notify Sprint and Sprint PCS promptly if we know of any violation of any of the licensed marks within our service area and will help Sprint and Sprint PCS enforce their rights. We have agreed with Sprint and Sprint PCS to repay each other for losses caused by a significant violation of the trademark license agreements. In addition, we will repay Sprint and Sprint PCS for any loss suffered from our use of the licensed marks or sale of any Sprint or Sprint PCS products and services, unless the losses are from our use of the licensed marks in compliance with certain guidelines.

     Sprint and Sprint PCS can terminate the trademark and service mark license agreements if we file for bankruptcy or significantly violate the agreement, or if our management agreement is terminated. We can terminate the trademark and service mark license agreements if Sprint or Sprint PCS abandons the licensed marks or files for bankruptcy, or if the management agreement is terminated.

Consent and Agreement for the Benefit of our Senior Lenders

     Sprint PCS has a consent and agreement, or lender consent, with the lenders under our credit facilities. The lender consent modifies Sprint PCS's rights and remedies under our Sprint PCS management agreements for the benefit of the lenders and vendor guarantor under our credit facilities and any refinancing of it.

     The lender consent generally provides for:

   . Sprint PCS's consent to the pledge of the stock of our subsidiaries and a security interest in all of our assets, including the Sprint PCS management agreements.

   . Sprint PCS not to end our management agreements until our senior financing is satisfied under the lender consent.

   . a prohibition on competing Sprint PCS networks in our service area.

   . Sprint PCS to maintain 10 MHz of PCS spectrum in all our markets.

   . redirection of payments from Sprint PCS to our lenders under specified circumstances.

   . Sprint PCS and our lenders to provide to each other notices of default.

   . the appointment of a temporary replacement manager, including Sprint
     PCS, to operate our PCS network under the Sprint PCS management agreements if our lenders accelerate our repayment of our financing or if there is a reason to end the Sprint PCS management agreements.

   . our lenders or Sprint PCS to assign the Sprint PCS agreements and sell our assets or stock to a qualified purchaser other than a major competitor of Sprint PCS or Sprint.

   . us to buy spectrum from Sprint PCS and sell our assets or stock to any qualified purchaser.

   . Sprint PCS to buy our assets or our debt.

   . the vendor guarantor to have a claim on assets following the payment of the guarantee.

                                   MANAGEMENT

Executive Officers and Directors

     These persons are our directors and executive officers:

         Name            Age Office
William L. Henning, Jr    47 Chairman, Chief Executive Officer and Director
Robert W. Piper           41 President, Chief Operating Officer and Director
Jerry E. Vaughn           55 Chief Financial Officer
Thomas G. Henning         40 Secretary, General Counsel and Director
William L. Henning, Sr.   76 Director
John A. Henning           44 Director
Lawrence C. Tucker        56 Director
Andrew C. Cowen           29 Director
Michael D. Bennett        35 Vice President and General Manager of Wireless Operations
Jack J. Blanchard         40 Vice President of Marketing
Don A. Matz               41 Vice President of Information Technologies
Brenda S. McElveen        54 Vice President of Administration
Paul J. Clifton           45 Vice President of Research and Development

     William L. Henning, Jr. presently serves as our director and Chief Executive Officer. He has held these positions since 1988. Before 1988, he was our General Manager. He has been involved in the senior management of Cameron Telephone Company and us since 1976. He has also served as our Chairman, President and Vice President. He was also President of Mercury Information Technologies, Inc., which has owned and operated a cable television franchise, a voice mail service and an internet access service, for over five years. From 1991 to 1998, he served as a director of First National Bank of Lake Charles.

     Robert W. Piper has been our President and Chief Operating Officer, since 1995. He served as our Chief Financial Officer from 1994 to 1995 and as Vice President and General Manager of our long distance operations from 1987 to 1990 and of our wireless business from 1987 until 1994. He joined us in 1985 as comptroller. He served on the Board of Directors of the Cellular Telecommunications Industry Association from 1992 to 1994 and from 1998 to 1999.

     Jerry E. Vaughn has served as our Chief Financial Officer since June 7, 1999. He has over 20 years of diversified financial management experience and focused the last 11 of these years in the telecommunications industry. From 1994 until he joined us, Mr. Vaughn was President of NTFC Capital Corporation, a subsidiary of GE Capital. Before that, he was Treasurer of Northern Telecom Finance Corporation and Vice President of Mellon Bank Corporation.

     Thomas G. Henning has been General Counsel of us and Cameron Telephone Company since 1994. He is responsible for general corporate, regulatory and other legal matters. Before becoming General Counsel, Mr. Henning was a partner with the law firm of Stockwell, Sievert, Viccellio, Clements and Shaddock. He remains of counsel to this firm. He has been an officer and director of us since 1988.

     William L. Henning, Sr. has been our director since our predecessor's incorporation in 1967. He practiced law for ten years after law school and has been involved in the telecommunications industry for over 45 years. He was an executive officer and director of Cameron Telephone Company for over 40 years. He has also served as director of the National Rural Telecom Association since 1973. He was President of the Louisiana Telephone Association in 1955. He served as a director of the West Calcasieu Port, Harbor and Terminal District from 1964 to 1978, of the Calcasieu Parish Industrial Development Board from 1972 to 1986, of the United States Telephone Association from 1982 to 1988 and of Calcasieu Marine National Bank from 1985 to 1996. He was a commissioner of the Chenault Industrial Airpark Authority from 1986 to 1988.

     John A. Henning has served as our officer and director and as a director of Cameron State Bank since 1988. He served as President of our Louisiana cellular operations from 1987 to 1995. He was a director of the Louisiana Telephone Association from 1984 to 1995 and its President from 1993 to 1995.

     Lawrence C. Tucker has been our director since November 1999. He has been a General Partner of Brown Brothers Harriman & Co. since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He co-founded and has supervisory responsibility for BBH & Co.'s private equity funds, which are known as The 1818 Funds and which have raised capital commitments of $1.5 billion. He is a director of MCI WorldCom, Inc., the MCI WorldCom Venture Fund, National Healthcare Corporation, Riverwood Holdings, Inc., VAALCO Energy Inc., World Access, Inc. and National Equipment Services, Inc.

     Andrew C. Cowen has been our director since January 2000. He has been employed by Brown Brothers Harriman & Co. since 1992 and is currently a senior vice president and specializes in private equity investments. He is a director of Computerized Medical Systems, Inc.

     Michael D. Bennett has served as Vice President and General Manager of wireless operations since January 2000 when he joined us. He has 15 years of telecommunications experience and spent the last five years in various positions with PrimeCo, including area director and sales and marketing director in Jacksonville, Florida, and director of strategy and planning in Dallas, Texas. He has also worked in various management positions at U.S. Intelco Networks in Olympia, Washington and Century Telephone Enterprises, Inc. in Monroe, Louisiana.

     Jack J. Blanchard has served as our Vice President of Marketing since January 1998. Before that, he served for at least five years as our Sales Manager and Director of Sales and Marketing. He is responsible for all marketing and public relations efforts for our cellular, PCS, paging, internet and landline services. He had a leadership role in naming and developing our very successful wireless prepaid program "Chat Pak." He has been instrumental in our winning numerous advertising campaign awards such as CLIO's Best Overall Campaign at the "One Awards" and first place in the television division at the 1998 Cellular Telecommunications Industry Association's EMA awards.

     Don A. Matz has served as our Vice President of Information Systems since October 26, 1998. He is responsible for our management information system and support. Before joining us in 1998, he was employed for 18 years with Century Telephone Enterprises, Inc., a telecommunications company engaged in wireline and wireless activities. With Century Telephone, he held various positions within Information Systems, the last seven years of which were in director-level positions in Applications Development, Systems and Networks, and Research and Development.

     Brenda S. McElveen presently serves as our Vice President of Administration and is responsible for customer care, credit collections, customer retention and employee training for our cellular, paging, PCS, competitive local exchange carrier and internet services. She joined us in 1984 as Office Manager.

     Paul J. Clifton has served as our Vice President of Research and Development since 1998. From 1994 to 1998, he was our Vice President for Engineering and Technical Services. From 1988 to 1994, he served us in various capacities such as manager of network systems and traffic manager. He was first hired by Cameron Telephone Company in 1980 and began to work for us in 1988. In those capacities between 1980 and 1994, he was responsible for design and implementation of projects associated with the operation of our cellular, paging, voicemail, central office, personal computer, cable television and long distance operations.

     William L. Henning, Jr., Thomas G. Henning and John A. Henning are brothers. William L. Henning, Sr. is their father.

Board of Directors

     Our board of directors is divided into three classes. Each class serves for three years. The terms of each class are staggered. The Class I directors are John A. Henning and Thomas G. Henning, and their terms expire in 2001. The Class II directors are William L. Henning, Sr. and Robert Piper, and their terms expire in 2002. The Class III directors are William L. Henning, Jr., Lawrence C. Tucker and Andrew C. Cowen, and their terms expire in 2003. We have an agreement with the former holders of our preferred stock, who now hold common stock, that entitles them to elect up to two individuals to serve on our board of directors. These individuals are Mr. Tucker and Mr. Cowen.

     Our audit committee consists of              .

     We do not have a compensation committee. Instead, our board of directors performs these functions. William L. Henning, Jr., Thomas G. Henning and Robert Piper, who are some of our executive officers and directors, participate in deliberations of our board of directors about executive officer compensation.

     Under our by-laws, the board of directors may establish an executive committee. If established, the committee will consist of up to five members and will have all powers of the board of directors when the board is not in session except powers expressly delegated to other committees. Every member of the executive committee must approve the sale of any shares of capital stock or the incurrence of any indebtedness, except for trade indebtedness incurred in the ordinary course of our business and indebtedness not in excess of $1.0 million.

No Employment Agreements

     We do not have employment agreements with any of our officers or employees. Each may terminate his employment, or we may terminate his employment, at will. Employees who started within the last five years have agreed to some restrictions on competing with us after the person is no longer our employee.

Director Compensation

     We do not presently pay our directors fees for service in their capacity as directors. We reimburse their expenses of attendance at meetings of our board and its committees.

Executive Compensation

     The following table shows what our CEO and most highly compensated officers earned in 1997, 1998 and 1999.

                                                Annual Compensation
                                                -------------------
                                                       Bonus
                                                   --------------
                                                                   All Other
    Name and Principal Position      Year  Salary    Cash   Stock Compensation
    ---------------------------      ---- -------- -------- ----- ------------
William L. Henning, Jr.............. 1997 $102,750 $ 25,075   --          --
  Chairman & Chief Executive Officer 1998 $135,000       --   --    $950,000(/1/)
                                     1999 $110,000 $300,000   --          --

Robert W. Piper..................... 1997 $ 87,951 $ 10,000   --          --
  President & Chief Operating
     Officer                         1998 $105,750 $ 25,000   --    $500,000(/1/)
                                     1999 $112,973 $150,000   --          --
Thomas G. Henning................... 1997 $ 56,875 $ 10,000   --          --
  Secretary & General Counsel        1998 $ 60,000 $ 17,500   --     700,000(/1/)
                                     1999 $ 60,000 $150,000   --          --
Don A. Matz......................... 1997 $     --       --   --          --
  VP-Information Systems             1998 $ 21,154 $ 10,000   --          --
                                     1999 $111,008 $ 14,810   --      56,874(/2/)

---------------------
(1) Consideration from third parties for non-competition agreements in connection with the 1998 sale of selected cellular markets.
(2) Relocation expenses.

     The following table shows the options granted to these executive officers in 1999:

                                              Option Grants in Last Fiscal Year
                         ---------------------------------------------------------------------------
                                                                     Potential Realizable Value at
                         Number of  % of total                       Assumed Annual Rates of Stock
                         Securities   options                        Price Appreciation for Option
                         underlying granted to  Exercise                          Term
   Name and Principal     options    employees  or base  Expiration --------------------------------
        Position          granted   during 1999  price      date        0%         5%        10%
   ------------------    ---------- ----------- -------- ---------- ---------- ---------- ----------
William L. Henning,
   Jr...................  200,000      30.1%     $ 6.00   9-30-09   $2,800,000 $5,315,579 $9,174,970
 Chairman & Chief          29,100       4.4%     $26.55   9-30-09           --    175,412    736,953
    Executive Officer

Robert W. Piper.........  100,000      15.0%     $ 6.00   9-30-09    1,400,000  2,657,789  4,587,485
 President & Chief         15,200       2.3%     $26.55   9-30-09           --     91,624    384,938
  Operating Officer
Thomas G. Henning.......  100,000      15.0%     $ 6.00   9-30-09    1,400,000  2,657,789  4,587,485
 Secretary & General       12,000       1.8%     $26.55   9-30-09           --     72,335    303,898
    Counsel
Don A. Matz.............    4,500       0.7%     $ 6.00   9-30-09       63,000    119,601    206,437
 VP-Information Systems     9,900       1.5%     $26.55   9-30-09   $       -- $   59,676 $  250,716

1999 Equity Incentive Plan

     We have adopted the US Unwired Inc. 1999 Equity Incentive Plan. Under the plan, we may grant stock options and other equity-based awards to our directors, officers, selected employees and consultants. Our board of directors administers the plan.

     The board may grant stock options, stock appreciation rights and other equity-based awards to eligible persons. These awards may not relate to more than 2,300,000 shares of class A common stock. We may reissue shares subject to awards that are not exercised or paid. We do not count awards paid in cash against the number of shares that we may issue under the plan.

     We may satisfy awards with either authorized but unissued class A common stock or class A common stock held as treasury shares. The board may grant one or more types of awards in any combination to a particular participant in a particular year. Unless our board of directors terminates it earlier, the plan will remain in effect until all awards have been satisfied in stock or in cash or terminated and there are no more restrictions on stock issued under the plan. Except when we award stock as additional payment for services to us, we will confirm each award and sign an agreement with the participant.

     We may make the following types of awards or grants under the plan:

     Stock options. Stock options may be incentive stock options that qualify under of Section 422 of the Internal Revenue Code or nonqualified stock options. The board will set the exercise price and other terms of options.

     A person who has been granted a stock option, or an optionee, may pay the exercise price for an option in shares of class A common stock valued at their then fair market value if the optionee has held the shares for at least six months. The board may permit the optionee to pay in shares of class A common stock that have been held for less time, or in any other manner.

     We may not grant incentive options after September 30, 2009. If the optionee does not exercise these options, they expire no later than 10 years after the date of grant. We may not grant incentive options to any participant in the plan who, at the time of the grant, would own (as determined by the Internal Revenue Code) more than 10% of the total combined voting power of all classes of our stock or of any of our subsidiaries.

     Stock appreciation rights and limited stock appreciation rights. A stock appreciation right is a right to receive, without payment to us, a number of shares of stock, cash or both, as determined by a formula. A limited stock appreciation right is a right to receive, without payment to us, cash in amount determined by a formula if there is a change in the persons who control us. We may grant stock appreciation rights with all or any part of a stock option or independently. If a participant exercises a stock appreciation right, he is entitled to receive, for each share of class A common stock relating to the exercised stock appreciation right, the excess of the fair market value per share of class A common stock on the date of exercise over the grant price of the stock appreciation right. The board sets the terms of stock appreciation rights. If a participant exercises a limited stock appreciation right, he is entitled to receive a cash payment, for each share of class A common stock relating to the exercised limited stock appreciation right, equal to excess of the defined change of control value over the grant price of the limited stock appreciation right.

     Other stock-based awards. The board may make other awards based on shares of class A common stock. These awards may depend on our performance. The board will determine the participants to whom and the times at which these awards will be made, the number of shares of class A common stock to be awarded and all other terms of the awards.

     We will adjust the number of shares of class A common stock available or issued under the plan if there is any recapitalization, reclassification, stock dividend, stock split, combination of stock or other similar change in class A common stock. If there is an adjustment, the board will make appropriate adjustments to the purchase price of any option, the performance objectives of any award and the stock issuable pursuant to any award so that participants will have the same relative rights before and after the adjustment.

     If there is a change in the persons who control us, all outstanding options that we have granted, including incentive options, stock appreciation rights and limited stock appreciation rights, will become fully exercisable, all restrictions on any award will lapse, and all performance criteria and other conditions relating to the payment of awards will be deemed achieved or waived by us without further action.

     Our board may change or terminate the plan at any time. Tax or regulatory laws may require our stockholders to approve some changes.

     The plan is not subject to ERISA and is not qualified under Section 401(a) of the Internal Revenue Code.

     We have granted an aggregate of 1,090,000 options under our plan. This amount includes 229,100 options to William L. Henning, Jr., 115,200 options to Robert W. Piper, 112,000 options to Thomas G. Henning, 24,000 options to Jerry
E. Vaughn and 14,400 options to Don A. Matz.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Corporate Restructuring

     We recently changed our corporate structure. US Unwired previously was our operating cellular company, and LA Unwired and LEC Unwired were its subsidiaries. In September 1999, we formed a holding company named US Unwired, and all of the stockholders of old US Unwired became stockholders of the new holding company. We did this by exchanging all of the issued and outstanding capital stock of old US Unwired, the operating cellular company, for an equal number of shares of new US Unwired, the holding company. Old US Unwired was renamed Unwired Telecom and became a wholly owned subsidiary of new US Unwired. Unwired Telecom made a stock dividend to US Unwired of all of its ownership interest in LA Unwired and LEC Unwired. LA Unwired and LEC Unwired are now subsidiaries of the holding company.

     Our affiliate Command Connect used to hold some of our FCC licenses and owed $2.3 million to the FCC for those licenses. US Unwired and our affiliate Cameron Communications Corporation equally own Command Connect. As of December 17, 1999, Command Connect transferred its PCS licenses and related FCC debt to LA Unwired. The Henning family owns approximately 60% of Cameron.

Disposition of Assets

     Sale of LEC Unwired. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired to LEC Unwired for the fair market value of that interest. That value has not yet been determined. Upon conclusion of such a sale, LEC Unwired would be owned approximately 76.9% by Cameron and 23.1% by a corporation that is owned by existing stockholders of US Unwired. Completion of this transaction would require consents of US Unwired's and LEC Unwired's lenders.

     Sale of Command Connect. On          , 2000, Unwired Telecom agreed to
sell its 50% interest in Command Connect, including its interest in the LMDS licenses that Command Connect holds, to Cameron for approximately $1.4 million of Cameron's interest in LA Unwired.

     Sale of PCS Licenses. On             , 2000, LA Unwired agreed to sell its
PCS licenses for service areas not covered by the Sprint PCS management agreements to Cameron for approximately $1.15 million of Cameron's interest in LA Unwired and $1.3 million in cash, and LA Unwired agreed to use this $1.3 million of cash to purchase Command Connect's 0.5% interest in LA Unwired.

     The indenture under which our notes were issued requires that US Unwired receive fair value in these transactions with its affiliates.

Affiliate Transactions

     General. US Unwired, Cameron and their subsidiaries have agreements with one another and with other companies under common control. We describe some of those agreements below. Other agreements include sharing of costs, services and salary expenses and sales of assets between companies.

     Bill processing procedures. Under agreements made in 1997 and 1998, Unibill, Inc., a wholly owned subsidiary of Cameron, provides bill processing and related services for us and Meretel. We believe that the terms of these agreements are no less favorable to us than would be available from unaffiliated third persons. For these services, Unibill received approximately $2.7 million in 1997, $2.9 million in 1998 and $2.8 million in 1999.

     Property leases. In March 1998, US Unwired agreed to lease office, equipment and warehouse space from Unibill for 60 months. We believe that the terms of this lease are no less favorable to us than would be available from unaffiliated third persons. US Unwired paid Unibill $173,500 in 1998 and $294,500 in 1999 to lease these properties.

     System management and construction services. On January 1, 1998, US Unwired agreed to provide Meretel with construction and management services for its systems. These services included reviewing and modifying system design, obtaining governmental and regulatory approvals, preparing control point, base station and business office sites, purchasing and installing switching and base station equipment, negotiating interconnection to the local exchange switched telephone network, and generally managing the operations of the system. In return for these services, Meretel paid US Unwired a management fee and reimbursed it for all of its expenses. As part of the Meretel transaction described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," we no longer provide these services. Meretel paid US Unwired approximately $1.4 million in 1997, $4.5 million in 1998 and $1.6 million in 1999 for these services and expense reimbursements. In 1997, Meretel agreed to pay US Unwired a commission for each customer activated for Meretel. Meretel paid US Unwired commissions of approximately $1.2 million in 1997 and $1.9 million in 1998. Effective November 1, 1999, US Unwired agreed to provide specified management services to Meretel in connection with Meretel's provision of PCS services. In 1999, Meretel paid US Unwired approximately $674,000 for these services.

     Long distance services. US Unwired purchases long distance service from Cameron and resells that service to US Unwired's customers. US Unwired pays rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers. These rates are competitive with rates that US Unwired would expect to pay for similar service from an unaffiliated third party. US Unwired paid Cameron approximately $951,000 in 1997, $764,000 in 1998 and $1.5 million in 1999 for long distance services.

     Flight services. US Unwired uses, for a rate of $2.75 per air mile, a Mitsubishi Diamond 1A aircraft owned and operated by Cameron. US Unwired paid Cameron approximately $93,800 in 1997, $84,500 in 1998 and $97,100 in 1999 for
these flight services. These rates are comparable to what US Unwired would be required to pay to an unaffiliated third party for similar services.

     Consulting agreements. In October 1999, US Unwired entered into consulting agreements with William L. Henning, Sr. and John A. Henning, both of whom serve on US Unwired's board of directors. US Unwired paid $250,000 to William L. Henning, Sr. and $150,000 to John A. Henning for consulting services for matters involving financing of our wireless business through potential bank financing and senior subordinated discount notes.

     Management and other services. In 1999, LEC Unwired began providing US Unwired with voicemail services which US Unwired uses and also resells to its cellular and digital subscribers.

LEC agreed also to provide technical support to Cameron for $2,600 per month. We believe that the terms of these arrangements are no less favorable to US Unwired than would be expected in comparable arrangements with unaffiliated third persons.

     On September 30, 1998, US Unwired purchased from Maas.net all of its internet assets for approximately $620,000. This amount represented the then current outstanding liabilities of Maas.net. Maas.net is a limited liability company owned 63% by MIT. MIT owns 20% of Wireless Management Corporation, which is the general partner of Meretel. Two of our directors and one of our officers own interests in MIT, and the chairman of our board of directors owns 27% of MIT.

     Internet services. Effective October 1, 1998, US Unwired began providing to Cameron and its affiliates internet services for resale to their customers.

     Preferred stock sale. On October 29, 1999, we sold $50 million of our convertible preferred stock to The 1818 Fund III, L.P., a Delaware private equity partnership managed by Brown Brothers Harriman & Co. Pursuant to the sale, Lawrence C. Tucker, who is a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, and Andrew C. Cowen, who is a senior vice president at Brown Brothers Harriman & Co., became members of our board of directors.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows as of March 1, 2000 the beneficial ownership of the capital stock of US Unwired by (a) each of our directors and officers listed in the summary compensation table, (b) all directors and officers as a group and (c) each person known to us to be the beneficial owner of 5% or more of any class of our voting securities. In this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have beneficial ownership of any security that the person has a right to acquire within 60 days after that date. Any security that any person has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Except as otherwise indicated, the address for each stockholder is c/o US Unwired Inc., One Lakeshore Drive, Suite 1900, Lake Charles, Louisiana 70629.

                                                        Class A
                                                      Common Stock    Class B Common Stock
                                                   ------------------ ------------------------------
                                                           Percentage                     Percentage
Name of Beneficial Owner                           Shares   of class   Shares              of class
------------------------                           ------- ---------- ---------           ----------
Sandy Britnell, Trustee of the William L.
 Henning Grantor Retained Annuity Trust and the
 Lena B. Henning Grantor Retained Annuity
 Trust..........................................        --      --    4,502,731(/1/)         35.1%
William L. Henning, Sr. ........................        --      --       80,255(/2/)          0.6
William L. Henning, Jr. ........................        --      --    1,043,179(/3/)(/4/)     8.1
John A. Henning.................................        --      --      987,861(/4/)(/5/)     7.7
Thomas G. Henning...............................        --      --    1,380,592(/6/)         10.7
Thomas D. Henning...............................        --      --      779,596               6.1
Robert W. Piper.................................        --      --       33,286(/7/)          0.3
Lawrence C. Tucker..............................        --      --    1,883,239(/8/)         14.7
The 1818 Fund III, L.P. ........................        --      --    1,883,239              14.7
Trust Company of the West(/9/)..................   188,324    39.2%          --                --

All officers and directors as a group
 (11 persons total, 7 with ownership interests)..       --      --    5,408,412              42.1

---------------------
(/1/) Includes 2,251,366 shares held by the William L. Henning Grantor Retained Annuity Trust and 2,251,365 shares held by the Lena B. Henning Grantor Retained Annuity Trust. Ms. Britnell disclaims the beneficial ownership of all shares held by these trusts.
(/2/) Includes 14,942 shares held by William L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning, of which shares William L. Henning. Sr. disclaims beneficial ownership. The remainder includes the community property interest of Mrs. William L. Henning, Sr. Also includes William
       L. Henning, Sr.'s proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/3/) Excludes 15,798 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of William L. Henning, Jr.
(/4/) Excludes 116,501 shares held in each of two trusts for the benefit of the minor children of William L. Henning, Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning, Jr.'s and John A. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William
       L. Henning, Jr., John A. Henning and Thomas G. Henning, based on each of their respective interests in that partnership.

(/5/) Excludes 21,186 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John A. Henning.
(/6/) Includes an aggregate of 36,984 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of John A. Henning and William L. Henning, Jr. (see Notes
       (3) and (5) above), of all of which shares Thomas G. Henning disclaims beneficial ownership. Excludes 14,942 shares held by William L. Henning, Sr. as custodian under the Uniform Gifts to Minors Act for the benefit of the minor children of Thomas G. Henning (see Note (2) above). Includes 233,002 shares held by Thomas G. Henning as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note
       (4) above), and 116,501 shares held by Thomas G. Henning as trustee for his own minor children, and 2,856 shares held by Thomas G. Henning as custodian under the Uniform Gifts to Minors Act for the benefit of his minor children, of all of which shares he disclaims beneficial ownership. Also includes Thomas G. Henning's proportionate interest in 33,286 shares held by a general partnership comprised of Mr. and Mrs. William L. Henning, Sr., William L. Henning, Jr., John A. Henning and Thomas G. Henning, based on his interest in that partnership.
(/7/) Includes the community property interest of Dr. Eileen Piper, the spouse of Robert W. Piper.
(/8/) Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The 1818 Fund designated Mr. Tucker as a director.
(/9/) Represents shares held by the following affiliates of Trust Company of the West: TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund III, L.P., TCW Leveraged Income Trust II, L.P., TCW Leveraged Income Trust, L.P. and Brown University Third Century Fund.

                              CERTAIN INDEBTEDNESS

Senior Subordinated Discount Notes

     On October 29, 1999, US Unwired issued in a private placement $400.0 million in aggregate principal amount of its 13 3/8% series A senior
subordinated discount notes due 2009. On         , 2000, the SEC declared
effective a registration statement on Form S-4 relating to a registered exchange offer for the series A senior subordinated discount notes. Holders of the series A notes can exchange their notes for US Unwired's 13 3/8% series B senior subordinated discount notes due 2009 in the registered exchange offer. The following discussion applies to the series A senior subordinated discount notes and the series B senior subordinated discount notes.

     The notes are unsecured obligations of US Unwired. They are subordinated in right of payment to US Unwired's existing and future senior debt and rank equal in right of payment with US Unwired's future senior subordinated debt.

     The notes are fully and unconditionally, jointly and severally guaranteed by US Unwired's subsidiary guarantors. The guarantees are:

   . unsecured obligations of the guarantors except for the limited security provided by a pledge agreement from one of the guarantors.

   . subordinated in right of payment to all existing and future senior debt of the guarantors.

   . equal in right of payment with any future senior subordinated debt of the guarantor.

     We may redeem some or all of the notes after November 1, 2004, and before November 1, 2002 we may redeem a portion of the notes with the net proceeds of an equity offering.

     We issued the series A notes at a discount to their principal amount. The notes will accrete in value daily, compounded semi-annually, at a rate of 13 3/8% per year until November 1, 2004, at which time their accreted value will equal their principal amount. Interest will begin to accrue at this time at an annual rate of 13 3/8% and will be payable semi-annually, beginning May 1, 2005. The indenture relating to the notes contains covenants that limit our ability and the ability of our subsidiaries to:

   . incur additional debt or issue preferred stock.

   . pay dividends, redeem capital stock or make other restricted payments or investments.

   . create liens on assets.

   . merge, consolidate or dispose of assets.

   . enter into transactions with affiliates.

   . change lines of business.

     These and other limitations in the indenture are subject to qualifications described in full in the indenture, which has been filed as an exhibit to the registration statement on Form S-4 described above.

     If there is a change in the persons who control us, holders of the notes have the right to require us to repurchase all or any part of their notes at 101% of the accreted value, if before November 1, 2004, or 101% of the aggregate principal amount, if on or after November 1, 2004, together with accrued and unpaid interest, subject to restrictions in US Unwired's senior credit facility.

     The indenture also contains customary events of default relating to the notes including:

   . failure to pay interest or principal on the notes when due.

   . failure to perform covenants.

   . acceleration of the maturity of other debt.

   . events of bankruptcy.

   . certain judgments against us.

   . the occurrence of any event of default pursuant to our agreements with Sprint PCS.

Senior Credit Facilities

     Under a credit agreement dated as of October 1, 1999, US Unwired entered into senior credit facilities for $130.0 million. The senior credit facilities provide for an $80.0 million reducing revolving credit facility, which matures on September 30, 2007, and a $50.0 million delay draw term loan, which matures on September 30, 2007.

     The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003. These quarterly amounts range between $1.3 million and $3.7 million.

     Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate.

     The senior credit facilities require US Unwired to pay an annual commitment fee of 1.5% of the unused commitment under the senior credit facilities when the unused portion is greater than or equal to 66.67% of the total amount of the senior credit facilities, reducing to 1.25% when the unused portion is less than 66.67% but equal to or greater than 50% of the total amount of the senior credit facilities, and reducing to 1.00% when the unused portion is less than 50% of the total amount of the senior credit facilities.

     All of US Unwired's obligations under the senior credit facilities are guaranteed by:

   . a fully secured guarantee from each of LA Unwired and Unwired Telecom.

   . an unsecured partial guarantee from Lucent Technologies, Inc. in the amount of up to $43.3 million available for principal, together with one-third of accrued interest and other applicable fees (but excluding prepayment premiums). If US Unwired (including the subsidiary guarantors and Texas Unwired) demonstrates a defined total leverage ratio (including subordinated indebtedness) of less than 6:1 for four consecutive quarters, Lucent will be released from its guarantee.

     The senior credit facilities are secured by:

   . a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted).

   . a pledge by US Unwired and Cameron of 100% of the ownership interests in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom and a pledge by LA Unwired of its ownership interest in Texas Unwired.

   . an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights).

     The agreement governing the senior credit facilities contains covenants customary for facilities similar to the senior credit facilities, including covenants that restrict the incurrence of indebtedness, liens or contingent obligations, mergers and acquisitions, asset sales, investments, transactions with affiliates other than at arm's length, management fees, dividends and distributions, and covenants that require compliance with various financial requirements, maintenance of existence, records, properties and insurance, certain conduction of business, compliance with laws, reporting of regulatory, litigation and other matters, rights of inspection and Year 2000 preparation, in each case by US Unwired, LA Unwired, Unwired Telecom and Texas Unwired.

     Other terms of the agreement include annual mandatory prepayments beginning after December 31, 2002 of 50% of excess cash flow and limitations on a change in control of US Unwired.

     We will use borrowings under the senior credit facilities for working capital requirements and capital expenditures for LA Unwired.

Other Credit

     LEC Unwired loan agreements and US Unwired undertaking. On July 22, 1998, LEC Unwired entered into a loan agreement for $15.0 million and a subordinated loan agreement for $3.0 million with certain lenders. Under these agreements, no more than two loans may be made to LEC Unwired in any calendar month. Each loan must be of a minimum principal amount of $500,000. All loans made under either of these agreements are represented by notes stated to mature on July 1, 2006. All loans made under the $15.0 million agreement bear interest at variable rates tied to the defined Commercial Paper Rate, London Interbank Offering Rate or U.S. Treasury securities rate, and all loans made under the $3.0 million agreement bear interest at the U.S. Treasury securities rate plus the defined applicable margin. Both loan agreements contain customary covenants for similar facilities. Loans made under these agreements are available for LEC Unwired to build, own and operate its competitive local exchange carrier systems and for other costs.

     As required by these loan agreements, US Unwired agreed on March 31, 1999 to contribute cash of not more than $4.5 million to LEC Unwired if LEC Unwired does not meet specified financial requirements in the loan agreements. These include projected EBITDA and revenue requirements, specified company ratio requirements and minimum cash availability requirements. On March 22, 2000, US Unwired adopted a formal plan to sell its 56.7% ownership interest in LEC Unwired.

     Meretel credit agreement and US Unwired guarantee. On May 16, 1997, Meretel entered into a credit agreement for a $57.0 million reducing revolving senior credit facility which matures on July 1, 2007.

     All loans made under the senior credit facility bear interest at variable rates tied to the prime rate, the London Interbank Offering Rate or the U.S. Treasury Rate. The credit agreement contains customary covenants for similar facilities. Meretel uses these borrowings to construct its network and for working capital.

     As required by the credit agreement, US Unwired entered into a primary guaranty agreement on May 16, 1997. The primary guarantors are the owners of Meretel. The primary guarantors guarantee $19.0 million of Meretel's senior credit facility. US Unwired's proportionate share of the guarantee is based on its ownership percentage, which is 13.3% or approximately $2.5 million, as of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     In this section the pronoun "we" or "us" means US Unwired Inc. and not other members of its corporate family.

     Immediately prior to this offering, assuming the conversion of our preferred stock, our capital stock consisted of the following:

                                                                    Approximate
   Class or Series of Stock   Shares Authorized Shares Outstanding No. of Holders
   ------------------------   ----------------- ------------------ --------------
   Class A common stock....      100,000,000           291,867           22
   Class B common stock....       60,000,000        10,958,133           36
   Undesignated preferred
      stock................       40,000,000                 0            0

Common Stock

     We have two classes of authorized common stock, class A and class B. The class A common stock has one vote per share and the class B common stock has 10 votes per share. The two classes vote together in electing directors and generally on all matters that require a vote of stockholders.

     Our charter permits only qualified holders to own class B common shares. If class B shares are transferred to other holders, the shares automatically become an equal number of class A shares. Qualified holders are:

     .our founders who are:

     .the original holders of our class B shares, and

     . any person or entity that receives class B shares in a distribution from an entity that is a founder to the persons that hold its equity interests.

     .any descendant of a founder.

     .any spouse or widow(er) of a qualified holder.

     .any trustee or other fiduciary if:

     . the trust is a charitable lead or remainder trust or similar entity created by a founder, or

     . the beneficial owners are qualified holders;

   . any corporation, partnership or limited liability company whose equity interests are held only by qualified holders.

   . tax-exempt organizations that are described in section 501(c)(3) of the Internal Revenue Code.

   .    The 1818 Fund III, L.P. and its affiliates.

   . a person who ceases to be a qualified holder but is nevertheless named a qualified holder by the remaining qualified holders.

     Except for these voting and ownership differences, the class A shares and class B shares have the same rights.

     Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to the preferences of our preferred stock, holders of common stock are entitled to any dividends that may be declared by our board of directors. If we liquidate or dissolve, holders of our common stock are entitled to anything that is left after we have paid all of our liabilities and the liquidation preference of our preferred stock.

Preferred Stock

     Our charter allows our board of directors to issue our preferred stock in different series and to establish by an amendment to our charter the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions that apply to each series.

Shareholder Agreements

     On September 24, 1999, we entered into an agreement with the holders of our class B common stock, including several members of the Henning family. The agreement prevents us from adopting additional restrictions on our class B common stock. It also gives piggyback registration rights to the stockholders who have signed it. The registration rights terminate on September 24, 2005, and the other provisions terminate on September 24, 2024, unless otherwise extended by the terms of the agreement.

     On October 29, 1999 and February 15, 2000, we entered into agreements with four members of the Henning family and the former holders of our preferred stock who now hold our common stock. These agreements:

   . require the Henning family members to permit a former preferred holder who holds at least 5% of our common stock to participate proportionately in any sale by the family members of 20% or more of their stock to a third party.

   . require the Henning family members to vote with the former preferred holders to elect up to two of our directors and to remove those directors and elect their successors.

   . prohibit us, the four Hennings and the former preferred holders from taking any action, without specified stockholder approval, that would make us ineligible to hold any of our FCC licenses.

Certain Charter, By-Law and Statutory Provisions

     The following sections describe certain provisions of our articles of incorporation and by-laws, and of the Louisiana Business Corporation Law.

     Classified board of directors. Our articles of incorporation divide the members of our board of directors into three classes, which are designated Class I, Class II and Class III. The members of each class serve for a three-year term. The terms are staggered, which means that each year the term of only one of the classes expires. The Class I directors are John A. Henning and Thomas G. Henning, whose terms expire in 2001. The Class II directors are William L. Henning, Sr. and Robert Piper, whose terms expire in 2002. The Class III directors are William L. Henning, Jr., Lawrence C. Tucker and Andrew C. Cowen, whose terms expire in 2003. Staggering directors' terms makes it more difficult for a potential acquiror to seize control of a target company through a proxy contest, even if the acquiror controls a majority of the company's stock because only one-third of the directors stand for election in any one year.

     Special meetings of stockholders. Our articles of incorporation and by-laws provide that any stockholder or stockholders holding at least 60% of our total voting power may require us to hold a meeting of stockholders. In addition, any stockholder or group of stockholders holding at least 60% of the total voting power of any class or series of our stock may require us to hold a meeting of stockholders of that class or series.

     Advance notice requirements for director nominations. Our by-laws provide that our board of directors may nominate candidates for election as directors at a meeting of our stockholders. Our by-laws provide that these nominations may also be made by any stockholder who is entitled to vote for the election of directors at the meeting, but only if the stockholder has complied with specified notice procedures contained in the by-laws.

     Limitation of liability of directors and officers. Our articles of incorporation provide that our directors and officers will not be liable to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for:

   . a breach of a director's or officer's duty of loyalty to us or our stockholders.

   . acts or omissions by directors or officers that are not in good faith or that involve intentional misconduct or a knowing violation of law.

   . liability for unlawful distributions of our assets to our stockholders, or unlawful redemptions or repurchases of our shares from our stockholders, to the extent provided in the Louisiana Business Corporation Law.

   . any transaction in which a director or officer receives an improper personal benefit.

     Indemnification of directors and officers. Our by-laws provide that we must indemnify our directors and officers for claims made against them as our directors or officers so long as they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In the case of a criminal proceeding they also must not have had a reasonable cause to believe the conduct was unlawful.

     Redemption of capital stock. Our articles of incorporation permit us to purchase shares of our stock at fair market value from any stockholder whose ownership of our stock:

   . causes us to violate foreign ownership restrictions that apply to us as a FCC licensee.

   . would prevent us from holding any governmental license or franchise that is necessary to our business.

   . would delay us in obtaining any necessary license or franchise.

   . would materially increase our cost of obtaining or operating under any necessary license or franchise.

     Removal of directors. Our articles of incorporation provide that any director may be removed, with or without cause, only by a vote of a majority of the total voting power of the shares that would be entitled to elect the successor to the removed director.

     Adoption and amendment of by-laws. Our articles of incorporation and by-laws provide that by-laws may be adopted by a majority vote of the board of directors. The by-laws may be amended or repealed by a two-thirds vote of the board of directors or, subject to limitations, by the affirmative vote of at least two-thirds of the total voting power of our stock. Even though our stockholders have the power to amend or repeal our by-laws, they do not have the power to adopt new by-laws covering matters not expressly covered in the by-laws prior to that adoption.

     Special stockholder voting requirements. Our articles of incorporation provide for special stockholder voting requirements to approve any of the following:

   . our merger or consolidation with another entity.

   . a share exchange of our shares for shares of another entity.

   . a sale of all or substantially all of our assets.

   . our dissolution.

   . an amendment to our articles of incorporation.

     The vote required for these actions is either:

   . two-thirds of our total voting power, voting together, or

   . if the action has been approved by at least three-fourths of the number of directors who constitute the full board of directors, then the stockholder vote required to approve the action is a majority of our total voting power, voting together.

The Louisiana Business Corporation Law provides that if a proposed amendment to our articles of incorporation would adversely affect, within the meaning of the Louisiana Business Corporation Law, the shares of any class or series of our stock, then the amendment must also be approved by holders of the shares of that class or series. Under our articles of incorporation, that approval would require the affirmative vote of the holders of a majority of the voting power of that class or series present at a meeting of that class or series.

     Written consents of stockholders instead of a meeting of stockholders. Our articles of incorporation permit our stockholders in specified instances to act by a written consent instead of a meeting of stockholders. The written consent need only be signed by stockholders who hold the voting power required to approve the proposed actions by a written consent.

Louisiana Fair Price and Control Share Laws

     Our charter provides that the following do not apply to us:

   . Louisiana's fair price law, which provides that a buyer must pay a price to all stockholders that is generally equal to the highest price paid to any stockholder.

   . Louisiana's control share law, which provides that persons who acquire specified levels of voting stock may not exercise the vote unless the remaining stockholders vote to allow it.

Anti-takeover Provisions

     Except for our staggered board of directors, we have not adopted typical anti-takeover provisions. However, as long as the Henning family controls a substantial portion of our voting power, it would not be possible for an unwelcomed buyer to purchase us. The Henning family will control about 61.3% of our voting power after this offering. That is sufficient for the family to elect our entire board of directors, except for up to two directors that The 1818 Fund is entitled to elect. If our board of directors takes action with which the Henning family disagrees, the family would be able to remove any or all of our directors by written consent, without a meeting of stockholders, except for up to two directors that The 1818 Fund is entitled to elect. In that event, the Henning family could, by written consent, elect directors to replace those that have been removed. Thus, the Henning family may choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of control.


Transfer Agent and Registrar

     The transfer agent and registrar for the class A common stock will be Bank of New York.

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "UNWR."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that substantial sales may occur, could adversely affect prevailing market prices of our common stock from time to time.

     When we complete this offering (based on shares outstanding at          ,
2000, plus shares issuable upon the conversion of our convertible preferred
stock), we will have outstanding an aggregate of            shares of common
stock. This assumes that:

   . we issue            shares of our class A common stock in this
     offering.

   . the underwriters do not exercise their over-allotment option.

   . no options are exercised after              , 2000. In addition, we
     have       in-the-money options.

Of these outstanding shares, all of the           shares sold in this offering
will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by persons who may be deemed to be our "affiliates," as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

     We, our members of senior management and directors and our existing stockholders have signed "lock-up" agreements under which they have agreed not to transfer or dispose of, directly or indirectly, any shares of capital stock or any securities convertible into, or exercisable or exchangeable for, that capital stock for a period of 180 days after the date of this prospectus. Transfers can be made sooner with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. Donaldson, Lufkin & Jenrette may in its sole discretion, at any time without notice release all or any portion of the shares subject to the lock-up agreements. When the lock-up agreements expire:

   .            shares will become eligible for sale pursuant to Rule
     144(k).

   .            shares will become eligible for sale under Rule 144.

   .            shares will become eligible for sale under Rule 701.

Eligibility of Restricted Shares for Sale in the Public Market

     After we complete of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of our class A common stock issued or reserved for future issuance under our 1999 Equity Incentive Plan. Based on the number of shares subject to outstanding
options as of               , 2000 and currently reserved for issuance under
this plan, this registration statement would cover approximately       shares.
Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180 day lock-up agreements expire.

     Also beginning six months after the date of this offering, holders of shares of our common stock will be entitled to have their shares registered for sale in the public market. Registration of these shares under the Securities Act will permit these shares to be freely transferable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

     All of the shares of our class A common stock sold in this offering will be freely transferable under the Securities Act, unless purchased by our affiliates. In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned restricted stock for at least one year is entitled to sell, within any three-month period, a number of shares of stock that does not exceed the greater of:

   . 1% of the number of shares of our class A common stock then outstanding
     (which will equal approximately       shares immediately after this
     offering), or

   . the average weekly trading volume in our class A common stock during the four calendar weeks preceding the date on which notice of that sale is filed.

     Sales under Rule 144 are generally subject to restrictions relating to:

   . the manner of sale.

   . notice.

   . the availability of current public information about US Unwired.

Rule 144(k)

     Under Rule 144(k), a person who is not deemed to be an affiliate and is not deemed to have been our affiliate for at least three months prior to a sale and who has beneficially owned shares of restricted stock for at least two years may resell those shares without having to comply with foregoing requirements of Rule 144. In meeting the one and two year holding periods described above, a holder of restricted stock can include the holding periods of prior owners who were not an affiliate. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

     Rule 701 generally permits any of our employees, directors, officers, consultants or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering to sell those shares 180 days after the effective date of this offering. They may rely on the exemption from registration provided by Rule 144, but they need not comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, with the public information, volume limitation or notice filing provisions of Rule 144.

     The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, and to the shares acquired when the options are exercised (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and may be subject to the lock-up agreements described above.

                IMPORTANT UNITED STATES FEDERAL TAX CONSEQUENCES
                    OF OUR COMMON STOCK TO NON-U.S. HOLDERS

     This is a general discussion of United States federal tax consequences of the acquisition, ownership, and disposition of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. A holder of our common stock who is not a U.S. person is a non-U.S. holder. We assume in the discussion that you will hold our common stock issued pursuant to the offering as a capital asset, which generally is property held for investment. We do not discuss all aspects of U.S. federal taxation that may be important to your individual investment circumstances, like special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of our common stock. We base our discussion on current provisions of the Internal Revenue Code of 1986, Treasury regulations, judicial opinions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and shall not seek, any ruling from the IRS with respect to the tax consequences discussed in this prospectus. We cannot assure that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. We urge you to consult your tax advisor about the U.S. federal tax consequences of acquiring, holding, and disposing of our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

     For purposes of this discussion, a U.S. person means any one of the following:

   . a citizen or resident of the U.S.

   . a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.

   . an estate, the income of which is includable in gross income for U.S.
     federal income tax purposes regardless of its source.

   . a trust, the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Dividends

     Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at the rate of 30%. If, however, the dividend is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder, the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes. For purposes of determining whether tax is to be withheld at a reduced rate as specified by a treaty, we generally will presume that dividends we pay on or before December 31, 2001, to an address in a foreign country are paid to a resident of that country.

     Under recently finalized Treasury regulations, which in general apply to dividends that we pay after December 31, 2001, to obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally will be required to provide certification as to that non-U.S. holder's entitlement to treaty benefits. These regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends that we pay to a non-U.S. holder that is an entity should be treated as paid to holders of interests in that entity.

Gain on Disposition

     A non-U.S. holder will generally not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of our common stock unless any one of the following is true:

   . the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder.

   . the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and other requirements are met.

   . the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates.

   . we are or have been during certain periods a "United States real property holding corporation" for U.S. federal income tax purposes.

     If we are or have been a United States real property holding corporation, a non-U.S. holder will generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of our common stock provided that:

   . the non-U.S. holder does not hold, and has not held during certain periods, directly or indirectly, more than 5% of our outstanding common stock.

   . our common stock is and continues to be traded regularly on an established securities market for U.S. federal income tax purposes.

     We believe that our common stock will be traded on an established securities market for this purpose in any quarter during which it is included for quotation on the Nasdaq National Market.

     If we are or have been during certain periods a U.S. real property holding corporation and the above exception does not apply, a non-U.S. holder will be subject to U.S. federal income tax with respect to gain realized on any sale or other disposition of our common stock. A non-U.S. holder will also be subject to a withholding tax, generally at a rate of 10% of the proceeds if our common stock is not traded regularly on an established securities market. Any amount withheld pursuant to a withholding tax will be creditable against a non-U.S. holder's federal income tax liability.

     Gain that is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally and, for corporate holders under certain circumstances, the branch profits tax, but will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

U.S. Federal Estate Taxes

     Our common stock that is owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, on the date of that person's death will be included in his or her estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

     Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

     Under current Treasury regulations, U.S. information reporting requirements and backup withholding tax will generally not apply to dividends that we pay on our common stock to a non-U.S. holder at an address outside the U.S. Payments of the proceeds of a sale or other taxable disposition of our common stock by a U.S. office or a broker are subject to both backup withholding at a rate of 31% and information reporting, unless the holder certifies as to its non-reporting requirements. Information reporting, but not backup withholding tax, will also apply to payments of the proceeds of a sale or other taxable disposition of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise established an exemption.

     Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability if certain required information is furnished to the IRS.

     The U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, those regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 2001, subject to transition rules.

                                  UNDERWRITING

     US Unwired and the underwriters named below have entered into an
underwriting agreement dated           , 2000 concerning the shares being
offered in this offering. Subject to the terms of this agreement, these underwriters, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation and First Union Securities, Inc. have severally agreed to purchase from us the number of shares of our class A common stock set forth opposite their names below:

                                                                        Number
     Underwriters:                                                     of Shares
     -------------                                                     ---------
     Donaldson, Lufkin & Jenrette Securities Corporation..............
     Credit Suisse First Boston Corporation...........................
     First Union Securities, Inc......................................
                                                                          ---
       Total..........................................................

     The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares of common stock included in this offering are subject to the approval of legal matters by their counsel and to customary conditions, including:

   . the effectiveness of the registration statement.

   . the continuing correctness of our representations.

   . the receipt of a "comfort letter" from our accountants.

   . the listing of the class A common stock for quotation on the Nasdaq
     National Market.

   . no occurrence of an event that would have a material adverse effect on US Unwired.

     The underwriters must purchase and accept delivery of all the shares of our class A common stock, other than those shares covered by the over-allotment option described below, if they purchase any of the shares of common stock.

     The underwriters propose to offer initially some of the shares of our class A common stock directly to the public at the initial offering price stated on the cover page of this prospectus and some of the shares of our class A common stock to dealers (including the underwriters) at the initial public
offering price less a discount not in excess of $        per share. The
underwriters may allow, and such dealers may re-allow, a discount not in excess
of $       share on sales to other dealers. After the initial offering of the class A common stock to the public, the representative of the underwriters may change the public offering price and these discounts. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The following table shows the underwriting fees that we will pay to the underwriters in this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our class A common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
     US Unwired:
       Per share..............................................  $        $
       Total..................................................  $        $
     Selling Stockholders:
       Per share..............................................  $        $
       Total..................................................  $        $

     US Unwired and the selling stockholders have granted to the underwriters
an option to purchase up to           additional shares of class A common stock
at the initial public offering price less the underwriting fees. The underwriters may exercise this option for 30 days after the date of the underwriting agreement. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. If the underwriters exercise this option, each underwriter will become obligated to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment as shown in the table above. We
estimate expenses relating to this offering will be $           .

     The underwriters, the selling stockholders and US Unwired have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

     Our executive officers and directors and some of our stockholders have
agreed that from the date of this prospectus until               , 2000, they
will not without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

   . dispose of or hedge, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

   . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

     We have also agreed to these restrictions for a period commencing on the date of this prospectus and ending 180 days after the date of this prospectus. There are some exceptions to these restrictions.

     The foregoing transfer restrictions will apply whether a covered transaction is to be settled by the delivery of common stock or other securities, in cash or otherwise. In addition, during this period and subject to some exceptions, we have agreed not to file any registration statement with respect to, and each of our executive officers and directors and the selling stockholders, has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

     At our request, the underwriters have reserved up to         percent of
the shares offered by this prospectus for sale at the initial public offering price to our employees, officers and directors and other individuals associated with us and members of their families. We will reduce the number of shares of our class A common stock available for sale to the general public by the amount of reserved shares that these individuals purchase or confirm for purchase orally or in writing. The underwriters will offer to the general public any reserve shares not purchased or confirmed for purchase on the same basis as the other shares offered by this prospectus.

     We have applied to list our class A common stock for quotation on the Nasdaq National Market under the symbol "UNWR."

     Other than in the United States, neither we, the selling stockholders nor the underwriters have taken any action that would permit a public offering of the shares of class A common stock included in this offering in any jurisdiction where action for that purpose is required. The shares of class A common stock included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any shares of class A common stock be distributed or published in any jurisdiction, except in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus should inform themselves about, and observe any restrictions relating to, this offering of our class A common stock and distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our class A common stock included in this offering in any jurisdiction where that would not be permitted or legal.

     Donaldson, Lufkin & Jenrette Securities Corporation or its affiliates have provided and may in the future provide investment banking or other financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and are expected to receive customary fees and expenses. Donaldson, Lufkin & Jenrette Securities Corporation and First Union Securities, Inc. were initial purchasers of the series A senior subordinated discount notes issued by us in October 1999. See "Certain Indebtedness--Senior Subordinated Discount Notes." First Union Securities, Inc. is the administrative agent and an arranger, and First Union National Bank, an affiliate of First Union Securities, Inc., is a lender, under our senior credit facilities and, in such capacities, each receives customary fees for such services. See "Certain Indebtedness--Senior Credit Facilities."

Stabilization

     In connection with this offering, any of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the class A common stock. Specifically, the underwriters may overallot this offering, which creates a syndicate short position. The underwriters may bid for and purchase shares of our class A common stock in the open market to cover such syndicate short position or to stabilize the price of the class A common stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if Donaldson, Lufkin & Jenrette Securities Corporation:

   . repurchases previously distributed class A common stock in syndicate covering transactions, in stabilization transactions or otherwise.

   . receives a report that indicates that the clients of these syndicate members have "flipped" the class A common stock.

These activities may stabilize or maintain the market price of the class A common stock above independent market levels. The underwriters are not required to engage in these activities, and may stop any of these activities at any time.

Pricing of this Offering

     Prior to this offering, there has been no established market for our common stock. We and representatives of the underwriters together determined the initial public offering price for the shares of our class A common stock offered by this prospectus. We based the determination on several factors, including:

   . the history of, and the prospects for, the industry in which we compete.

   . our past and present operations.

   . our historical results of operations.

   . our prospects for future earnings.

   . the recent market prices of securities of generally comparable companies.

   . the general conditions of the securities market at the time of this offering.

                                 LEGAL MATTERS

     Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana, will give an opinion that under the Louisiana Business Corporation Law the shares offered have been duly authorized and that, upon their issuance in accordance with the terms of this prospectus, they will be duly issued, fully paid and non-assessable. Latham & Watkins, Los Angeles, California, will pass upon particular legal matters for the underwriters.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities offered by this prospectus. This prospectus is a part of that registration statement. The SEC does not require the prospectus to have all of the information included in the registration statement or the exhibits to the registration statement. You will find additional information about us and the common stock in the registration statement. You may inspect and copy our registration statement and related exhibits at the SEC's public reference rooms located at its principal office, 450 Fifth Street, NW, Washington, DC 20549, and at its regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information on the public reference rooms. You may inspect information about US Unwired also at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information about companies that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

     We recently filed a registration statement on Form S-4 with the SEC in connection with the registration under the Securities Act of 1933 of our senior subordinated discount notes. Upon effectiveness of that registration statement, we became subject to the information and periodic reporting requirements of
Section 15(d) of the Exchange Act of 1934 and will file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may inspect and copy these reports, proxy and information statements and other information at the addresses set forth above. This information will be available also on the SEC's website.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of US Unwired Inc. at December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, the financial statements of Louisiana Unwired, LLC at December 31, 1999 and 1998 and for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, and the financial statements of Meretel Communications, L.P. at December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999, as set forth in their reports. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
US UNWIRED INC. AND SUBSIDIARIES
  Report of Independent Auditors...........................................  F-2
  Consolidated Balance Sheets..............................................  F-3
  Consolidated Statements of Operations....................................  F-4
  Consolidated Statements of Stockholders' Equity..........................  F-5
  Consolidated Statements of Cash Flows....................................  F-6
  Notes to Consolidated Financial Statements...............................  F-7

LOUISIANA UNWIRED, LLC
  Report of Independent Auditors........................................... F-31
  Balance Sheets........................................................... F-32
  Statements of Operations................................................. F-33
  Statements of Members' Equity............................................ F-34
  Statements of Cash Flows................................................. F-35
  Notes to Financial Statements............................................ F-36

MERETEL COMMUNICATIONS, L.P.
  Report of Independent Auditors........................................... F-44
  Balance Sheets........................................................... F-45
  Statements of Operations................................................. F-46
  Statements of Partners' Deficit.......................................... F-47
  Statements of Cash Flows................................................. F-48
  Notes to Financial Statements............................................ F-49

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
US Unwired Inc.

     We have audited the accompanying consolidated balance sheets of US Unwired Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc., at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Houston, Texas
February 9, 2000, except for the third paragraph of Note 1 as to which the date is March 22, 2000

                        US UNWIRED INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (In thousands, except share data)

                                                                 Year ended
                                                                December 31,
                                                              -----------------
                           ASSETS                               1999     1998
                           ------                             --------  -------
Current assets:
  Cash and cash equivalents.................................. $ 14,695  $32,475
  Subscriber receivables, net of allowance for doubtful
   accounts of $184 in 1999 and $217 in 1998.................    6,036    4,419
  Other receivables..........................................    1,055       27
  Inventory..................................................    6,021    2,541
  Prepaid expenses...........................................    1,146      331
  Income taxes receivable....................................   10,296    5,524
  Receivables from related parties...........................      654      197
  Receivables from officers..................................      110       92
                                                              --------  -------
Total current assets.........................................   40,013   45,606
Marketable securities........................................  141,453       --
Property and equipment, net..................................  106,067   22,565
Deferred financing costs, net of accumulated amortization of
 $184 in 1999 and $-0- in 1998...............................   12,279       --
Licenses, net of accumulated amortization of $1,326 in 1999
 and $-0- in 1998............................................   10,462       --
Restricted cash in escrow....................................    5,402    5,164
Investments in and advances to unconsolidated affiliates.....   (1,860)  11,052
Net assets of discontinued operations .......................       --    1,761
Note receivable from unconsolidated affiliate................    1,582       --
Other assets.................................................    1,712    1,481
                                                              --------  -------
Total assets................................................. $317,110  $87,629
                                                              ========  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
            ------------------------------------
Current liabilities:
  Accounts payable........................................... $ 14,618  $ 2,972
  Accrued expenses...........................................    2,048    1,188
  Current maturities of long term debt.......................      188    1,341
  Net liabilities of discontinued operations.................      573       --
                                                              --------  -------
Total current liabilities....................................   17,427    5,501
Long term debt, net of current maturities....................  215,892   27,726
Net liabilities of discontinued operations...................    1,341
Deferred income taxes........................................    2,407    2,923
Minority interest............................................    1,458       --
Mandatory redeemable preferred stock, authorized 40,000,000
 shares; issued and outstanding 500,000 shares...............   50,000       --
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value:
    Class A: Authorized 100,000,000 shares; none issued or
     outstanding.............................................       --       --
    Class B: Authorized 60,000,000 shares; issued and
     outstanding 11,250,000 shares...........................      113      113
Additional paid-in capital...................................    2,634    1,835
Accumulated other comprehensive income.......................      474       --
Retained earnings............................................   25,364   49,531
                                                              --------  -------
Total stockholders' equity...................................   28,585   51,479
                                                              --------  -------
Total liabilities and stockholders' equity................... $317,110  $87,629
                                                              ========  =======

                            See accompanying notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                   Years Ended December 31,
                                                   ---------------------------
                                                     1999      1998     1997
                                                   --------  --------  -------
Revenues:
Service revenues:
  Subscriber...................................... $ 39,734  $ 48,723  $53,255
  Roaming.........................................   10,867    11,914   16,079
  Merchandise sales...............................    5,371     3,915    2,685
  Management fees.................................    2,365     4,455    1,376
  Other revenue...................................      295     2,704    1,273
                                                   --------  --------  -------
    Total revenue.................................   58,632    71,711   74,668
                                                   --------  --------  -------
Operating expenses:
  Cost of services................................   19,593    18,586   20,111
  Merchandise cost of sales.......................   11,998    10,777    8,943
  General and administrative......................   20,076    17,156   12,682
  Sales and marketing.............................   12,793    10,886   10,893
  Depreciation and amortization...................   19,430     9,831   12,478
                                                   --------  --------  -------
    Total operating expenses......................   83,890    67,236   65,107
                                                   --------  --------  -------
Operating (loss) income...........................  (25,258)    4,475    9,561
Other (expense) income:
  Interest expense................................  (11,225)   (6,157)  (8,580)
  Interest income.................................    2,949     1,778    1,690
  Other income (expense)..........................      587        --   (1,082)
  Loss on sale of assets..........................       --      (114)      --
  Gain on sale of certain markets.................      819    57,364       --
                                                   --------  --------  -------
    Total other (expense) income..................   (6,870)   52,871   (7,972)
                                                   --------  --------  -------
(Loss) income before income taxes, extraordinary
   item, minority interest, and equity in losses
   of affiliates..................................  (32,128)   57,346    1,589
Income tax (benefit) expense......................   (9,014)   16,812       95
                                                   --------  --------  -------
(Loss) income before extraordinary item, minority
   interest and equity in income (losses) of
   affiliates.....................................  (23,114)   40,534    1,494
Minority interest in losses of subsidiaries.......   10,350        --      134
Equity in losses of affiliates....................   (4,870)  (11,738)  (3,137)
                                                   --------  --------  -------
Income (loss) from continuing operations..........  (17,634)   28,796   (1,509)
Loss from discontinued operations, net of income
   tax benefit of $1,472 in 1999..................   (3,541)   (1,246)      --
Extraordinary item--early extinguishment of debt,
   net of income tax benefit of $884..............   (2,992)       --       --
                                                   --------  --------  -------
Net (loss) income ................................ $(24,167) $ 27,550  $(1,509)
                                                   ========  ========  =======
Basic and diluted earnings (loss) per common
   share:
  Continuing operations........................... $  (1.57) $   2.56  $ (0.13)
  Discontinued operations, net of applicable taxes
     .............................................     (.31)    (0.11)      --
  Extraordinary loss, net of applicable taxes.....    (0.27)       --       --
                                                   --------  --------  -------
    Net earnings (loss) per common share.......... $  (2.15) $   2.45  $ (0.13)
                                                   ========  ========  =======
Weighted average outstanding common shares........ $ 11,250  $ 11,250  $11,250
                                                   ========  ========  =======

                            See accompanying notes.

                        US Unwired Inc. and Subsidiaries

                Consolidated Statements of Stockholders' Equity

                                 (In thousands)

                         Class  Class              Accumulated
                           A      B    Additional     Other
                         Common Common  Paid-in   Comprehensive Retained
                         Stock  Stock   Capital      Income     Earnings   Total
                         ------ ------ ---------- ------------- --------  --------
Balance at December 31,
   1996.................   --    $113    $1,835       $ --      $ 23,490  $ 25,438
Net loss................   --      --        --         --        (1,509)   (1,509)
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
   1997.................   --     113     1,835         --        21,981    23,929
Net income..............   --      --        --         --        27,550    27,550
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
   1998.................   --     113     1,835         --        49,531    51,479
Stock Compensation......   --      --       799         --            --       799
Unrealized gain on
   marketable
   securities, net of
   tax $316.............   --      --        --        474            --       474
Net loss................   --      --        --         --       (24,167)  (24,167)
                                                                          --------
Comprehensive income....                                                   (23,693)
                          ---    ----    ------       ----      --------  --------
Balance at December 31,
   1999.................   --    $113    $2,634       $474      $ 25,364  $ 28,585
                          ===    ====    ======       ====      ========  ========




                            See accompanying notes.

                        US Unwired Inc. and Subsidiaries

                     Consolidated Statements of Cash Flows

                                 (In thousands)

                                                  Years ended December 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                ---------  ---------  --------
Cash flows from operating activities
Net income (loss).............................  $ (24,167) $  27,550  $ (1,509)
Adjustments to reconcile net income (loss) to
 net cash provided by (used in) operating
 activities:
 Extinguishment of debt.......................      3,876         --        --
 Depreciation and amortization................     19,430      9,831    12,478
 Accretion of debt discount...................      4,822         --        --
 Minority interest............................    (10,350)        --      (134)
 Unrealized gain on marketable securities.....       (316)        --        --
 Provision for bad debts......................        139        744     3,521
 Deferred tax expense (benefit)...............       (516)     3,687       (83)
 Unearned revenue.............................         --       (105)     (136)
 (Gain) loss on sale of assets................         --    (57,250)       --
 Equity in losses of affiliates...............      4,870     11,738     3,137
 Non-cash compensation........................        799         --        --
 Interest income on restricted cash in
  escrow......................................       (238)      (164)       --
 Discontinued operations - noncash charges and
  changes in operating assets and
  liabilities.................................        177      1,246        --
Changes in operating assets and liabilities,
 net of acquisitions, disposals and
 discontinued operations:
 Subscriber receivables.......................     (1,517)      (351)   (4,123)
 Other receivables............................     (1,028)     1,623      (458)
 Inventory....................................     (3,131)    (1,082)      922
 Prepaid expenses.............................       (570)    (4,264)   (1,095)
 Receivables from related parties.............      1,228     (2,450)       --
 Other assets.................................       (277)      (298)     (606)
 Accounts payable.............................      4,004     (4,417)    2,333
 Accrued expenses.............................        131       (704)   (2,208)
 Prepaid income taxes.........................     (4,772)      ----        --
                                                ---------  ---------  --------
Net cash provided by (used in) operating
 activities...................................     (7,406)   (14,666)   12,039
                                                ---------  ---------  --------
Cash flows from investing activities
Purchases of property and equipment...........    (49,894)   (20,575)  (12,559)
Distributions from unconsolidated affiliates..        421        813        --
Investments in unconsolidated affiliates......     (1,204)   (15,416)   (5,040)
Purchase of marketable securities.............   (140,663)        --        --
Proceeds from sale of certain markets.........         --    154,877        --
Cash contributions from minority shareholder..      2,500         --        --
Loan to unconsolidated affiliate..............     (1,582)        --        --
Purchase of licenses & subscriber base........     (1,063)    (6,514)       --
Cash acquired from consolidation of previous
 unconsolidated affiliates....................      1,350         --        --
Discontinued operations.......................     (8,219)        --        --
                                                ---------  ---------  --------
Net cash provided by (used in) investing
 activities...................................   (198,354)   113,185   (17,599)
                                                ---------  ---------  --------
Cash flows from financing activities
Proceeds from long-term debt..................    240,183     29,724     6,770
Principal payments on long-term debt..........    (98,350)  (100,723)   (2,604)
Debt issuance cost............................    (15,693)        --      (225)
Proceeds from issuance of preferred stock.....     50,000         --        --
Discontinued operations - principal payments
 on long-term debt............................     11,840         --        --
                                                ---------  ---------  --------
Net cash provided by (used in) financing
 activities...................................    187,980    (70,999)    3,941
                                                ---------  ---------  --------
Net increase (decrease) in cash and cash
 equivalents..................................    (17,780)    27,520    (1,619)
Cash and cash equivalents at beginning of
 year.........................................     32,475      4,955     6,574
                                                ---------  ---------  --------
Cash and cash equivalents at end of year......  $  14,695  $  32,475  $  4,955
                                                =========  =========  ========
Supplemental cash flow disclosures
Cash paid for interest........................  $   8,390  $   5,008  $  9,410
                                                =========  =========  ========
Cash paid for income taxes....................  $     778  $  17,488  $  1,248
                                                =========  =========  ========
Non-cash activities
Property purchases in accounts payable........  $   9,522  $     974  $  5,495
                                                =========  =========  ========
Distribution receivable from affiliate........  $      --  $     120  $     --
                                                =========  =========  ========
Contribution of assets to affiliate...........  $      --  $     506  $     --
                                                =========  =========  ========
Microwave relocation costs in accounts
  payable.....................................  $     500  $      --  $     --
                                                =========  =========  ========
Contribution of net assets by member..........  $   1,312  $      --  $     --
                                                =========  =========  ========

                            See accompanying notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

     US Unwired Inc. (the "Company") is principally engaged in the ownership and operation of wireless communications systems in Southwest Louisiana and Southeast Texas. At December 31, 1999, the Company owns and operates PCS, cellular, and paging communications systems. The Company was incorporated as Mercury, Inc. in 1967 by the principal shareholders of Cameron Communications Corporation ("Cameron") to provide complementary services to Cameron's local and line telephone service.

     On September 27, 1999, the Company completed a reorganization by which the shareholders of "old" US Unwired Inc. exchanged all of their shares of common stock for an equal number of shares with the same rights and privileges in "new" US Unwired (the Holding Company) and "old" US Unwired changed its name to Unwired Telecom Corp. All outstanding stock options were exchanged for stock options of the Holding Company at the same exchange ratio. As a result, Unwired Telecom Corp is now a wholly-owned subsidiary of the Holding Company. This reorganization has been accounted for at historical cost in a manner similar to that in pooling of interests accounting.

     On March 22, 2000, the Company's Board of Directors adopted a plan to sell its ownership interest in LEC Unwired, the Company's local exchange carrier operating segment. The Company expects to complete the sale by the end of the third quarter of 2000. The accompanying consolidated financial statements have been restated to reflect the LEC Unwired business as discontinued operations in compliance with APB 30. The Company does not expect a loss from the disposal of LEC Unwired when taking into consideration the expected gain on the disposal and the loss from operations during the disposal period. Therefore, the current year operating losses are presented as loss from discontinued operations. Revenues from LEC Unwired were $5.3 million for the year ended December 31, 1999. Prior to 1999, LEC Unwired was accounted for as an equity investment, and there were no revenues recorded by the Company for LEC Unwired. The loss from discontinued operations in 1998 represents the Company's minority interest in LEC Unwired's losses for the year. There were no operations of LEC Unwired in 1997.

 Consolidation Policy

     The consolidated financial statements include the accounts of US Unwired Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Losses of subsidiaries attributable to minority stockholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

     During 1999, the Company made a series of capital contributions (including contributions made by Unwired Telecom) to Louisiana Unwired, LLC ("LA Unwired") and LEC Unwired, L.L.C. ("LEC Unwired") which increased its ownership percentages in LA Unwired and LEC Unwired to

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

93.66% and 56.67%, respectively. As a result, the Company's financial statements for the year ended December 31, 1999 include the financial position and results of operations of LA Unwired and LEC Unwired on a consolidated basis.

 Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

 Marketable Securities

     The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading at the time of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 1999, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses, net of tax, are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

 Inventory

     Inventory consists of analog and digital telephones, pagers and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

 Property and Equipment

     Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                          Years
                                                                          ------
      Buildings..........................................................   39
      Leasehold improvements............................................. 3 to 5
      Facilities and equipment...........................................   5
      Furniture and fixtures............................................. 5 to 7
      Vehicles...........................................................   5

 Licenses

     Licenses consist primarily of costs incurred in connection with the Company's acquisition of PCS licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations for licenses in 1999, 1998 and 1997 was $341,000, $-0- and $4,064,000, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


 Deferred Financing Costs

     Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are capitalized and amortized over the terms of the related debt using the interest method. Amortization expense charged to operations in 1999, 1998 and 1997 was $450,000, $49,000 and $153,000, respectively.

 Impairment of Long-Lived Assets

     The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Investments in Unconsolidated Affiliates

     The Company's investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings (losses) are reported as equity in losses of affiliates.

 Revenue Recognition

     The Company earns revenue by providing access to and usage of its cellular, PCS and paging networks and sales of cellular, PCS and paging merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's cellular, PCS and paging networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is provided to the customer.

 Advertising Costs

     Advertising costs are charged to expenses as incurred. For the years ended December 31, 1999, 1998, and 1997, approximately $5,160,000, $3,658,000, and
$2,203,000, respectively, of advertising costs were incurred.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


 Commissions

     Commissions are paid to sales agents for customer activations and are expensed in the month the customer is activated within the cellular system.

 Income Taxes

     The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 Earnings per Share

     Earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the period. The options and preferred stock were not included in the computation of diluted earnings per share in 1999 because the Company is in a net loss position and, therefore, the effect would have been antidilutive.

 Stock Compensation Arrangements

     The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

 Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentrations of Credit Risk

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

 Reclassifications

     Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the 1999 presentation.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


2. Marketable Securities

     As of December 31, 1999, the Company's investments in marketable securities consist of debt securities with maturities ranging from 60 days to 90 days from the date of purchase. These marketable securities have been classified as non-current as the Company intends to use these securities to fund the purchase and development of its PCS network. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 1999:

                                                    (In thousands)
                                       -----------------------------------------
                                                   Gross      Gross    Estimated
                                       Amortized Unrealized Unrealized   Fair
                                         Cost      Gains      Losses     Value
                                       --------- ---------- ---------- ---------
Commercial paper...................... $ 98,769     $790       $--     $ 99,559
Fixed income mutual funds.............   41,894       --        --       41,894
                                       --------     ----       ---     --------
                                       $140,663     $790       $--     $141,453
                                       ========     ====       ===     ========

     For the years ended December 31, 1999 and 1998, there were no net realized gains and losses on sales of available-for-sale marketable securities.

3. Acquisitions and Dispositions of Markets

     Effective July 1, 1998, the Company sold substantially all of the assets related to its Kansas, Mississippi and Alabama markets, as well as its majority ownership interest in MS 34 for approximately $161,500,000, subject to purchase price adjustments as defined in the sale agreement. Approximately $5,000,000 was placed in escrow for two years from closing date to settle any adjustments to the purchase price. The cash in escrow and related interest income has been recorded as restricted cash in escrow in the accompanying consolidated balance sheet.

     In late 1997, the Company began marketing PCS, which is a new generation of wireless communications offering customers advanced, secure, two-way digital wireless services and applications. Effective August 1, 1998, the Company sold certain PCS subscribers and related assets to Meretel Communications, L.P. ("Meretel") for $4.3 million in cash and $1.5 million in additional ownership interest in Meretel. In connection with this transaction, the excess of the consideration received above the costs of the assets sold of approximately $2.3 million has been reflected in the accompanying consolidated balance sheet as a reduction in investments in and advances to unconsolidated affiliates.

     On September 30, 1998, the Company acquired substantially all assets and assumed certain liabilities of Maas.net, LLC, ("Maas.net"), a related party. Maas.net is a provider of Internet access services. As consideration, the Company assumed $620,000 of the indebtedness of Maas.net. On October 1, 1998, the Company contributed these assets, with a fair value of $506,000, to LEC Unwired, LLC (LEC Unwired), an unconsolidated affiliate.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


4. Property and Equipment

     Major categories of property and equipment were as follows:

                                                                 December 31,
                                                               ----------------
                                                                 1999    1998
                                                               -------- -------
                                                                (In thousands)
Land.......................................................... $  1,061 $ 1,061
Buildings.....................................................    2,011   1,946
Leasehold improvements........................................    1,198     961
Facilities and equipment......................................  127,587  34,680
Furniture and fixtures........................................    1,769   1,477
Vehicles......................................................      417     240
Construction in progress......................................   12,729   1,328
                                                               -------- -------
                                                                146,772  41,693
Less accumulated depreciation.................................   40,705  19,128
                                                               -------- -------
                                                               $106,067
                                                                        $22,565
                                                               ======== =======

     The Company recorded depreciation expense of, $20,563,000, $6,444,000 and $5,867,000, during the years ended December 31, 1999, 1998 and 1997, respectively.

5. Investments in Unconsolidated Affiliates

     Investments in unconsolidated affiliates at December 31 consists of the following:

                                                Percentage
                                                 Ownership
                                                ------------
                                                 December
                                                    31,        December 31,
                                                ------------  ----------------
                                                1999   1998    1999     1998
                                                -----  -----  -------  -------
Meretel........................................ 24.33% 24.33% $(3,908) $ 1,007
Command Connect, LLC ("Command Connect")....... 50.00% 50.00%   1,081    1,361
GTE Mobilnet of Texas RSA #21 Limited
   Partnership ("GTE #21")..................... 25.00% 25.00%     761      688
LA Unwired..................................... 93.66% 50.00%      --    7,996
Wireless Management Corporation................ 33.33%    --      206       --
                                                              -------  -------
                                                              $(1,860) $11,052
                                                              =======  =======

     Prior to June 1998, Meretel was the owner and operator of PCS licenses in Lafayette, Louisiana; Baton Rouge, Louisiana; and Beaumont, Texas. On June 8, 1998, Meretel entered into an agreement with Sprint PCS in which Meretel agreed to manage Sprint's PCS networks within each Basic Trading Area in which Meretel operates. Pursuant to this agreement, Sprint PCS pays Meretel 92% of collected revenues, as defined, from customers in these markets. The agreement requires that Meretel build out the PCS networks in accordance with FCC requirements and deadlines. Meretel and Sprint PCS will share equally the costs for any necessary relocation of microwave sources that

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

interfere with Sprint's PCS spectrum. In conjunction with this agreement, Meretel elected to participate in the FCC's amnesty program whereby Meretel surrendered its licenses in exchange for extinguishment of all outstanding debt and related accrued interest due to the FCC.

     Command Connect and LA Unwired either own PCS licenses, or have rights to use licenses owned by Sprint PCS under management agreements, in Louisiana, Texas, Arkansas, Mississippi, and Oklahoma. As with Meretel, Sprint PCS pays 92% of collected revenues, as defined, from customers in these service areas. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations.

     GTE #21 operates a cellular network in Texas RSA #21.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


   As discussed in Note 1, the Company increased its ownership in LA Unwired and LEC Unwired during 1999. As a result, LA Unwired is presented on a consolidated basis in 1999. Summary financial information for the above-mentioned unconsolidated affiliates is as follows for the years ended December 31, 1999, 1998 and 1997:

                                                    1999      1998      1997
                                                  --------  --------  --------
                                                        (In thousands)
Meretel:
 Total assets.................................... $ 63,195  $ 52,552  $115,218
 Total liabilities...............................   93,317    64,951    99,913
                                                  --------  --------  --------
 Partners' capital............................... $(30,122) $(12,399) $ 15,305
                                                  ========  ========  ========
 Revenue......................................... $ 23,691  $  8,353  $    173
                                                  ========  ========  ========
 Operating expenses.............................. $ 39,876  $ 30,056  $  8,772
                                                  ========  ========  ========
 Net loss........................................ $(20,535) $(29,704) $(12,707)
                                                  ========  ========  ========
Command Connect:
 Total assets.................................... $  3,790  $  5,178  $ 14,402
 Total liabilities............................... $  1,582   $ 2,456  $  9,337
                                                  --------  --------  --------
 Members' capital................................ $  2,208  $  2,722  $  5,065
                                                  ========  ========  ========
 Revenue......................................... $     --  $     11  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $     10  $    463  $    469
                                                  ========  ========  ========
 Net loss........................................ $   (563) $   (452) $   (860)
                                                  ========  ========  ========
GTE #21:
 Total assets.................................... $  3,105  $  3,285  $  2,646
 Total liabilities............................... $     54  $     51  $     51
                                                  --------  --------  --------
 Members' capital................................ $  3,051  $  3,234  $  2,595
                                                  ========  ========  ========
 Revenue......................................... $  2,913  $  2,572  $  2,877
                                                  ========  ========  ========
 Operating expenses.............................. $    962  $    798  $    782
                                                  ========  ========  ========
 Net income...................................... $  1,981  $  1,808  $  2,137
                                                  ========  ========  ========
LA Unwired:
 Total assets.................................... $     --  $ 67,248  $     --
 Total liabilities...............................       --    51,256        --
                                                  --------  --------  --------
 Members' capital................................ $     --  $ 15,992  $     --
                                                  ========  ========  ========
 Revenue......................................... $     --  $  1,509  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $     --  $  9,633  $     --
                                                  ========  ========  ========
 Net loss........................................ $     --  $ (9,474) $     --
                                                  ========  ========  ========
Wireless Management Corporation:
 Total assets.................................... $     --  $     --  $     --
 Total liabilities...............................       17        --        --
                                                  --------  --------  --------
 Members' capital................................ $    (17) $     --  $     --
                                                  ========  ========  ========
 Revenue......................................... $     --  $     --  $     --
                                                  ========  ========  ========
 Operating expenses.............................. $      2  $     --  $     --
                                                  ========  ========  ========
 Net loss........................................ $   (258) $     --  $     --
                                                  ========  ========  ========

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


6. Accrued Expenses

     Accrued expenses consisted of the following:

                                                                  December 31,
                                                                  -------------
                                                                   1999   1998
                                                                  ------ ------
                                                                       (In
                                                                   thousands)
Accrued taxes, other than income................................. $  555 $  586
Accrued payroll..................................................    450    121
Unearned revenue and customer deposits...........................    305     56
Accrued interest expense.........................................     21    121
Other............................................................    717    304
                                                                  ------ ------
                                                                  $2,048 $1,188
                                                                  ====== ======

7. Long-Term Debt

     Long-term debt consisted of the following:

                                                                 December 31,
                                                               ----------------
                                                                 1999    1998
                                                               -------- -------
                                                                (In thousands)
Debt outstanding under credit facilities:
  Senior subordinated discount notes.......................... $214,045 $    --
  FCC debt....................................................    1,509      --
  Vendor financing............................................      526     567
  Bank credit facility........................................       --  28,500
                                                               -------- -------
Total long-term debt..........................................  216,080  29,067
Less current maturities.......................................      188   1,341
                                                               -------- -------
Long-term obligations, excluding current maturities........... $215,892 $27,726
                                                               ======== =======

     On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 ("the Notes"). The Notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. Interest on the Notes will not begin to accrue until November 1, 2004. Prior to that time, in lieu of interest, the Notes will increase in value daily, compounded on each May 1 and November 1, at the rate of 13 3/8% per year. The value of the Notes on November 1, 2004 will be equal to the face amount of the Notes. On that date, the Notes will accrue interest at the rate of 13 3/8% per year and the Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter.

     The Notes are fully, unconditionally, and joint and severally guaranteed by one wholly owned and one non-wholly owned subsidiary (collectively "Guarantor Subsidiaries" and individually "Guarantor"). Each of the guarantees is a general unsecured obligation of the Guarantor and will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment of existing and future obligations that are expressly subordinated in

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

right to payment to the Notes. The Notes will rank junior to all existing and future senior debt. See Note 14 for the condensed consolidating balance sheets as of December 31, 1999 and 1998 and the related condensed consolidating statements of operations and cash flows for each of the three years in the period ended December 31, 1999 related to the Guarantor and non-Guarantor Subsidiaries.

     In connection with the issuance of the above mentioned Notes, LA Unwired's existing $130 million senior credit facilities and US Unwired's existing bank credit facility were extinguished. As a result, the unamortized debt issuance costs related to these existing credit facilities, totaling $3,262,000, were written off, net of tax of $749,000, as an extraordinary item.

     Effective October 1, 1999, US Unwired entered into senior credit facilities for $130 million. The senior credit facilities provide for an $80 million reducing revolving credit facility, which matures on September 30, 2007, and a $50 million delay draw term loan, which matures on September 30, 2007. The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in quarterly amounts which vary between $1.3 million and $3.7 million. Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the LIBOR. At December 31, 1999, there are no amounts outstanding under these senior credit facilities.

     These senior credit facilities require US Unwired to pay an annual commitment fee ranging from 1.5% to 1% of the unused commitment under the senior credit facilities. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interest in LA Unwired, a pledge by US Unwired of its ownership interest in Unwired Telecom; and an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights). Additionally, the senior credit facilities are subject to certain restrictive covenants. At December 31, 1999, the Company was not in compliance with certain of these restrictive covenants. The Company has obtained a waiver from the lender for such covenant violations.

     In July 1998, LEC Unwired entered into a financing arrangement with a financial institution. The credit facility provides for borrowings up to $18 million ($15 million in senior secured debt and $3 million in subordinated debt) to be used for the construction of various telecommunications networks. The arrangement includes several fixed and variable interest rate options. The drawdown period of the facility is twenty-four months from closing. Repayment of principal begins three years after closing and ends eight years after closing, with interest payable on a quarterly basis. At December 31, 1999, the effective interest rate for this debt was 10.8% and the total unfunded commitment was approximately $6.2 million. The financing arrangement is collateralized by

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

substantially all of the assets of the Company. Additionally, the debt is subject to certain restrictive covenants. At December 31, 1999, the Company was not in compliance with certain of these restrictive covenants.The Company has obtained a waiver from the lender for such covenant violations. See Note 1 for further information.

     In December 1999, Command Connect contributed various PCS licenses to LA Unwired. As part of this contribution, LA Unwired assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been recorded at their historical costs.

     The notes outstanding under the bank credit facility provided for quarterly interest payments with quarterly amortization of principal beginning in June 1999 through June 2005. The notes outstanding under the vendor credit facility provide for quarterly interest payments only through September 1997 when quarterly amortization of principal commenced with final maturity in January 2003. Interest rates are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations.

     On June 23, 1999, LA Unwired entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate ("LIBOR").

     A portion of the proceeds from this new credit facility were used to extinguish LA Unwired's existing credit facility. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $614,000, were written off, net of tax of $135,000, as an extraordinary item.

     Maturities of long-term debt for the five years succeeding December 31, 1999 are as follows:

                                                                  (In thousands)
                                                                  --------------
      2000.......................................................     $  188
      2001.......................................................        204
      2002.......................................................        222
      2003.......................................................        241
      2004.......................................................        262

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


8. Income Taxes

     Income tax expense (benefit) for the years ended December 31, 1999, 1998 and 1997 is as follows:

                                                          1999      1998   1997
                                                        --------  -------- ----
                                                            (In thousands)
      Federal:
        Current........................................ $(11,024) $ 11,287 $ --
        Deferred.......................................     (319)    3,243  (70)
                                                        --------  -------- ----
                                                         (11,343)   14,530  (70)
      State:
        Current........................................      170     1,838  178
        Deferred.......................................     (197)      444  (13)
                                                        --------  -------- ----
                                                             (27)    2,282  165
                                                        --------  -------- ----
                                                        $(11,370) $ 16,812 $ 95
                                                        ========  ======== ====

     Income tax expense differs from the amounts computed by applying applicable U.S. federal income tax rate to income (loss) before income taxes, minority interest and equity in losses of affiliates as a result of the following:

                                                     1999     1998     1997
                                                   --------  -------  -------
                                                        (In thousands)
      Computed "expected" tax expense............. $(13,552) $19,498  $   540
      Equity in loss of affiliates................   (1,705)  (4,549)  (1,066)
      Minority interest...........................    4,176       --       --
      Extraordinary item..........................     (884)      --       --
      Surtax......................................       --      636       --
      Permanent differences.......................      190       --       --
      Change in valuation allowance...............       --       --      652
      State income taxes, net of Federal income
         taxes....................................      (27)   1,852      165
      Other, net..................................      432     (625)    (196)
                                                   --------  -------  -------
                                                   $(11,370) $16,812  $    95
                                                   ========  =======  =======

     During 1998, the Company utilized all net operating losses that were carried forward from 1997. The benefit realized from net operating loss carry forwards totaled approximately $1,586,000.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


     The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
      Deferred tax assets:
        State net operating losses............................. $ 2,026 $    --
        Interest on Notes......................................   1,911      --
        Stock compensation.....................................     320      --
        Allowance for doubtful accounts........................      54      90
        Inventory reserve......................................     136      64
        Unearned revenue.......................................      --      40
        Investment in unconsolidated affiliates................      --     389
        Intangible assets......................................      --     240
        Other..................................................      23     209
                                                                ------- -------
        Deferred tax assets....................................   4,470   1,032
        Less valuation allowance ..............................   2,026      --
                                                                ------- -------
                                                                  2,444   1,032
                                                                ------- -------
      Deferred tax liabilities:
        Fixed assets...........................................   1,992   2,927
        Deferred gains.........................................      --   1,028
        Unrealized gain on marketable securities...............     316      --
        Interest on related party debt.........................     126      --
        Investment in unconsolidated affiliates................   2,417      --
                                                                ------- -------
                                                                  4,851   3,955
                                                                ------- -------
      Net deferred tax liability............................... $ 2,407 $ 2,923
                                                                ======= =======

     In assessing the realizability of deferred tax assets at December 31, 1999, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of deferred tax assets related to certain state net operating losses. These state net operating loss carryforwards approximate $40,520,000 and begin to expire in 2013.

9. Stockholder's Equity

     The Company is authorized by its Articles of Incorporation to issue 40,000,000 shares of preferred stock upon the authorization of the Company's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the stock.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


     The Company has two classes of authorized common stock, Class A Common Stock and Class B Common Stock. Other than as to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights.

     Class A shares have one vote per share and Class B shares have ten votes per share. Shares of Class B Common Stock generally convert automatically into shares of Class A Common Stock on a share-for-share basis upon the transfer of the Class B shares to other than a "qualified holder," generally the original holders of Class B shares. Class B shares are also subject to other transfer restrictions.

     In 1997, the Company withdrew from an initial public offering of its common stock. As a result, costs totaling $1,082,000 which were previously deferred were expensed and are included in other expenses.

     Contemporaneously with the issuance of the Notes discussed in Note 7, the Company issued 500,000 shares of Series A preferred stock for $50 million. The present holder of the Series A preferred and any of its affiliates who become holders may convert the preferred stock into Class B common stock, at any time, at a price of $26.55 per share, and such holders have voting rights of Class B common shareholders on an as-converted basis. Upon a sale or transfer of the preferred stock by such holders to a nonaffiliate of such holders, the preferred stock becomes convertible into Class A common stock and the transferee holders will have voting rights of Class A common shareholders on an as-converted basis. The Series A preferred stock has a mandatory redemption at its stated value 91 days after the maturity of the Notes.

     Additionally, the holders of the Series A preferred stock have demand registration rights and are entitled to any dividends paid on our common stock, as if the preferred had converted into common stock and are entitled to block the Company from certain specified actions. The Company may force the holders of Series A preferred stock to convert their preferred stock after an initial public offering of the Company's common stock if such holders would receive an internal rate of return of at least 20% per year based on the price of our common stock. Further, if a certain holder of the Series A preferred stock holds 50% or more of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect two persons to our board of directors; if such certain holder holds less than 50% but more than 25% of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect one person to our board of directors. Under specified circumstances, the holders of the Series A preferred stock are entitled to a put option at the undiscounted fair market value of the underlying Class B common stock at the time of the put. If such put option cannot be performed due to contractual or statutory restrictions, the holders of the Series A preferred stock are entitled to special compensation in the form of warrants.

10. Stock Option Plan

     During 1999, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the "1999 Equity Plan"). As part of this amendment, the

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 1,600,000 to 2,300,000 shares. As of December 31, 1998, the Company had not granted any options or other awards under the 1998 Equity Plan. On July 16, 1999, the Company granted stock options for a total of 664,600 shares under the 1999 Equity Plan. These options have a ten year term and vest over a four year period and have an exercise price of $6.00 per share, except for 166,600 options which have an exercise price of $26.55 per share. All of the options were outstanding at December 31, 1999 and none were exercisable. Additionally, another 425,400 shares were granted on January 1, 2000 with an exercise price of $26.55 per share.

     As allowed by SFAS No. 123, the Company has elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals the fair value of the underlying stock on the grant date.

     In connection with the above mentioned grant of options to purchase 498,000 shares of the Company's common stock at an exercise price of $6.00 per share, the Company has total deferred stock compensation of $6,972,000, of which $799,000 has been recognized as stock compensation expense for the year ended December 31, 1999, as the exercise price of these options is less than the estimated fair value of the Company's stock at the grant date.

     As required by SFAS No. 123, the Company has determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The minimum value option pricing model was used with the following weighted-average assumptions, respectively: risk-free interest rates of 6%; dividend yield of 0%; and a weighted-average expected life of the options of five years. The weighted-average fair value of options granted with $6.00 and $26.55 exercise prices were $5.55 and $.33 per share, respectively.

     Had compensation expense been recorded based on the fair values of the stock option grants, the Company's 1999 pro forma net loss would have been $24,224,000.

11. Commitments and Contingencies

     Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $283,000, $340,000 and $264,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

     The Company is a party to various noncancellable operating leases for facilities and equipment. Future minimum lease payments due under noncancellable operating leases with terms in excess of one year are as follows:

                                                                  (In thousands)
      Year ending December 31,                                    -------------
         2000....................................................     3,276
         2001....................................................     2,963
         2002....................................................     2,446
         2003....................................................     2,245
         2004....................................................     1,907
         Thereafter..............................................     6,320
                                                                     ------
                                                                     19,157

     Rental expense was $2,859,000, $1,567,000 and $777,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

     The Company is involved in, various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     The Company has agreed to guarantee repayment of up to $3,824,000, plus interest and fees thereon, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Meretel which matures in 2007.

     On March 31, 1999, the Company entered into an undertaking agreement as required by LEC Unwired's loan agreements entered into in July 1998. This undertaking agreement obligates the Company to provide cash capital contributions, not to exceed $4.5 million, to LEC Unwired if LEC Unwired is not in compliance with specified financial covenants in its loan agreements. The amount of cash that the Company is required to provide depends on the covenant with which LEC Unwired has failed to comply.

12. Disclosure About Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 1999 and 1998 was $234,078,000 and $29,040,000, compared to its carrying value of $216,080,000 and $29,067,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.

     Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. Related Party Transactions

     During the years ended December 31, 1999, 1998 and 1997, the Company paid $10,000, $290,000 and $318,000, respectively, to a company owned by certain of the Company's principal stockholders for voice mail services which the Company uses in its business and also resells to its cellular subscribers.

     The Company contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron, for all subscriber billing. The aggregate amounts paid to Cameron for such services during 1999, 1998 and 1997 totaled $2,784,000, $2,923,000 and
$2,674,000, respectively.

     From October 1997 through July 1998, the Company purchased PCS wholesale minutes from Meretel pursuant to an oral agreement and resold the minutes to the Company's customers. The aggregate amounts paid to Meretel for these minutes during the years ended December 31, 1999, 1998 and 1997 totaled $0, $1,222,000 and $105,000, respectively.

     The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 1999, 1998 and 1997, totaled $1,494,000, $764,000 and $951,000, respectively.

     The Company has entered into management agreements with several affiliated entities. During 1999, 1998 and 1997, the Company recorded $2,366,000, $4,455,000 and $1,375,000, respectively, in management fee revenues pursuant to these agreements. During 1997, the Company entered into an agreement with Meretel whereby the Company receives a commission for each customer activated for Meretel. Commissions received under this agreement totaled approximately $1,900,000 in 1998 and $1,200,000 in 1997.

     In October 1999, the Company entered into consulting agreements with William L. Henning, Sr. and John A. Henning, both of whom serve on the Company's board of directors. The Company paid $250,000 to William L. Henning, Sr. and $150,000 to John A. Henning for consulting services related to securing certain bank financing and the senior subordinated discount notes.

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


14. Guarantor and Non-Guarantor Financial Information

     As discussed in Note 7, the following condensed consolidating balance sheets, statements of operations and cash flows set forth certain financial information regarding the Guarantor and Non-Guarantor Subsidiaries:

Condensed Consolidating Balance Sheet

                                              Year ended December 31, 1999
                          ---------------------------------------------------------------------
                                          Guarantor
                                         Subsidiaries
                                       ----------------
                                       Unwired    LA         Non-
                               US      Telecom Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.    LLC     Subsidiaries Eliminations    Total
                          ------------ ------- --------  ------------ ------------ ------------
                                                     (In thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents...........    $     --   $12,851 $  1,844     $   --     $      --     $ 14,695
 Subscriber receivables,
  net...................          --     4,780    1,256         --            --        6,036
 Other accounts
  receivable............         641        83      810         --          (479)       1,055
 Inventory..............          --     3,832    2,189         --            --        6,021
 Prepaid expenses.......          97       195      854         --            --        1,146
 Income taxes
  receivable............       3,520     6,776       --         --            --       10,296
 Receivables from
  related parties.......      (4,160)    4,294      665         --          (145)         654
 Receivables from
  officers..............          --       110       --         --            --          110
                            --------   ------- --------     ------     ---------     --------
 Total current assets...    $     98   $32,921    7,618         --          (624)    $ 40,013
Marketable securities...      26,599        --  114,854         --            --      141,453
Property and equipment,
 net....................          --    20,762   85,305         --            --      106,067
Deferred financing
 costs, net.............      12,279        --       --         --            --       12,279
Licenses, net...........          --        --   10,462         --            --       10,462
Restricted cash escrow..          --     5,402       --         --            --        5,402
Investments in
 subsidiaries...........     189,337    12,833       --         --      (204,030)      (1,860)
Note receivable from
 unconsolidated
 affiliate..............          --     1,582       --         --            --        1,582
Other assets............      30,332        27       46         --       (28,693)       1,712
                            --------   ------- --------     ------     ---------     --------
 Total assets...........    $258,645   $73,527 $218,285     $   --     $(233,347)    $317,110
                            ========   ======= ========     ======     =========     ========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......    $    172   $ 5,434 $  9,012     $   --     $      --     $ 14,618
 Accrued expenses.......          --     1,040    1,568         --          (560)       2,048
 Current maturities of
  long term debt........          --        48      140         --            --          188
 Net liabilities of
  discontinued
  operations............          --        --       --        635           (62)         573
                            --------   ------- --------     ------     ---------     --------
 Total current
  liabilities...........         172     6,522   10,720        635          (622)      17,427
Long term debt, net of
 current maturities.....     214,045    29,171    1,369         --       (28,693)     215,892
Net liabilities of
 discontinued
 operations.............          --        --       --      1,341            --        1,341
Deferred income taxes...          --     2,411       --         --            (4)       2,407
Minority Interest.......          --        --       --         --         1,458        1,458
Mandatory redeemable
 preferred stock........      50,000        --       --         --            --       50,000
Stockholders' equity:
 Common stock...........         113       113       --         --          (113)         113
 Additional paid-in
  capital...............          --     1,835       --         --           799        2,634
 Accumulated other
  comprehensive income..          81        --      709         --          (316)         474
 Partners' Capital......          --        --  251,561      7,582      (259,143)          --
 Retained earnings
  (deficit).............      (5,766)   33,475  (46,074)    (9,558)       53,287       25,364
                            --------   ------- --------     ------     ---------     --------
 Total stockholders'
  equity (deficit)......      (5,572)   35,423  206,196     (1,976)     (205,486)      28,585
                            --------   ------- --------     ------     ---------     --------
 Total liabilities and
  stockholders' equity
  (deficit).............    $258,645   $73,527 $218,285     $   --     $(233,347)    $317,110
                            ========   ======= ========     ======     =========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


Condensed Consolidating Balance Sheet

                                              Year ended December 31, 1998
                          ---------------------------------------------------------------------
                                          Guarantor
                                         Subsidiaries
                                       ----------------
                                       Unwired    LA         Non-
                               US      Telecom Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.    LLC     Subsidiaries Eliminations    Total
                          ------------ ------- --------  ------------ ------------ ------------
                                                     (In thousands)
ASSETS
Current assets:
 Cash and cash
  equivalents...........      $ --     $32,475 $ 1,350     $    --      $ (1,350)    $32,475
 Subscriber receivables,
  net...................        --       4,419     362          --          (362)      4,419
 Other receivables......        --          27      --          --            --          27
 Inventory..............        --       2,541     350          --          (350)      2,541
 Prepaid expenses.......        --         331     244          --          (244)        331
 Income taxes
  receivable............        --       5,524      --          --            --       5,524
 Receivables from
  related parties.......        --         197     872          --          (872)        197
 Receivables from
  officers..............        --          92      --          --            --          92
                              ----     ------- -------     -------      --------     -------
 Total current assets...        --      45,606   3,178          --        (3,178)     45,606
Property and equipment,
 net....................        --      22,565  57,581          --       (57,581)     22,565
Net assets of
 discontinued
 operations.............        --       1,761      --       4,701        (4,701)      1,761
Licenses, net...........        --          --   5,684          --        (5,684)         --
Restricted cash escrow..        --       5,164      --          --            --       5,164
Investments in
 subsidiaries...........       113      11,052      --          --          (113)     11,052
Other assets............        --       1,481     805          --          (805)      1,481
                              ----     ------- -------     -------      --------     -------
 Total assets...........      $113     $87,629 $67,248     $ 4,701      $(72,062)    $87,629
                              ====     ======= =======     =======      ========     =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......      $ --     $ 2,972 $12,414     $    --      $(12,414)    $ 2,972
 Accrued expenses.......        --       1,188     712          --          (712)      1,188
 Current maturities of
  long term debt........        --       1,341      --          --            --       1,341
 Net liabilities of
  discontinued
  operations............        --          --      --       1,686        (1,686)         --
                              ----     ------- -------     -------      --------     -------
 Total current
  liabilities...........        --       5,501  13,126       1,686       (14,812)      5,501
Long term debt, net of
 current maturities.....        --      27,726  38,130          --       (38,130)     27,726
Deferred income taxes...        --       2,923      --          --            --       2,923
Stockholders' equity:
 Common stock...........       113         113      --          --          (113)        113
 Additional paid-in
  capital...............        --       1,835      --          --            --       1,835
 Members' capital.......        --          --  25,466       5,506       (30,972)         --
 Retained earnings
  (deficit).............        --      49,531  (9,474)     (2,491)       11,965      49,531
                              ----     ------- -------     -------      --------     -------
 Total stockholders'
  equity................       113      51,479  15,992       3,015       (19,120)     51,479
                              ----     ------- -------     -------      --------     -------
 Total liabilities and
  stockholders' equity..      $113     $87,629 $67,248     $ 4,701      $(72,062)    $87,629
                              ====     ======= =======     =======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

Condensed Consolidating Statement of Operations

                                              Year ended December 31, 1999
                          -----------------------------------------------------------------------
                                           Guarantor
                                         Subsidiaries
                                       ------------------
                                       Unwired      LA         Non-
                               US      Telecom   Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations    Total
                          ------------ --------  --------  ------------ ------------ ------------
                                                     (In thousands)
Revenues................    $    --    $ 46,158  $ 18,108    $    --      $(5,634)     $ 58,632
Operating expenses......        115      40,478    47,658         --       (4,361)       83,890
                            -------    --------  --------    -------      -------      --------
Operating income
  (loss)................       (115)      5,680   (29,550)        --       (1,273)      (25,258)
Other income (expense):
 Interest expense.......     (5,157)     (2,331)   (4,297)        --          560       (11,225)
 Interest income........      1,444       1,717       348         --         (560)        2,949
 Other income...........         --          --       587         --           --           587
 Gain on sale of
   assets...............         --         819        --         --           --           819
                            -------    --------  --------    -------      -------      --------
(Loss) income before
  income taxes,
  extraordinary items,
  minority interest, and
  equity in losses of
  affiliates............     (3,828)      5,885   (32,912)        --       (1,273)      (32,128)
Income tax (benefit)
 expense................     (3,520)     (7,530)       --         --        2,036        (9,014)
                            -------    --------  --------    -------      -------      --------
(Loss) income before
 extraordinary items,
 minority interest and
 equity in losses of
 affiliates.............       (308)     13,415   (32,912)        --       (3,309)      (23,114)
Minority interest in
  losses of affiliates..         --          --        --         --       10,350        10,350
Equity in losses of
  affiliates............     (5,458)    (29,283)       --         --       29,871        (4,870)
                            -------    --------  --------    -------      -------      --------
Income (loss) from
  continuing operations
  ......................     (5,766)    (15,868)  (32,912)        --       36,912       (17,634)
Loss from discontinued
  operations............         --          --        --     (7,067)       3,526        (3,541)
Extraordinary item-early
  extinguishment of
  debt..................         --        (188)   (3,688)        --          884        (2,992)
                            -------    --------  --------    -------      -------      --------
Net loss................    $(5,766)   $(16,056) $(36,600)   $(7,067)     $41,322      $(24,167)
                            =======    ========  ========    =======      =======      ========
                                              Year ended December 31, 1998
                          -----------------------------------------------------------------------
                                           Guarantor
                                         Subsidiaries
                                       ------------------
                                       Unwired      LA         Non-
                               US      Telecom   Unwired,   Guarantor                Consolidated
                          Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations    Total
                          ------------ --------  --------  ------------ ------------ ------------
                                                     (In thousands)
Revenues................    $    --    $ 67,735  $  1,509    $ 3,976      $(1,509)     $ 71,711
Operating expenses......         --      63,704     9,633      3,532       (9,633)       67,236
                            -------    --------  --------    -------      -------      --------
Operating income
  (loss)................         --       4,031    (8,124)       444        8,124         4,475
 Interest expense.......         --      (5,455)   (1,580)      (702)       1,580        (6,157)
 Interest income........         --       1,754       230         24         (230)        1,778
 Loss on sale of
   assets...............         --        (114)       --         --           --          (114)
 Gain on sale of certain
   markets..............         --      57,364        --         --           --        57,364
                            -------    --------  --------    -------      -------      --------
Income (loss) before
  income taxes and
  equity in losses of
  affiliates............         --      57,580    (9,474)      (234)       9,474        57,346
Income tax expense......         --      16,812        --         --           --        16,812
                            -------    --------  --------    -------      -------      --------
Income (loss) before
 equity in losses of
 affiliates.............         --      40,768    (9,474)      (234)       9,474        40,534
Equity in losses of
 affiliates.............         --     (11,738)       --         --           --       (11,738)
                            -------    --------  --------    -------      -------      --------
Income (loss) from
 continuing operations..         --      29,030    (9,474)      (234)       9,474        28,796
Loss from discontinued
 operations.............         --      (1,246)       --     (2,491)       2,491        (1,246)
                            -------    --------  --------    -------      -------      --------
Net income (loss).......    $    --    $ 27,784  $ (9,474)   $(2,725)     $11,965      $ 27,550
                            =======    ========  ========    =======      =======      ========

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


Condensed Consolidating Statement of Operations

                                           Year ended December 31, 1997
                          --------------------------------------------------------------
                                       Guarantor
                                       Subsidiary
                                       ----------
                                        Unwired       Non-
                               US       Telecom    Guarantor
                          Unwired Inc.   Corp.    Subsidiaries Eliminations Consolidated
                          ------------ ---------- ------------ ------------ ------------
                                                  (In thousands)
Revenues................     $  --      $49,618     $36,632      $(11,582)    $74,668
Operating expenses......        --       42,151      34,538       (11,582)     65,107
                             -----      -------     -------      --------     -------
Operating income .......        --        7,467       2,094            --       9,561
 Interest expense.......        --       (2,110)     (6,470)           --      (8,580)
 Interest income........        --          247       1,443            --       1,690
 Other expenses.........        --       (1,082)         --            --      (1,082)
                             -----      -------     -------      --------     -------
Income (loss) before
  income taxes, minority
  interest, and equity
  in losses of
  affiliates............        --        4,522      (2,933)           --       1,589
Income tax (benefit)
 expense................        --          730        (635)           --          95
                             -----      -------     -------      --------     -------
Income (loss) before
 minority interest and
 equity in losses of
 affiliates.............        --        3,792      (2,298)           --       1,494
Minority interest in
 losses of subsidiary...        --           --          --           134         134
Equity in losses of
 affiliates.............        --       (2,894)         --          (243)     (3,137)
                             -----      -------     -------      --------     -------
Net income (loss).......     $  --      $   898     $(2,298)     $   (109)    $(1,509)
                             =====      =======     =======      ========     =======

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999

Condensed Consolidating Statement of Cash Flows

                                             Year ended December 31, 1999
                         ----------------------------------------------------------------------
                                         Guarantor
                                        Subsidiaries
                                      -----------------
                                      Unwired     LA         Non-
                              US      Telecom  Unwired,   Guarantor
                         Unwired Inc.  Corp.     LLC     Subsidiaries Eliminations Consolidated
                         ------------ -------  --------  ------------ ------------ ------------
                                                    (In thousands)
Net cash provided by
  (used in) operating
  activities............   $ (2,406)  $16,134  $(21,222)   $(5,373)    $   5,461     $ (7,406)
Cash flows from
  investing activities:
 Purchases of property
   and equipment........         --    (4,129)  (45,765)        --            --      (49,894)
 Distributions from
   unconsolidated
   affiliates...........         --       421        --         --            --          421
 Investments in
   affiliates...........   (189,224)  (30,554)       --         --       218,574       (1,204)
 Purchase of marketable
   securities...........    (26,518)       --  (114,145)        --            --     (140,663)
 Cash contributions from
   minority
   shareholder..........         --        --        --         --         2,500        2,500
 Loan to unconsolidated
   affiliate............         --    (1,582)       --         --            --       (1,582)
 Loan to consolidated
   affiliate............    (28,693)       --        --         --        28,693           --
 Purchase of licenses
   and subscriber base..         --        --    (1,063)        --            --       (1,063)
 Cash acquired from
   consolidation of
   previous
   unconsolidated
   affiliate............         --        --        --         --         1,350        1,350
 Discontinued
   operations...........         --        --        --     (8,219)           --       (8,219)
                           --------   -------  --------    -------     ---------     --------
Net cash provided by
  (used in) investing
  activities............   (244,435)  (35,844) (160,973)    (8,219)      251,117     (198,354)
Cash flows from
  financing activities:
 Capital contributions..         --        --   224,783         --      (224,783)          --
 Proceeds from long-term
   debt.................    209,224    28,693    30,959         --       (28,693)     240,183
 Principal payments on
   long-term debt.......         --   (28,542)  (69,808)        --            --      (98,350)
 Debt issuance cost.....    (12,383)      (65)   (3,245)        --            --      (15,693)
 Proceeds from issuance
   of preferred stock...     50,000        --        --         --            --       50,000
 Discontinued
   operations--principal
   payments on long-term
   debt.................         --        --        --     13,592        (1,752)      11,840
                           --------   -------  --------    -------     ---------     --------
Net cash provided by
  (used in) financing
  activities............    246,841        86   182,689     13,592      (255,228)     187,980
                           --------   -------  --------    -------     ---------     --------
Net increase (decrease)
  in cash and cash
  equivalents...........         --   (19,624)      494         --         1,350      (17,780)
Cash and cash
  equivalents at
  beginning of year.....         --    32,475     1,350         --        (1,350)      32,475
                           --------   -------  --------    -------     ---------     --------
Cash and cash
  equivalents at end of
  year..................   $     --   $12,851  $  1,844    $    --     $      --     $ 14,695
                           ========   =======  ========    =======     =========     ========

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


Condensed Consolidating Statement of Cash Flows

                                             Year ended December 31, 1998
                         -----------------------------------------------------------------------
                                          Guarantor
                                        Subsidiaries
                                      ------------------
                                      Unwired      LA         Non-
                              US      Telecom   Unwired,   Guarantor
                         Unwired Inc.  Corp.      LLC     Subsidiaries Eliminations Consolidated
                         ------------ --------  --------  ------------ ------------ ------------
                                                    (In thousands)
Net cash provided by
  (used in) operating
  activities............    $  --     $(13,480) $ (9,866)   $(2,277)     $ 10,957    $ (14,666)
Cash flows from
  investing activities:
 Purchases of property
   and equipment........       --      (20,380)  (44,749)    (2,074)       46,628      (20,575)
 Distributions from
   unconsolidated
   affiliates...........       --          813        --         --            --          813
 Payments for microwave
   relocation costs.....       --           --      (755)        --           755           --
 Investments in
   unconsolidated
   affiliates...........       --      (15,416)       --         --            --      (15,416)
 Net proceeds from sale
   of certain markets...       --      154,944        --        (67)           --      154,877
 Purchase of licenses...       --       (6,514)       --         --            --       (6,514)
                            -----     --------  --------    -------      --------    ---------
Net cash provided by
  (used in) investing
  activities............       --      113,447   (45,504)    (2,141)       47,383      113,185
Cash flows from
  financing activities:
 Capital contributions..       --       (9,894)   23,303     14,894       (28,303)          --
 Proceeds from long-term
   debt.................       --       29,724    38,131         --       (38,131)      29,724
 Principal payments on
   long-term debt.......       --      (91,156)   (4,302)    (9,567)        4,302     (100,723)
 Other..................       --           --      (412)      (345)          757           --
                            -----     --------  --------    -------      --------    ---------
Net cash provided by
  (used in) financing
  activities............       --      (71,326)   56,720      4,982       (61,375)     (70,999)
                            -----     --------  --------    -------      --------    ---------
Net increase (decrease)
  in cash...............       --       28,641     1,350        564        (3,035)      27,520
Cash at beginning of
  year..................       --        3,834        --      1,121            --        4,955
                            -----     --------  --------    -------      --------    ---------
Cash at end of year.....    $  --     $ 32,475  $  1,350    $ 1,685      $ (3,035)   $  32,475
                            =====     ========  ========    =======      ========    =========


                                               Year ended December 31, 1997
                          -----------------------------------------------------------------------
                                           Guarantor
                                          Subsidiaries
                                       -------------------
                                       Unwired    Mercury      Non-
                               US      Telecom   Cellular,  Guarantor
                          Unwired Inc.  Corp.      Inc.    Subsidiaries Eliminations Consolidated
                          ------------ --------  --------- ------------ ------------ ------------
                                                      (In thousands)
Net cash provided by
  (used in) operating
  activities............     $  --     $ 18,791    $  --     $ (6,752)     $  --       $ 12,039
Cash flows from
  investing activities:
 Purchases of property
   and equipment........        --         (179)      --      (12,380)        --        (12,559)
 Investments in
   unconsolidated
   affiliates...........        --       (5,040)      --           --         --         (5,040)
                             -----     --------    -----     --------      -----       --------
Net cash used in
  investing activities..        --       (5,219)      --      (12,380)        --        (17,599)
Cash flows from
  financing activities:
 Proceeds from long-term
   debt.................        --      (11,903)      --       18,673         --          6,770
 Principal payments on
   long-term debt.......        --       (2,410)      --         (194)        --         (2,604)
 Debt issuance costs....        --          416       --         (641)        --           (225)
                             -----     --------    -----     --------      -----       --------
Net cash provided by
  (used in) financing
  activities............        --      (13,897)      --       17,838         --          3,941
                             -----     --------    -----     --------      -----       --------
Net decrease in cash....        --         (325)      --       (1,294)        --         (1,619)
Cash at beginning of
  year..................        --        4,159       --        2,415         --          6,574
                             -----     --------    -----     --------      -----       --------
Cash at end of year.....     $  --     $  3,834    $  --     $  1,121      $  --       $  4,955
                             =====     ========    =====     ========      =====       ========

                        US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 1999


15. Subsequent Events

     Effective January 1, 2000, the Company executed an agreement with Meretel to receive an 80% interest in each of the Beaumont and Lufkin BTA markets in exchange for a reduction in the Company's ownership interest in Meretel from 24.33% to 13.28%. The Company contributed these net assets to a new partnership, Texas Unwired, for which the Company received an 80% ownership interest. The contributed net assets were recorded at fair value. Additionally, this transaction will result in a similar reduction in the Company's guarantee of Meretel's debt.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Louisiana Unwired, LLC

     We have audited the accompanying balance sheets of Louisiana Unwired, LLC as of December 31, 1999 and 1998, and the related statements of operations, members' equity, and cash flows for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisiana Unwired, LLC at December 31, 1999 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Houston, Texas
February 9, 2000

                             LOUISIANA UNWIRED, LLC

                                 BALANCE SHEETS

                                 (In thousands)

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              --------  -------
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,844  $ 1,350
  Accounts receivable, net of allowance for doubtful
     accounts of $48 in 1999 and $-0- in 1998...............     1,256      362
  Other receivables.........................................       810       --
  Inventories...............................................     2,189      350
  Prepaid expenses..........................................       854      244
  Due from members..........................................        --      217
  Due from affiliates.......................................       788      655
                                                              --------  -------
    Total current assets....................................     7,741    3,178
Marketable securities.......................................   114,854       --
Property and equipment, net.................................    85,305   57,581
Licenses, net of accumulated amortization of $1,326 in 1999
   and $448 in 1998.........................................    10,462    5,684
Deferred financing costs, net of accumulated amortization of
   $87 in 1998 .............................................        --      692
Other assets................................................        46      113
                                                              --------  -------
    Total assets............................................  $218,408  $67,248
                                                              ========  =======
              LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  9,012  $12,414
  Due to members............................................       123       --
  Accrued expenses and other liabilities....................     1,568      712
  Current maturities of long-term debt......................       140       --
                                                              --------  -------
    Total current liabilities...............................    10,843   13,126
Long-term debt..............................................     1,369   38,130
Commitments and contingencies
Members' equity:
  Members' capital..........................................   251,561   25,466
  Accumulated other comprehensive income....................       709       --
  Accumulated deficit.......................................   (46,074)  (9,474)
                                                              --------  -------
    Total members' equity...................................   206,196   15,992
                                                              --------  -------
    Total liabilities and members' equity...................  $218,408  $67,248
                                                              ========  =======

                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                                   Period from
                                                                    January 8,
                                                                       1998
                                                                   (inception)
                                                       Year ended    through
                                                      December 31, December 31,
                                                          1999         1998
                                                      ------------ ------------
Revenues:
  Subscriber revenue.................................   $ 10,311     $   444
  Roaming revenues...................................      3,631         343
  Merchandise sales revenue..........................      4,032         722
  Other revenue......................................        134          --
                                                        --------     -------
    Total revenues...................................     18,108       1,509
Operating expenses:
  Cost of service....................................     10,252       1,912
  Merchandise cost of sales..........................      9,163       1,422
  Administrative expenses............................     14,745       3,045
  Depreciation and amortization......................     13,498       3,254
                                                        --------     -------
    Total operating expenses.........................     47,658       9,633
                                                        --------     -------
Operating loss.......................................    (29,550)     (8,124)
Other income (expense):
  Interest expense...................................     (4,297)     (1,580)
  Interest income....................................        348         230
  Other income.......................................        587          --
                                                        --------     -------
    Total other expense..............................     (3,362)     (1,350)
                                                        --------     -------
Loss before extraordinary item.......................    (32,912)     (9,474)
Extraordinary item-early extinguishments of debt.....     (3,688)         --
                                                        --------     -------
Net loss.............................................   $(36,600)    $(9,474)
                                                        ========     =======


                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                                                                     Accumulated
                            US     Unwired     Cameron                  Other
                         Unwired   Telecom  Communications Command  Comprehensive
                           Inc.     Corp.    Corporation   Connect     Income      Total
                         --------  -------  -------------- -------  ------------- --------
Capital contributions... $     --  $12,733     $12,733     $   --          --     $ 25,466
Net loss................       --   (4,737)     (4,737)        --          --       (9,474)
                         --------  -------     -------     ------      ------     --------
Balance at December 31,
   1998.................       --    7,996       7,996         --          --       15,992
Capital contributions...  194,683   27,600       2,500      1,312          --      226,095
Unrealized gain on
   marketable
   securities...........                                                  709          709
Net loss................   (5,459) (20,792)    (10,334)       (15)         --      (36,600)
                                                                                  --------
Comprehensive loss......                                                           (35,891)
                         --------  -------     -------     ------      ------     --------
Balance at December 31,
   1999................. $189,224  $14,804     $   162     $1,297      $  709     $206,196
                         ========  =======     =======     ======      ======     ========



                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                            STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                  Period from
                                                                   January 8,
                                                                      1998
                                                                  (inception)
                                                      Year ended    through
                                                     December 31, December 31,
                                                         1999         1998
                                                     ------------ ------------
Cash flows from operating activities
Net loss............................................  $ (36,600)    $ (9,474)
Adjustments to reconcile net loss to net cash used
   in operating activities:
  Extraordinary item................................      3,688           --
  Depreciation and amortization.....................     13,498        3,254
  Changes in operating assets and liabilities:
    Accounts receivable.............................       (894)        (362)
    Other receivables...............................       (810)          --
    Inventories.....................................     (1,839)        (350)
    Prepaid expenses................................       (610)        (242)
    Due to/from members.............................        340         (281)
    Due from affiliates.............................       (133)      (2,225)
    Accounts payable................................      1,231         (514)
    Accrued expenses and other liabilities..........        840          440
    Other assets....................................         67         (112)
                                                      ---------     --------
Net cash used in operating activities...............    (21,222)      (9,866)
Cash flows from investing activities
Purchase of marketable securities...................   (114,145)          --
Payments for microwave relocation costs.............     (1,063)        (755)
Payments for the purchase of equipment..............    (45,765)     (44,749)
                                                      ---------     --------
Net cash used in investing activities...............   (160,973)     (45,504)
Cash flows from financing activities
Capital contributions from members..................    224,783       23,303
Proceeds from long-term debt........................     30,959       38,131
Principal payments of long-term debt................    (69,808)      (4,302)
Payments for financing costs........................     (3,245)        (412)
                                                      ---------     --------
Net cash provided by financing activities...........    182,689       56,720
                                                      ---------     --------
Net increase in cash and cash equivalents...........        494        1,350
Cash and cash equivalents at beginning of year......      1,350           --
                                                      ---------     --------
Cash and cash equivalents at end of year............  $   1,844     $  1,350
                                                      =========     ========
Supplemental cash flow disclosures:
  Cash paid for interest............................  $   2,694     $  1,617
                                                      =========     ========
Noncash transactions:
  Purchases of equipment in accounts payable........  $   7,215     $ 12,348
                                                      =========     ========
  Microwave relocation costs in accounts payable....  $     500     $     --
                                                      =========     ========
  Contributions of net assets by members............  $   1,312     $  2,163
                                                      =========     ========

                            See accompanying notes.

                             LOUISIANA UNWIRED, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

     Louisiana Unwired, LLC (the "Company"), is principally engaged in providing access to and usage of its personal communications service ("PCS") networks in Louisiana. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. As of December 31, 1999, the Company has been primarily engaged in the build-out of its networks.

     In April 1998, the Company's members contributed PCS licenses in four Louisiana markets to the Company from an affiliated company with common ownership. Additionally, certain related assets and liabilities, including debt used to finance the purchase of these four licenses, were also contributed. These contributed assets and liabilities were recorded at their historical costs. The Company commenced operations in one of these markets in April 1998 and in three of these markets in September 1998. The Company is currently in the process of building out PCS networks in other markets for which its members hold licenses through the above mentioned affiliated company. At the point these networks become operational, the Company's members plan to contribute the applicable license to the Company prior to commencement of operations.

     Additionally, during 1998, the Company entered into an agreement with Sprint PCS in which the Company has agreed to manage Sprint PCS's network in BTAs for which the Company does not have a PCS license. In consideration for managing Sprint PCS's network, Sprint PCS has agreed to pay 92% of collected revenues, as defined, to the Company. The agreement requires that the Company build out the PCS network in accordance with FCC requirements and deadlines. The Company and Sprint PCS will share equally the costs for any necessary future relocation of microwave sources that interfere with Sprint PCS's spectrum.

     At December 31,1999, the Company is 77.39% owned by US Unwired Inc. ("US Unwired"), 16.03% owned by Unwired Telecom Corp. ("Unwired Telecom"), 0.52% owned by Command Connect ("Command Connect"), and 6.06% by Cameron Communications Corporation ("Cameron").

 Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Marketable Securities

     The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999

at the time of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 1999, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

 Inventory

     Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the average cost method, which approximates the first-in, first-out method.

 Property and Equipment

     Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                           Year
                                                                          ------
     Facilities and equipment............................................   5
     Office equipment and fixtures....................................... 5 to 7
     Vehicles............................................................   5
     Leasehold improvements.............................................. 3 to 5

 Licenses

     Licenses consist primarily of costs incurred in connection with the acquisition of PCS licenses. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations in 1999 and 1998 was $341,000 and $270,000, respectively.

 Long-Lived Assets

     The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999


 Deferred Financing Costs

     Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are amortized over the term of the related debt. Amortization expense charged to operations in 1999 and 1998 was $249,000 and $87,000, respectively.

 Revenue Recognition

     The Company earns revenue by providing access to and usage of its PCS networks and sales of PCS merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

 Advertising Cost

     Advertising costs are expensed as incurred. For the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, approximately $3,361,000 and $935,000 of advertising costs were incurred, respectively.

 Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

     No provision for income taxes is provided as the Company's federal and state income and/or loss is included in the income tax returns of its members.

 Concentrations of Credit Risk

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of receivables is impacted by economic trends in the Company's markets.

 Disclosure About Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, accounts receivables, other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 1999 and

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999

1998 was $1,566,000 and $38,130,000, compared to its carrying value of $1,509,000 and $38,130,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity.

     Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

2. Marketable Securities

     As of December 31, 1999, the Company's investments in marketable securities consist of debt securities with maturities ranging from 60 days to 90 days from the date of purchase. These marketable securities have been classified as non-current as the Company intends to use these securities to fund the purchase and development of its PCS network. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 1999:

                                                  Gross      Gross    Estimated
                                      Amortized Unrealized Unrealized   Fair
                                        Cost      Gains      Losses     Value
                                      --------- ---------- ---------- ---------
                                                   (In thousands)
     Commercial paper................ $ 88,892     $709       $--     $ 89,601
     Fixed income mutual funds.......   25,253       --        --       25,253
                                      --------     ----       ---     --------
                                      $114,145     $709       $--     $114,854
                                      ========     ====       ===     ========

     For the years ended December 31, 1999 and 1998, there were no net realized gains and losses on sales of available-for-sale marketable securities.

3. Property and Equipment

     The major categories of property and equipment at December 31, 1999 and 1998 were as follows:

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                (In thousands)
     Facilities and equipment.................................. $86,438 $43,352
     Office equipment and fixtures.............................   1,645     145
     Vehicles..................................................     140      32
     Leasehold improvements....................................     350      39
     Construction in progress..................................  12,537  16,910
                                                                ------- -------
                                                                101,110  60,478
     Less accumulated depreciation.............................  15,805   2,897
                                                                ------- -------
                                                                $85,305 $57,581
                                                                ======= =======

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999


     The Company recorded depreciation expense of $12,908,000 and $2,897,000 for the year ended December 31, 1999 and the period from January 8, 1998 (inception) through December 31, 1998.

4. Long-Term Debt

     In May 1998, the Company executed a $48,600,000 bank credit facility. The notes outstanding under this bank credit facility provided for quarterly interest only payments through December 2001 with quarterly principal and interest payments commencing March 2002 through December 2006. Interest rates were comprised of a combination of variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to .375% or London Interbank Offering Rate ("LIBOR") plus a margin ranging up to 2.375%. At December 31, 1998, the effective interest rate for these notes was 7.55% and the total unfunded commitment was approximately $10,470,000. Substantially all of the assets of the Company were pledged to secure the Company's obligation including a security interest in all property and equipment, and pledge agreements for all membership interests in the Company. Additionally, the members guaranteed a portion of the credit facility. The debt was subject to certain restrictive covenants including maintaining certain financial ratios, reaching defined subscriber growth goals, and limiting annual capital expenditures. At December 31, 1998, the Company was not in compliance with the restrictive covenants related to the number of subscribers and capital expenditures. The Company obtained a waiver from the lender for such covenant violations.

     On June 23, 1999, the Company entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the LIBOR. The senior credit facilities were secured by a first priority security interest in all tangible and intangible assets of the Company and its subsidiaries (including the owned PCS licenses, if legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interests in the Company; a pledge by the Company of its ownership interest in any of the Company's present and future subsidiaries; and an assignment of all Sprint PCS agreements and any network contract (including software rights).

     A portion of the proceeds from this new credit facility were used to extinguish the Company's May 1998 credit facility. As a result, the unamortized debt issuance costs related to the May 1998 credit facility, totaling $614,000, were written off as an extraordinary item.

     During the fourth quarter of 1999, US Unwired contributed approximately $194.7 million to the Company and the Company used a portion of these contributions to extinguish the June 1999 senior credit facilities. As a result, the unamortized debt issuance costs related to the June 1999 senior credit facilities, totaling $3,074,000, were written off as an extraordinary item.

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999


     In December 1999, Command Connect contributed various PCS licenses to the Company. As part of this contribution, the Company assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been rewarded at their historical costs.

     Maturities of long-term debt for the five years succeeding December 31, 1999 are as follows:

                                                                  (In thousands)
                                                                  --------------
     2000........................................................      $140
     2001........................................................       153
     2002........................................................       167
     2003........................................................       182
     2004........................................................       198

     During 1998, the Company entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on its May 1998 bank credit facility floating rate debt. As the notional amount in the swap agreement corresponded to the principal amount outstanding on the debt and the variable rates in the swap and the debt use the same index, this agreement effectively changed the Company's interest rate exposure on $16 million of floating rate notes to a fixed 8.37%. During 1999, the Company extinguished the bank credit facility that this interest rate swap was hedging. As a result, the Company recorded this interest rate swap at its fair market value. In December 1999, the Company settled this obligation for $587,000 which is included in other income in the statement of operations.

5. Commitments and Contingencies

     The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each of its Basic Trading Areas ("BTAs") within five years from the grant of the licenses and to at least two-thirds of the population within 10 years from the grant of the licenses. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of its licenses or the imposition of fines by the FCC. The PCS buildout in each BTA is subject to the successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing, and the satisfactory accommodation of microwave users currently using the spectrum.

     On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Notes due November 1, 2009 ("the Notes"). The Notes are fully and unconditionally guaranteed by the Company.

     The Company has open purchase orders totaling approximately $15,240,632 outstanding at December 31, 1999. These purchase orders are primarily commitments to purchase fixed assets.

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999


     The Company is a party to various operating leases for facilities and equipment. Rent expense for the year ended December 31, 1999 and 1998 was $1,641,000 and $713,000, respectively. Future minimum annual lease payments due under noncancelable operating leases with terms in excess of one year are as follows:

                                                                  (In thousands)
                                                                  --------------
     2000........................................................    $ 2,331
     2001........................................................      2,324
     2002........................................................      2,345
     2003........................................................      2,318
     2004........................................................      2,019
     Thereafter..................................................      6,720
                                                                     -------
                                                                     $18,057
                                                                     =======

     A PCS licensee, such as the Company, is required to share a portion of its spectrum with existing licensees that operate certain fixed microwave systems within each of its BTAs. These licensees will initially have priority use of their portion of the spectrum. To secure sufficient amount of unencumbered spectrum to operate its PCS network efficiently, the Company has negotiated agreements to pay for the microwave relocation of many of these existing licensees, which costs have been capitalized. The Company also may be required to contribute to the costs of relocation under agreements reached with other PCS licenses if such relocation benefits the Company's license areas. Depending on the terms of such agreements, the Company's ability to operate its PCS network profitably could be adversely affected.

     Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $19,000 and $1,300 for the year ended December 31, 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, respectively.

6. Supplemental Cash Flow Disclosure

     During 1999, Command Connect contributed various PCS licenses to the Company. In connection with this contribution, the following assets were received and liabilities assumed:

                                                                  (In thousands)
                                                                  --------------
     Licenses....................................................     $3,556
     Accrued expenses............................................         17
     Long-term debt..............................................      2,227
                                                                      ------
     Contribution of net assets by a member......................     $1,312
                                                                      ======

                             LOUISIANA UNWIRED, LLC

                               December 31, 1999


7. Related Party Transactions

     During the year ended December 31, 1998, the Company incurred management fees of $960,000 and $240,000 to Unwired Telecom and Cameron, respectively. During the year ended December 31, 1999, the Company incurred management fees of $4,772,000 to Unwired Telecom.

     The Company contracts with UniBill, Inc. ("UniBill"), a subsidiary of Cameron, for all subscriber billing and accounts receivable data processing. UniBill charges a $2.50 fee per bill processed. Billing expenses totaled approximately $515,000 and $22,000 in 1999 and 1998, respectively, of which $3,000 is included in accounts payable at December 31, 1999.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Meretel Communications, L.P.

     We have audited the accompanying balance sheets of Meretel Communications, L.P. as of December 31, 1999 and 1998, and the related statements of operations, partners' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Meretel Communications, L.P. at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Houston, Texas
February 9, 2000

                          MERETEL COMMUNICATIONS, L.P.

                                 BALANCE SHEETS

                                                             December 31,
                                                      --------------------------
                       ASSETS                             1999          1998
                       ------                         ------------  ------------
Current assets:
  Cash and cash equivalents.........................  $    605,757  $  1,104,577
  Trade accounts receivable, net of allowance for
   doubtful accounts of $37,595 in 1999 and $35,391
   in 1998..........................................     1,424,118       137,805
  Other accounts receivables........................       142,627       200,738
  Inventories.......................................     3,724,247       372,566
  Receivable from partners..........................        45,494       640,383
  Prepaid expenses..................................       284,378       214,171
                                                      ------------  ------------
Total current assets................................     6,226,621     2,670,240

Property and equipment, net.........................    36,417,782    46,154,521
Facilities and equipment under capital lease, net of
 accumulated depreciation of $480,679 in 1999.......    17,719,321            --
Other assets, net of accumulated amortization of
 $256,065 in 1999 and $259,857 in 1998..............     1,150,906       985,737
Subscriber base, net of accumulated amortization of
 $1,503,597 in 1999 and $442,234 in 1998............     1,680,490     2,741,853
                                                      ------------  ------------
Total assets........................................  $ 63,195,120  $ 52,552,351
                                                      ============  ============
         LIABILITIES AND PARTNERS' DEFICIT
         ---------------------------------
Current liabilities:
  Accounts payable..................................  $  4,358,460  $  5,673,373
  Accrued expenses..................................     1,854,249     2,031,883
  Due to partners...................................     7,747,441     5,428,443
  Due to affiliates.................................        55,221        85,897
  Current portion of long-term debt.................            --       650,482
  Current portion of capital lease obligations......       815,041            --
                                                      ------------  ------------
Total current liabilities...........................    14,830,412    13,870,078

Deferred gain.......................................    11,280,694            --
Long-term debt......................................    50,095,476    51,081,061
Capital lease obligations, less current portion.....    17,110,799            --

Commitments and contingencies

Partners' deficit:
  General partner...................................      (423,751)      (88,113)
  Limited partners..................................   (20,948,511)   (4,310,676)
  Amounts due from limited partner..................    (8,749,999)   (7,999,999)
                                                      ------------  ------------
                                                       (30,122,261)  (12,398,788)
                                                      ------------  ------------
Total liabilities and partners' deficit.............  $ 63,195,120  $ 52,552,351
                                                      ============  ============

                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                            STATEMENTS OF OPERATIONS

                                            Years ended December 31,
                                     ----------------------------------------
                                         1999          1998          1997
                                     ------------  ------------  ------------
Revenues:
  Service revenues.................. $ 20,235,491  $  6,907,266  $    160,523
  Merchandise sales revenues........    3,343,935     1,419,526            --
  Other revenues....................      111,299        26,359        12,225
                                     ------------  ------------  ------------
Total revenues......................   23,690,725     8,353,151       172,748

Operating expenses:
  Cost of service...................    9,777,750     4,128,073     2,370,560
  Merchandise cost of sales.........    6,626,346     3,411,213            --
  Administrative expenses...........    4,691,939     3,059,439     2,796,903
  Sales and marketing expenses......    7,691,801     8,944,064            --
  Depreciation and amortization.....   11,087,877    10,513,148     3,604,694
                                     ------------  ------------  ------------
Total operating expenses............   39,875,713    30,055,937     8,772,157
                                     ------------  ------------  ------------
Operating loss......................  (16,184,988)  (21,702,786)   (8,599,409)

Other income (expense):
  Interest expenses.................   (5,009,962)   (4,921,515)   (4,403,733)
  Interest income...................      357,612       381,777       296,157
  Gain on sale of assets............      302,820            --            --
                                     ------------  ------------  ------------
Total other income (expense)........    4,349,530    (4,539,738)   (4,107,576)
                                     ------------  ------------  ------------
Loss before extraordinary item......  (20,534,518)  (26,242,524)  (12,706,985)

Extraordinary item--loss on
 extinguishment of debt.............           --    (3,461,696)           --
                                     ------------  ------------  ------------
Net loss............................ $(20,534,518) $(29,704,220) $(12,706,985)
                                     ============  ============  ============


                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                        STATEMENTS OF PARTNERS' DEFICIT

                                           General     Limited
                                           Partner     Partners       Total
                                          ---------  ------------  ------------
Balance at December 31, 1996............. $ 335,248  $ 12,339,669  $ 12,674,917
  Capital contributions..................   374,862    20,062,637    20,437,499
  Net loss...............................  (254,140)  (12,452,845)  (12,706,985)
  Amount due from partner................        --    (5,099,999)   (5,099,999)
                                          ---------  ------------  ------------
Balance at December 31, 1997.............   455,970    14,849,462    15,305,432
  Capital contributions..................    50,001     2,449,999     2,500,000
  Net loss...............................  (594,084)  (29,110,136)  (29,704,220)
  Amount due from partner................        --      (500,000)     (500,000)
                                          ---------  ------------  ------------
Balance at December 31, 1998.............   (88,113)  (12,310,675)  (12,398,788)
  Capital contributions..................    75,000     3,486,045     3,561,045
  Net loss...............................  (410,638)  (20,123,880)  (20,534,518)
  Amount due from partner................        --      (750,000)     (750,000)
                                          ---------  ------------  ------------
Balance at December 31, 1999............. $(423,751) $(29,698,510) $(30,122,261)
                                          =========  ============  ============


                            See accompanying notes.

                          MERETEL COMMUNICATIONS, L.P.

                            STATEMENTS OF CASH FLOWS

                                              Years ended December 31,
                                       ----------------------------------------
                                           1999          1998          1997
                                       ------------  ------------  ------------
Cash flows from operating activities:
  Net loss...........................  $(20,534,518) $(29,704,220) $(12,706,985)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities:
   Depreciation and amortization.....    11,087,877    10,513,148     3,604,694
   Extraordinary loss on
    extinguishment of debt...........            --     3,461,696            --
   Gain on sale-leaseback
    transaction......................      (302,431)           --            --
   Provision for losses on accounts
    receivable.......................         2,204        12,680        22,711
   Changes in operating assets and
    liabilities:
     Trade accounts receivable.......    (1,288,515)     (144,502)      (28,694)
     Other accounts receivable.......        58,111      (200,738)           --
     Inventories.....................    (3,351,681)     (372,566)           --
     Prepaid expenses and other
      assets.........................      (253,645)     (251,328)     (993,642)
     Accounts payable................     1,246,279      (804,402)    1,863,471
     Accrued expenses................      (177,634)    3,269,481     2,862,647
     Due to partners.................     6,430,145       834,249     1,087,250
     Due to related parties..........       (76,170)       85,897            --
     Deferred gain on sale-lease back
      transaction....................    11,583,125            --            --
                                       ------------  ------------  ------------
Net cash provided by (used in)
 operating activities................     4,423,147   (13,300,605)   (4,288,548)

Cash flows from investing activities:
  Acquisition of property and
   equipment.........................    (5,744,810)  (14,408,816)  (35,753,734)
  Acquisition of licenses............            --            --    (2,724,669)
  (Increase) decrease in cash held by
   partner...........................            --     7,773,020      (841,093)
  Increase in due from partners......            --      (590,039)      (50,344)
  (Increase) decrease in due from
   related parties...................            --     1,570,037    (1,570,037)
                                       ------------  ------------  ------------
Net cash used in investing
 activities..........................    (5,744,810)   (5,655,798)  (40,939,877)
Cash flows from financing activities:
  Net borrowing under line of
   credit............................    (1,636,067)   18,786,008    30,000,000
  Proceeds from capital contributions
   by partners.......................     2,811,045     2,000,000    15,337,500
  Payments made on capital lease
   obligation........................      (274,160)           --            --
  Payments on long-term debt.........            --    (1,235,200)           --
  Cash paid for debt acquisition
   costs.............................       (77,975)           --            --
                                       ------------  ------------  ------------
Net cash provided by financing
 activities..........................       822,843    19,550,808    45,337,500
                                       ------------  ------------  ------------
Net (decrease) increase in cash and
 cash equivalents....................      (498,820)      594,405       109,075

Cash and cash equivalents at
 beginning of year...................     1,104,577       510,172       401,097
                                       ------------  ------------  ------------
Cash and cash equivalents at end of
 year................................  $    605,757  $  1,104,577  $    510,172
                                       ============  ============  ============
Supplemental cash flow disclosures:
  Cash paid for interest.............  $  1,847,239  $  3,115,910  $  1,789,939
                                       ============  ============  ============

Supplemental disclosure of non-cash
 activities:
  Acquisition of licenses and related
   costs with long term debt.........  $         --  $         --  $  4,180,735
                                       ============  ============  ============
  Purchase of property and equipment
   financed by accounts..............  $  2,052,279  $  4,613,986  $  4,382,425
                                       ============  ============  ============
  Purchase of property and equipment
   under capital lease...............  $ 18,200,000  $         --  $         --
                                       ============  ============  ============
  Purchase of assets financed by due
   to partner........................  $         --  $  3,470,764  $         --
                                       ============  ============  ============
  Debt and accrued interest
   forgiven..........................  $         --  $ 59,599,876  $         --
                                       ============  ============  ============
  Relinquishment of assets for
   forgiveness of debt...............  $         --  $ 63,061,572  $         --
                                       ============  ============  ============



                            See accompanying notes.

                          MERETEL COMMUNICATIONS. L.P.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Description of Business and Summary of Significant Accounting Policies

 Description of Organization

     Meretel Communications, L.P. (the "Partnership"), is a Louisiana limited partnership in commendam which was formed on July 27, 1995, and was in the development stage through December 31, 1997. Prior to August 1, 1998, the Partnership was primarily engaged in providing wholesale Personal Communications Services ("PCS") minutes of use ("MOUs") in southern Louisiana and eastern Texas to US Unwired, Inc. ("US Unwired"), and EATELCORP, Inc. ("EATEL"), two of its limited partners and operating managers. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications.

     Effective August 1, 1998, the Partnership purchased all of US Unwired's PCS subscribers. Effective December 8, 1999, EATEL contributed all of its PCS subscribers to the Partnership. As a result of these transactions, the Partnership no longer provides wholesale MOUs to US Unwired and EATEL; the Partnership now services those customers directly.

     The Partnership is economically dependent on the continued funding of its operations by certain of its partners and such partners have committed to provide such funding.

 Cash Equivalents

     The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventory

     Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

 Property and Equipment

     Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                                           Years
                                                                           -----
   Facilities and equipment...............................................    5
   Computer equipment.....................................................    5
   Computer software......................................................    5
   Furniture and fixtures.................................................    7

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999


 Licenses

     The Partnership relinquished all of its licenses during 1998 under the Federal Communications Commission's ("FCC's") amnesty program in exchange for forgiveness of debt used to finance the purchases of the licenses. See Note 2.

 Other Assets

     Other assets primarily include deferred financing costs incurred in connection with the issuance of the Partnership's long-term debt which are capitalized and amortized over the terms of the related debt.

 Long-Lived Assets

     The Partnership assesses long-term assets for impairment under Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Partnership periodically evaluates the recoverability of the carrying amounts of property and equipment and other related assets in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction to the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

 Revenue Recognition

     The Partnership earns revenue by providing wholesale PCS minutes of use, by providing access to and usage of its PCS network directly to subscribers, and by sales of PCS merchandise. Wholesale usage revenues and service revenues for access to and usage of the Partnership's PCS network by subscribers are recognized as they are earned. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

 Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999


 Concentrations of Credit Risk

     Financial instruments which potentially expose the Partnership to concentrations of credit risk consist primarily of cash and accounts receivable. The Partnership places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of reseller and subscriber receivables is impacted by economic trends in the Partnership's markets. The Partnership has provided an allowance, which it believes is adequate, to absorb losses from uncollectible accounts.

 Income Taxes

     No provision for income taxes is provided as the Partnership's taxable income or loss is included in the income tax returns of its partners.

 Advertising Costs

     Advertising costs are charged to expense as incurred. For the years ended December 31, 1999, 1998 and 1997, approximately $2,700,000, $1,602,000 and $-0-
, respectively, of advertising costs were incurred.

 Reclassifications

     Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 presentation.

2. Management Agreement

     On June 8, 1998, the Partnership entered into an agreement with Sprint PCS in which the Partnership agreed to manage Sprint PCS's PCS network within each BTA for which the partnership originally held a PCS license prior to the return of the licenses to the FCC. In consideration for managing Sprint PCS's network, Sprint PCS agreed to pay 92% of collected revenues, as defined, to the Partnership. The agreement requires that the Partnership build out the PCS network in accordance with FCC requirements and deadlines. The Partnership and Sprint PCS will share equally the costs for any necessary future relocation of microwave sources that interfere with Sprint PCS's spectrum. In conjunction with this agreement, the Partnership entered into an agreement with the FCC to surrender its current licenses in exchange for the forgiveness of all outstanding debt and accrued interest due to the FCC.

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999


3. Property and Equipment

     The major categories of property and equipment at December 31 were as follows:

                                                           1999        1998
                                                        ----------- -----------
   Facilities and equipment............................ $46,156,353 $50,555,693
   Computer equipment..................................     145,079      71,443
   Computer software...................................       2,918         928
   Furniture and fixtures..............................     378,626      59,302
   Construction in progress............................   6,402,234   4,392,739
   Vehicles............................................      61,820          --
                                                        ----------- -----------
                                                         53,147,030  55,080,105
   Less accumulated depreciation and amortization......  16,729,248   8,925,584
                                                        ----------- -----------
                                                        $36,417,782 $46,154,521
                                                        =========== ===========

     Depreciation expense, which includes amortization of assets recorded under capital leases for the years ended December 31, 1999, 1998 and 1997, was $9,450,000, $8,521,000 and $385,000, respectively.

4. Accrued Expenses

     Accrued expenses consisted of the following at December 31:

                                                             1999       1998
                                                          ---------- ----------
   Accrued taxes, other than income...................... $  211,525 $  350,437
   Accrued payroll.......................................     77,822     68,013
   Unearned revenue......................................    308,047     62,730
   Accrued interest expense..............................    298,178    149,000
   Accrued commission....................................    162,916    862,650
   Other.................................................    795,761    539,053
                                                          ---------- ----------
                                                          $1,854,249 $2,031,883
                                                          ========== ==========

5. Long-Term Debt

     Long-term debt consisted of the following at December 31:

                                                           1999        1998
                                                        ----------- -----------
   Debt outstanding under credit facilities:
     Bank financing.................................... $47,149,941 $48,786,008
   Microwave relocation obligations....................   2,945,535   2,945,535
                                                        ----------- -----------
                                                         50,095,476  51,731,543
   Less current portion................................          --     650,482
                                                        ----------- -----------
                                                        $50,095,476 $51,081,061
                                                        =========== ===========

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999


     In June 1998, the Partnership relinquished its licenses in exchange for forgiveness of the related debt of approximately $55,100,000 under the FCC's amnesty program. This transaction resulted in an extraordinary loss of $3,461,696.

     In November 1996, the Partnership executed a $57,000,000 bank credit facility. The notes outstanding under this bank credit facility provide for quarterly interest only payments through March 2001 and quarterly principal payments ranging from $1,220,000 to $2,440,000 plus interest commencing June 2001 through March 2007. Interest rates are comprised of a combination of fixed rates over the term of the note or variable rates based on either a variable lending rate established by a commercial bank plus a margin ranging up to 1% or the average offering rate for three-month commercial paper of major corporations. At December 31, 1999, the effective interest rate for these notes was 8.57% and the total unfunded commitment was approximately $196,000. Substantially all of the assets of the Partnership are pledged to secure the Partnership's obligation, including a security interest in all property, plant and equipment, and pledge agreements for all partnership interests in the Partnership. Additionally, the limited partners have guaranteed a portion of the credit facility.

     Certain agreements for microwave relocation costs provide for financing arrangements with interest at 6.5% per annum. These financing arrangements required principal payments totaling approximately $650,000 in 1999, interest only payments totaling approximately $149,000 due annually thereafter through 2003, annual payments of approximately $574,000 plus interest due beginning 2004 through 2007. As a result of the relinquishment of the Partnership's FCC licenses in June 1998, the Partnership is of the opinion that it is no longer obligated to fund these microwave relocation costs. At December 31, 1999, the Partnership is working to obtain a formal release of these obligations.

     Maturities of long-term obligations for the five succeeding years are as follows:

      2000.......................................................... $        --
      2001..........................................................   4,275,000
      2002..........................................................   7,831,500
      2003..........................................................   8,550,000
      2004..........................................................  10,687,500

6. Leases

     In July 1999, the Partnership entered into a sale transaction for 73 of its cell sites for approximately $19,000,000, subject to certain adjustments as defined by the sales agreement. These proceeds were used to reduce the Partnership's outstanding indebtedness. In connection with the sale, the Partnership entered into lease agreements to leaseback a portion of these cell sites for approximately $2,000 per month for an initial lease term of 15 years. These transactions have been accounted for as sale-leaseback transaction. As a result, the gain on the sale of cell site,

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999

approximately $11,600,000, has been deferred and will be amortized over the term of the related leases, 15 years. As of December 31, 1999, the Partnership had executed the sale and leaseback of 70 of 73 towers. The sale and leaseback of the remaining towers is expected to occur during the first quarter of 2000.

     The Partnership also leases certain facilities and equipment under noncancelable operating leases. Rent expense for the years ended December 31, 1999, 1998 and 1997 was approximately $1,428,000, $660,000 and $167,000, respectively. Future minimum annual lease payments due under capital leases and noncancelable operating leases with initial terms in excess of one year consisted of the following at December 31, 1999:

                                                         Capital    Operating
                                                         Leases       Leases
                                                       -----------  ----------
      2000............................................ $ 1,680,000  $  658,000
      2001............................................   1,680,000     633,000
      2002............................................   1,680,000     503,000
      2003............................................   1,680,000     405,000
      2004............................................   1,680,000     146,000
      Thereafter......................................  17,001,884     423,000
                                                       -----------  ----------
                                                        25,401,884  $2,768,000
                                                                    ==========
      Amounts representing interest...................  (7,476,044)
                                                       -----------
      Present value of minimum lease payments
         (including current portion of $815,041....... $17,925,840
                                                       ===========

7. Related Party Transactions

     On August 1, 1996, the Partnership executed management and construction service agreements with US Unwired and EATEL, two of its partners. Management fees to EATEL were $756,000, $1,137,000 and $1,080,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Management fees to US Unwired were $2,245,000, $1,354,000 and $1,080,000 for the years ended December 31,
1999, 1998, and 1997, respectively. These fees are presented in the accompanying statements of operations as general and administrative expenses.

     During 1997 the Partnership provided an incentive program to US Unwired and EATEL related to the acquisition of customers for the Partnership's PCS system. The Partnership incurred obligations and expenses under this incentive program to US Unwired and EATEL totaling $217,000, $5,651,000 and $2,038,000 for the years ended December 31, 1999, 1998 and 1997, respectively, which is included in costs of sales in the accompanying statements of operations. As of December 31, 1999 and 1998, the unpaid portion of these obligations was $3,000 and $608,000, respectively.

     From October 1997 through July 1998, the Partnership sold PCS minutes to US Unwired pursuant to an oral agreement. The aggregate amounts received from US Unwired for these minutes during the years ended December 31, 1998 and 1997 totaled $1,222,000 and $105,000, respectively.

                          MERETEL COMMUNICATIONS, L.P.

                               December 31, 1999

During the years ended December 31, 1999, 1998 and 1997, the Partnership sold PCS wholesale minutes to EATEL pursuant to an oral agreement. The aggregate amounts received from EATEL for these minutes during the years ended December 31, 1999, 1998 and 1997 totaled $3,153,000, $2,248,000 and $33,000, respectively. As of December 31, 1999, EATEL owes the Partnership $74,000 for these minutes.

     Effective August 1, 1998, the Partnership purchased certain of US Unwired's PCS subscribers, property and equipment, and inventory for cash of approximately $4,300,000 and an additional ownership interest in the Partnership of approximately 3.9%. Of the total cash purchase price, $3,184,000 has been allocated to the PCS subscriber base and is being amortized over its estimated useful life of three years. The issuance of the additional ownership is contingent upon the occurrence of certain future events.

     The Partnership contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron Communications Corporation ("Cameron"), for all subscriber billing. The aggregate amounts paid to Cameron for such services during 1999 and 1998 totaled $774,000 and $352,000 respectively.

8. Subsequent Event

     Effective January 1, 2000, the Partnership distributed all of the assets and related liabilities of its Beaumont and Lufkin BTA markets to certain limited partners in exchange for a reduction in these limited partners' ownership interests in the Partnership.

       [photographs showing Sprint PCS(R) stores, phones and subscribers]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    , 2000

                       [LOGO OF US UNWIRED APPEARS HERE]

                           Shares of Class A Common Stock

                         -----------------------------

                                   PROSPECTUS

                         -----------------------------

                          Donaldson, Lufkin & Jenrette
                           Credit Suisse First Boston
                          First Union Securities, Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should create an implication that the information contained in this prospectus or the affairs of US Unwired have not changed since the date of this prospectus.

Until          , 2000 (25 days after the date of this prospectus), all dealers, whether or not participating in this offering, that effect transactions in these securities may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities to be registered. All of the amounts shown are estimated except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      SEC registration fee............................................. $36,432
      NASD filing fee..................................................  14,300
      Nasdaq National Market listing fees..............................
      Printing and engraving expenses..................................
      Legal fees and expenses..........................................
      Accounting fees and expenses.....................................
      Transfer agent and registrar fees................................
      Miscellaneous expenses...........................................
        Total.......................................................... $

Item 14. Indemnification of Officers and Directors.

     Section 83A(1) of the Louisiana Business Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

   . by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

   . if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

   . by the stockholders.

     The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

     Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

   . for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders.

   . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

   . who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the stockholders or stock purchases or redemptions in violation of Louisiana law.

   . for any transaction from which the director or officer derived an improper personal benefit.

     Article VI of US Unwired's Articles of Incorporation contains the provisions permitted by Section 24 of the Louisiana Business Corporation Law and permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with its directors and officers, adopting by-laws or resolutions, and causing US Unwired to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.

     Article VI permits the Board of Directors to cause US Unwired to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

     Section 11 of US Unwired's by-laws makes mandatory the indemnification of any of its officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

     The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of stockholders or directors, agreement or otherwise; and that US Unwired intends by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

     Pursuant to the sale of US Unwired's preferred stock, which will have been converted to common stock at the completion of this offering, two individuals became members of the Board of Directors of US Unwired. These individuals are entitled to the foregoing indemnification. In connection with the issuance of the preferred stock, US Unwired entered into a registration rights agreement with the former holders of its preferred stock pursuant to which a seller of registrable securities may be required to indemnify US Unwired and its officers and directors under specified circumstances.

     US Unwired maintains a directors' and officers' liability insurance policy.

Item 15. Recent Sales of Unregistered Securities.

     In the three years prior to the date of this registration statement, US Unwired sold the following unregistered securities:

   . On February 15, 2000, US Unwired issued $5.0 million of its senior redeemable convertible preferred stock, series B, to the following affiliates of Trust Company of the

     West: TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II, L.P., TCW Shared Opportunity Fund II, L.P., TCW Shared Opportunity Fund, IIB, LLC, TCW Shared Opportunity Fund III, L.P., TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II and Brown University Third Century Fund. The stock was issued in a transaction not involving a public offering in reliance on Section 4(2) of the Securities Act.

   . On October 29, 1999, US Unwired issued $400 million in aggregate principal amount at maturity of its 13 3/8% series A senior subordinated discount notes due 2009. US Unwired sold these notes at a discount and received gross proceeds of approximately $209.2 million from their sale. All of these notes were either issued in transactions not involving a public offering in reliance on the exemption provided by Rule 144A under the Securities Act of 1933 or offered and sold outside the United States pursuant to Regulation S under the Securities Act of 1933. Donaldson Lufkin & Jenrette Securities Corporation, First Union Securities, Inc. and BNY Capital Markets, Inc. acted as placement agents for this offering. US Unwired is currently offering to exchange these notes for its 13 3/8% series B senior subordinated discount notes due 2009 pursuant to a registration statement on Form S-4 which was
     declared effective as of            , 2000, Registration Nos. 333-
     92271, 333-92271-01 and 333-92271-02.

   . On October 29, 1999, US Unwired issued $50.0 million of its senior redeemable convertible preferred stock, series A, to The 1818 Fund III, L.P., a Delaware private equity partnership managed by Brown Brothers Harriman & Co. The stock was issued in a transaction not involving a public offering in reliance on Section 4(2) of the Securities Act.

   . On September 23, 1999, US Unwired was formed as a holding company. US
     Unwired exchanged all of the issued and outstanding capital stock of its operating company, which is now Unwired Telecom, for an equal number of shares of US Unwired. These shares were issued in a transaction not involving a public offering in reliance on Section 4(2) of the Securities Act.

   . On July 16, 1999, US Unwired granted to some of its directors and officers, pursuant to the US Unwired Inc. 1999 Equity Incentive Plan, stock options to purchase an aggregate of 664,000 shares of class A common stock of US Unwired. On January 1, 2000, US Unwired granted to some of its directors and officers additional stock options to purchase an aggregate of 425,400 shares of class A common stock pursuant to the 1999 Equity Incentive Plan. These stock options were granted in transactions exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction not involving a public offering and on Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

     (a)Exhibits

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  3.1*   Articles of Incorporation of US Unwired Inc. dated as
         of September 23, 1999.
  3.2*   Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of October 25, 1999.
  3.3*   By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4**  Articles of Organization of Louisiana Unwired, LLC
         dated as of January 2, 1998.
  3.5**  Operating Agreement of Louisiana Unwired, LLC dated as of February 23, 1998.
  3.6**  Articles of Incorporation of Unwired Telecom Corp., as
         amended.
  3.7**  By-laws of Unwired Telecom Corp. dated as of January
         16, 1997.
  3.8**  Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of February 15, 2000.
  4.1*   Indenture dated as of October 29, 1999 among US Unwired
         Inc., the Guarantors (as defined therein) and State
         Street Bank and Trust Company.
  4.2*   Pledge and Security Agreement dated as of October 29,
         1999 by and between Louisiana Unwired, LLC and State
         Street Bank and Trust Company.
  4.3*   Intercreditor Agreement dated as of October 29, 1999
         between CoBank, ACB and State Street Bank and Trust
         Company.
  4.4*   A/B Exchange Registration Rights Agreement dated as of
         October 29, 1999 by and among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.;
         Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets,
         Inc.
  5.1+   Opinion of Correro Fishman Haygood Phelps Walmsley &
         Casteix, L.L.P.
 10.1*   Purchase Agreement dated as of October 26, 1999 among
         US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities
         Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2*   Shareholders Agreement dated as of September 24, 1999
         among US Unwired Inc. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.3*   US Unwired Inc. 1999 Equity Incentive Plan.
 10.4*** Sprint PCS Management Agreement dated February 8, 1999 among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.5*** Sprint PCS Management Agreement dated June 8, 1998
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.
 10.6*   Securities Purchase Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund III,
         L.P.
 10.7*   Registration Rights Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund, L.P.
 10.8*   Shareholders Agreement dated as of October 29, 1999 by
         and among US Unwired Inc., The 1818 Fund III, L.P. and
         the shareholders of US Unwired Inc. who are signatories
         thereto.
 10.9**  Headquarters Building Lease between Calcasieu Marine
         National Bank of Lake Charles and Mercury, Inc., as
         amended.
 10.10*  Credit Agreement dated as of October 1, 1999 by and among US Unwired Inc., as Borrower, and CoBank, ACB, as
         Administrative Agent and a Lender, First Union Capital
         Markets Corp., as Syndication Agent and a Co-Arranger,
         The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arranger,
         First Union National Bank, as a Lender, and the other
         Lenders referred to therein.
 10.11** Management and Construction Agreement dated as of
         January 1, 1999 by and between US Unwired Inc. and
         Louisiana Unwired, LLC.
 10.12** Authorized Dealer Agreement dated as of May 13, 1998 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.13** Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC for Louisiana
         Unwired, LLC to do business as US Unwired Inc.
 10.14** Billing Agreement dated as of May 13, 1998 by and
         between Unibill, Inc. and Louisiana Unwired, LLC.
 10.15** Long Distance Agreement dated as of June 10, 1998 by and between Cameron Communications Corporation and US
         Unwired Inc.
 10.16** Omnibus Agreement dated as of September 7, 1999 by and among US Unwired Inc., EATELCORP, Inc., Fort Bend
         Telephone Company, XIT Leasing, Inc., Wireless
         Management Corporation, Meretel Communications Limited
         Partnership and Meretel Wireless, Inc.

                                                                   Sequentially
 Exhibit                                                             Numbered
  Number                  Description of Exhibit                      Pages
 --------                 ----------------------                   ------------
 10.17**  Securities Purchase Agreement dated as of February 15,
          2000 by and among US Unwired Inc., TCW Leveraged
          Income Trust, L.P., TCW Leveraged Income Trust II,
          L.P., TCW Shared Opportunity Fund II, L.P., TCW Shared
          Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund
          III, L.P., TCW/Crescent Mezzanine Partners II, L.P.,
          TCW/Crescent Mezzanine Trust II and Brown University
          Third Century Fund.
 10.18**  First Amendment to Shareholders Agreement dated as of
          February 15, 2000 by and among US Unwired Inc., The
          1818 Fund III, L.P., TCW Leveraged Income Trust, L.P.,
          TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezzanine Trust II, TCW/Crescent
          Mezzanine Partners II, L.P. and Brown University Third
          Century Fund.
 10.19**  First Amendment to Registration Rights Agreement dated as of February 15, 2000 by and among US Unwired Inc.,
          The 1818 Fund III, L.P., TCW Leveraged Income Trust,
          L.P., TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezanine Trust II, TCW/Crescent Mezzanine
          Partners II, L.P. and Brown University Third Century
          Fund.
 10.20*** Sprint PCS Management Agreement dated as of January 7,
          2000 among Wirelessco, L.P. Sprint Spectrum L.P.,
          SprintCom, Inc. and Texas Unwired, including Sprint
          Trademark and Service Mark License Agreement and
          Sprint Spectrum Trademark and Service Mark License
          Agreement.
 10.21*** Consent and Agreement dated as of June 23, 1999
          between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.22*** Consent and Agreement dated as of October 26, 1999 between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.23*** First Amendment to Omnibus Agreement dated as of
          February 9, 2000 by and among Unwired Telecom Corp.,
          EATELCORP, Inc., Fort Bend Telephone Company, XIT
          Leasing, Inc., Wireless Management Corporation,
          Meretel Communications Limited Partnership and Meretel
          Wireless, Inc.
 10.24*** Telecom Distribution Agreement dated as of January 1,
          2000 between Unwired Telecom Corp. and US Unwired Inc.
 10.25*** Telecom Contribution Agreement dated as of January 1,
          2000 between US Unwired Inc. and Louisiana Unwired,
          LLC.

                                                                   Sequentially
  Exhibit                                                            Numbered
  Number                   Description of Exhibit                     Pages
 ---------                 ----------------------                  ------------
 10.26***  Loan Agreement dated as of January 1, 2000 by and between Texas Unwired and Louisiana Unwired, LLC.
 10.27**** Letter Agreement dated November 19, 1999 between US
           Unwired Inc. and Meretel Communications, L.P.
 10.28     Form of Underwriting Agreement among US Unwired Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation,
           Credit Suisse First Boston and First Union
           Securities, Inc.
 21.1*     Subsidiaries of US Unwired Inc.
 23.1      Consent of Ernst & Young LLP.
 23.3+     Consent of Correro, Fishman, Haygood, Phelps,
           Walmsley & Casteix, LLP (included in Exhibit 5.1).

---------------------
   * Incorporated by reference to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02, filed by US
     Unwired, Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on December 7, 1999.
  ** Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on February 23, 2000.
 *** Incorporated by reference to Amendment No. 3 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on March 1, 2000.
**** Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on March 14, 2000.
+   To be filed by amendment.

     (b)Financial Statement Schedules

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lake Charles, State of Louisiana, on April 4, 2000.


                                          US UNWIRED INC.

                                                   /s/ Robert W. Piper
                                          By:
                                             ----------------------------------
                                                     Robert W. Piper
                                              President and Chief Operating
                                                         Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 4, 2000.


              Signature                                  Title
              ---------                                  -----

     /s/ William L. Henning, Jr.       Chairman of the Board of Directors,
______________________________________  Chief Executive Officer and Director
       William L. Henning, Jr.          (Principal Executive Officer)

         /s/ Jerry E. Vaughn           Chief Financial Officer (Principal
______________________________________  Financial Officer)
           Jerry E. Vaughn

           /s/ Don Loverich            Controller (Principal Accounting
______________________________________  Officer)
             Don Loverich

         /s/ Robert W. Piper           President, Chief Operating Officer and
______________________________________  Director
           Robert W. Piper

     /s/ William L. Henning, Sr.       Director
______________________________________
       William L. Henning, Sr.

        /s/ Thomas G. Henning          Director
______________________________________
          Thomas G. Henning

                                       Director
______________________________________
          Lawrence C. Tucker

                                       Director
______________________________________
           Andrew C. Cowen

                                 EXHIBIT INDEX

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
  3.1*   Articles of Incorporation of US Unwired Inc. dated as
         of September 23, 1999.
  3.2*   Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of October 25, 1999.
  3.3*   By-laws of US Unwired Inc. adopted September 30, 1999.
  3.4**  Articles of Organization of Louisiana Unwired, LLC
         dated as of January 2, 1998.
  3.5**  Operating Agreement of Louisiana Unwired, LLC dated as of February 23, 1998.
  3.6**  Articles of Incorporation of Unwired Telecom Corp., as
         amended.
  3.7**  By-laws of Unwired Telecom Corp. dated as of January
         16, 1997.
  3.8**  Articles of Amendment to Articles of Incorporation of
         US Unwired Inc. dated as of February 15, 2000.
  4.1*   Indenture dated as of October 29, 1999 among US Unwired
         Inc., the Guarantors (as defined therein) and State
         Street Bank and Trust Company.
  4.2*   Pledge and Security Agreement dated as of October 29,
         1999 by and between Louisiana Unwired, LLC and State
         Street Bank and Trust Company.
  4.3*   Intercreditor Agreement dated as of October 29, 1999
         between CoBank, ACB and State Street Bank and Trust
         Company.
  4.4*   A/B Exchange Registration Rights Agreement dated as of
         October 29, 1999 by and among US Unwired Inc.;
         Louisiana Unwired, LLC; Unwired Telecom Corp.;
         Donaldson, Lufkin & Jenrette Securities Corporation;
         First Union Securities, Inc. and BNY Capital Markets,
         Inc.
  5.1+   Opinion of Correro Fishman Haygood Phelps Walmsley &
         Casteix, L.L.P.
 10.1*   Purchase Agreement dated as of October 26, 1999 among
         US Unwired Inc.; Louisiana Unwired, LLC; Unwired
         Telecom Corp.; Donaldson, Lufkin & Jenrette Securities
         Corporation; First Union Securities, Inc. and BNY
         Capital Markets, Inc.
 10.2*   Shareholders Agreement dated as of September 24, 1999
         among US Unwired Inc. and the shareholders of US
         Unwired Inc. who are signatories thereto.
 10.3*   US Unwired Inc. 1999 Equity Incentive Plan.
 10.4*** Sprint PCS Management Agreement dated February 8, 1999 among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                      Pages
 -------                  ----------------------                   ------------
 10.5*** Sprint PCS Management Agreement dated June 8, 1998
         among Wirelessco, L.P., Sprint Spectrum L.P.,
         SprintCom, Inc. and Louisiana Unwired, LLC, including
         Sprint Trademark and Service Mark License Agreement and
         Sprint Spectrum Trademark and Service Mark License
         Agreement.
 10.6*   Securities Purchase Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund III,
         L.P.
 10.7*   Registration Rights Agreement dated as of October 29,
         1999 between US Unwired Inc. and The 1818 Fund, L.P.
 10.8*   Shareholders Agreement dated as of October 29, 1999 by
         and among US Unwired Inc., The 1818 Fund III, L.P. and
         the shareholders of US Unwired Inc. who are signatories
         thereto.
 10.9**  Headquarters Building Lease between Calcasieu Marine
         National Bank of Lake Charles and Mercury, Inc., as
         amended.
 10.10*  Credit Agreement dated as of October 1, 1999 by and among US Unwired Inc., as Borrower, and CoBank, ACB, as
         Administrative Agent and a Lender, First Union Capital
         Markets Corp., as Syndication Agent and a Co-Arranger,
         The Bank of New York, as Documentation Agent and a
         Lender, BNY Capital Markets, Inc., as a Co-Arranger,
         First Union National Bank, as a Lender, and the other
         Lenders referred to therein.
 10.11** Management and Construction Agreement dated as of
         January 1, 1999 by and between US Unwired Inc. and
         Louisiana Unwired, LLC.
 10.12** Authorized Dealer Agreement dated as of May 13, 1998 by and between US Unwired Inc. and Louisiana Unwired, LLC.
 10.13** Agreement dated as of May 13, 1998 by and between US
         Unwired Inc. and Louisiana Unwired, LLC for Louisiana
         Unwired, LLC to do business as US Unwired Inc.
 10.14** Billing Agreement dated as of May 13, 1998 by and
         between Unibill, Inc. and Louisiana Unwired, LLC.
 10.15** Long Distance Agreement dated as of June 10, 1998 by and between Cameron Communications Corporation and US
         Unwired Inc.
 10.16** Omnibus Agreement dated as of September 7, 1999 by and among US Unwired Inc., EATELCORP, Inc., Fort Bend
         Telephone Company, XIT Leasing, Inc., Wireless
         Management Corporation, Meretel Communications Limited
         Partnership and Meretel Wireless, Inc.

                                                                   Sequentially
 Exhibit                                                             Numbered
  Number                  Description of Exhibit                      Pages
 --------                 ----------------------                   ------------
 10.17**  Securities Purchase Agreement dated as of February 15,
          2000 by and among US Unwired Inc., TCW Leveraged
          Income Trust, L.P., TCW Leveraged Income Trust II,
          L.P., TCW Shared Opportunity Fund II, L.P., TCW Shared
          Opportunity Fund IIB, LLC, TCW Shared Opportunity Fund
          III, L.P., TCW/Crescent Mezzanine Partners II, L.P.,
          TCW/Crescent Mezzanine Trust II and Brown University
          Third Century Fund.
 10.18**  First Amendment to Shareholders Agreement dated as of
          February 15, 2000 by and among US Unwired Inc., The
          1818 Fund III, L.P., TCW Leveraged Income Trust, L.P.,
          TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezzanine Trust II, TCW/Crescent
          Mezzanine Partners II, L.P. and Brown University Third
          Century Fund.
 10.19**  First Amendment to Registration Rights Agreement dated as of February 15, 2000 by and among US Unwired Inc.,
          The 1818 Fund III, L.P., TCW Leveraged Income Trust,
          L.P., TCW Leveraged Income Trust II, L.P., TCW Shared
          Opportunity Fund II, L.P., TCW Shared Opportunity Fund
          IIB, LLC, TCW Shared Opportunity Fund III, L.P.,
          TCW/Crescent Mezanine Trust II, TCW/Crescent Mezzanine
          Partners II, L.P. and Brown University Third Century
          Fund.
 10.20*** Sprint PCS Management Agreement dated as of January 7,
          2000 among Wirelessco, L.P. Sprint Spectrum L.P.,
          SprintCom, Inc. and Texas Unwired, including Sprint
          Trademark and Service Mark License Agreement and
          Sprint Spectrum Trademark and Service Mark License
          Agreement.
 10.21*** Consent and Agreement dated as of June 23, 1999
          between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.22*** Consent and Agreement dated as of October 26, 1999 between Sprint Spectrum L.P., SprintCom, Inc., Sprint
          Communications Company, L.P., Wirelessco, L.P. and
          CoBank, ACB.
 10.23*** First Amendment to Omnibus Agreement dated as of
          February 9, 2000 by and among Unwired Telecom Corp.,
          EATELCORP, Inc., Fort Bend Telephone Company, XIT
          Leasing, Inc., Wireless Management Corporation,
          Meretel Communications Limited Partnership and Meretel
          Wireless, Inc.
 10.24*** Telecom Distribution Agreement dated as of January 1,
          2000 between Unwired Telecom Corp. and US Unwired Inc.
 10.25*** Telecom Contribution Agreement dated as of January 1,
          2000 between US Unwired Inc. and Louisiana Unwired,
          LLC.

                                                                   Sequentially
  Exhibit                                                            Numbered
  Number                   Description of Exhibit                     Pages
 ---------                 ----------------------                  ------------
 10.26***  Loan Agreement dated as of January 1, 2000 by and between Texas Unwired and Louisiana Unwired, LLC.
 10.27**** Letter Agreement dated November 19, 1999 between US
           Unwired Inc. and Meretel Communications, L.P.
 10.28     Form of Underwriting Agreement among US Unwired Inc.,
           Donaldson, Lufkin & Jenrette Securities Corporation,
           Credit Suisse First Boston and First Union
           Securities, Inc.
 21.1*     Subsidiaries of US Unwired Inc.
 23.1      Consent of Ernst & Young LLP.
 23.3+     Consent of Correro, Fishman, Haygood, Phelps,
           Walmsley & Casteix, LLP (included in Exhibit 5.1).

---------------------
   * Incorporated by reference to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02, filed by US
     Unwired, Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on December 7, 1999.
  ** Incorporated by reference to Amendment No. 2 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on February 23, 2000.
 *** Incorporated by reference to Amendment No. 3 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on March 1, 2000.
**** Incorporated by reference to Amendment No. 4 to the registration statement on Form S-4, Registration Nos. 333-92271, 333-92271-01 and 333-92271-02,
     filed by US Unwired Inc., Louisiana Unwired, LLC and Unwired Telecom Corp. on March 14, 2000.
+   To be filed by amendment.